This prospectus supplement and the related prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-76880
Subject to Completion, Dated September 23, 2004

Prospectus supplement (to prospectus dated September 23, 2004)

$600,000,000 Principal Amount at Maturity of Contingent Convertible Notes due 2014

The notes are convertible, at your option, prior to the maturity date into cash and shares of our common stock in the following circumstances:

•	at any time following September ●, 2013;

•	during any calendar quarter commencing after the issuance of the notes, if the closing sale price of our common stock over a specified number of trading days during the previous calendar quarter is more than 120% of the Conversion Price of the notes in effect on the last trading day of the previous calendar quarter;

•	during the five trading day period after any five consecutive trading day period in which the average trading price of the notes per $1,000 principal amount at maturity for each day of such period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the Conversion Rate described below; or

•	upon the occurrence of specified corporate transactions, as discussed under “Description of the Notes— Conversion Rights— Conversion upon Specified Corporation Transactions.”

Holders may convert any outstanding notes into cash and shares of our common stock at an initial Conversion Price per share of ●, which represents a Conversion Rate of approximately ● shares of common stock per $1,000 principal amount at maturity of notes. Subject to certain exceptions described under “Description of the Notes,” at the time notes are tendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, to be received by the tendering holders will be determined by multiplying the Conversion Rate by the Five Day Average Closing Stock Price, which equals the average of the five consecutive trading day closing stock prices including and immediately following the second trading day following the day the notes are submitted for conversion. We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the Conversion Value and (b) the accreted principal amount of the notes to be converted and (2) if the Conversion Value is greater than the Principal Return, an amount in shares (the “Net Shares”), determined as set forth below, equal to the difference between the Conversion Value and the Principal Return (the “Net Share Amount”). Calpine will pay the Principal Return and deliver the Net Shares as promptly as practicable after determination of the Conversion Value. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Average Closing Stock Price. If you convert your notes prior to maturity, we may choose, under certain circumstances, to redeem your notes rather than convert them for a price equal to the Principal Return, to be paid in cash, and a number of shares equal to the Net Shares, as described above.

The issue price per note is $839 per $1,000 principal amount at maturity. The notes will bear regular cash interest at a rate of 6% per annum on $1,000 per note or $60 per year. Regular cash interest on the notes is payable semiannually on March ● and September ● of each year, beginning on March ●, 2005. However, no interest will be paid on or accrue for the interest periods corresponding to the March ● and September ●, 2007, 2008 and 2009 interest payment dates. Instead, beginning on September ●, 2006, the original principal amount of $839 per note will increase daily until September ●, 2009 by $0.1469 per note to $1,000 principal amount. Thereafter, the principal amount of the notes will not increase.

The notes will mature on September ●, 2014. Upon a Change of Control, as defined in the indenture governing the notes, holders may require us to repurchase all of their notes for a repurchase price in cash equal to the accreted principal amount of the notes plus accrued and unpaid cash interest up to but not including the date of repurchase.

Concurrently with this offering of the notes, we are offering, by means of a separate prospectus supplement, 89,000,000 shares of our common stock all of which are being borrowed by Deutsche Bank Securities Inc., as agent for Deutsche Bank AG (London), in a transaction registered under the Securities Act of 1933, as amended. Calpine will not receive any proceeds of that offering of common stock.

We do not intend to apply for listing of the notes or for inclusion of the notes in any automated quotation system. Our common stock trades on The New York Stock Exchange under the symbol “CPN”. The last reported sale price for our common stock on September 20, 2004 was $3.61.

Investing in the notes and our common stock issuable upon the conversion or redemption of the notes involves certain risks. See “Risk Factors” beginning on page S-28.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Price per $1,000 principal amount at maturity: 83.9% PLUS ACCRUED CASH INTEREST, IF ANY

		Underwriting Discounts
	Price to Public	and Commissions	Proceeds to Company
Per Note	83.9%	●	●
Total	$503,400,000	●	●

The underwriter may purchase up to $90,000,000 in aggregate principal amount at maturity of additional notes at the public offering price solely to cover over-allotments.

The underwriter expects to deliver the notes in book-entry form through The Depositary Trust Company and its participants on or about ●, 2004.

Deutsche Bank Securities

Sole Book-Running Manager

The date of this prospectus supplement is ●, 2004

PROSPECTUS SUPPLEMENT

PROSPECTUS

      You should rely only on the information contained in this prospectus supplement, the prospectus to which it relates or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus supplement may only be accurate on the date of this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the notes being offered by us. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless we have indicated otherwise, references in this prospectus supplement or the accompanying prospectus to “Calpine,” “the Company,” “we,” “us” and “our” or similar terms are to Calpine Corporation and its consolidated subsidiaries, excluding Calpine Capital Trust V, Calpine Capital Trust IV, Calpine Capital Trust III, Calpine Capital Trust II and Calpine Capital Trust. Unless we have indicated otherwise, references hereafter in this prospectus supplement or the accompanying prospectus to “$” or “dollar” are to the lawful currency of the United States.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained or incorporated by reference in this prospectus supplement and the prospectus to which it relates are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management’s intents, beliefs or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

      Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following:

•	the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto;

•	the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity and the impact of related derivatives transactions;

•	supply of and demand for power in the markets served by our power generation facilities, including the potential effects of unseasonable weather patterns that result in reduced demand for power and unscheduled outages of our power generation facilities;

•	economic slowdowns, which can adversely affect consumption of power by businesses and consumers;

•	the inability to commence commercial operation of new facilities, whether as a result of failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations, inability to obtain project financing on acceptable terms or otherwise;

•	our ability to accurately estimate future costs;

•	development of lower-cost power plants or of a lower-cost means of operating a fleet of power plants by our competitors;

•	our ability to market and sell power from power plants in the evolving energy market;

•	the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves, and legal title, regulatory, gas administration, marketing and operational factors relating to the extraction of natural gas;

•	our ability to accurately estimate oil and gas reserves;

•	reduced liquidity in the trading and power industry;

•	our ability to access the capital markets on attractive terms or at all;

•	our ability to accurately estimate sources and uses of cash, which estimates are based on current expectations;

•	the direct or indirect effects on our business of a lowering of our credit rating (or actions we may take in response to changing credit rating criteria), including increased collateral requirements, refusal by our current or potential counterparties to enter into transactions with us and our inability to obtain credit or capital in desired amounts or on favorable terms;

•	possible future claims, litigation and enforcement actions pertaining to the foregoing;

•	effects of the application of regulations, including changes in regulations or the interpretation thereof;

•	other risks identified in this prospectus supplement; and

•	other risks identified from time to time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K/A for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement and the prospectus to which it relates.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SUMMARY

      This summary highlights material information regarding this offering. This summary may not contain all the information that may be important to you. You should read the entire prospectus and prospectus supplement, including the risk factors, financial data and related notes, and the documents incorporated by reference herein, before making an investment decision. Unless the context otherwise indicates, references in this prospectus supplement to our “Annual Report on Form 10-K/A for the year ended December 31, 2003” means our Amendment No. 2 to the Annual Report on Form 10-K for the year ended December 31, 2003, filed on Form 10-K/A on September 22, 2004. You should pay special attention to the “Risk Factors” section beginning on page S-28 of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

Our Business

      We are a San Jose, California based power company engaged in the development, construction, ownership and operation of power generation facilities and the sale of electricity, predominantly in the United States, but also in Canada, Mexico and the United Kingdom. We were established as a corporation in 1984. We focus on two efficient and clean types of power generation technologies: natural gas-fired combustion turbine and geothermal. We currently lease and operate a significant fleet of geothermal power plants at The Geysers, and have increased our operating portfolio of clean burning natural gas power plants by 17,502 megawatts, or MW, over the past three years.

      Power Plants. Currently, we own interests in 91 power plants having a net capacity of 26,206 MW. We also have 12 gas-fired projects currently under construction having a net capacity of 5,751 MW. The completion of these new projects would give us interests in 103 power plants located in 23 states, three Canadian provinces, Mexico and the United Kingdom, having a net capacity of 31,957 MW. Of this total generating capacity, 98% will be attributable to gas-fired facilities and 2% will be attributable to geothermal facilities.

      Natural Gas Assets. We have in place an experienced gas production management team that manages the nearly 472 billion cubic feet equivalent, or Bcfe, of proved gas reserves we own (calculated based on reserves as of December 31, 2003, as adjusted to reflect the recent sales of certain of our gas reserves). Our reserves are located primarily in California, South Texas and Gulf Coast regions, all of which are major oil and gas producing regions in North America. Approximately 96% of our North American proved reserves are natural gas. In addition to our ability to produce over 120 million cubic feet equivalent, or MMcfe, of natural gas per day, we own or control approximately 118,000 net undeveloped acres (calculated as of December 31, 2003, with adjustments to reflect the recent sales of certain of our gas reserves and recent acreage expirations) that are available for future exploration or drilling activity. For more information about the recent sales of certain of our gas reserves, see “—Recent Developments—Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility.”

      Calpine Energy Services L.P. Our wholly-owned subsidiary, Calpine Energy Services L.P., or CES, provides the trading and risk management services needed to schedule our power sales and to best assure that fuel is delivered to our power plants on time to meet delivery requirements and to optimize the value of our power and gas assets.

      Complementing CES’s activities, we have recently reorganized our sales and marketing organization to better meet the needs of our growing list of wholesale and large retail electric customers. We focus our sales activities on load serving entities such as local utilities, municipalities and cooperatives, as well as on large-scale end-users, such as industrial and commercial companies. As a general goal, we seek to have 65% of our available capacity sold under long-term contracts or hedged by our risk management group.

      Power Contract Portfolio. As of June 30, 2004, our contractual portfolio consisted of 152 contracts covering 105 customers with a weighted average investment grade credit rating. The weighted average life of the contracts in the portfolio is approximately seven years. As of June 30, 2004, we had approximately 46% of our estimated generation capacity sold for 2005.

Other Business Segments Supporting Our Operations

      We also continue to strengthen our system operations management and information technology capabilities to enhance the economic performance of our portfolio of assets in our major markets and to provide load-following and other ancillary services to our customers. These operational optimization systems, combined with our sales, marketing and risk management capabilities, enable us to add value to traditional commodity products in a way that not all competitors can match.

      Our construction organization has assembled an experienced team of construction management professionals to ensure that our projects are built using our standard design specifications reflecting our exacting operational standards. We have established relationships with leading equipment manufacturers for gas turbine generators, steam turbine generators, heat recovery steam generators and other key equipment. We will continue to leverage these capabilities and relationships to assure that our power plants are completed on time and are the best built and lowest cost energy facilities possible.

      With a vision of enhancing the performance of our modern portfolio of gas-fired power plants and lowering our replacement parts maintenance costs, we have fostered the development of our wholly owned subsidiary, Power Systems Manufacturing, to design and manufacture high performance combustion system and turbine blade parts. Power Systems Manufacturing also provides high quality turbine replacement parts to the industry. It offers a wide range of low emissions combustion systems and advanced airfoils designed to be transparently compatible for retrofitting or replacing existing combustion systems or components operating in General Electric and Siemens Westinghouse turbines.

      In 2003, we expanded our energy services capabilities with the acquisition of Netherlands-based Thomassen Turbine Systems. Thomassen Turbine Systems complements Calpine’s broad array of energy services by selling combustion turbine component parts and repair services worldwide.

      We established Calpine Power Services to offer the unique skills that we have developed in building and operating our own power plants to third party customers. We are now selling, and have received contracts for, various engineering, procurement, construction management, plant commissioning, operations, and maintenance services through Calpine Power Services.

The Market

      The electric power industry represents one of the largest industries in the United States and impacts nearly every aspect of our economy, with an estimated end-user market of nearly $260 billion of electricity sales in 2003 based on information published by the Energy Information Administration of the Department of Energy. Historically, the power generation industry has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. However, industry trends and regulatory initiatives have transformed some markets into more competitive grounds where load-serving entities and end-users may purchase electricity from a variety of suppliers, including independent power producers, power marketers, regulated public utilities and others. The power industry has become generally deregulated at the wholesale level allowing generators to sell directly to the load-serving entities, such as public utilities, municipalities and electric cooperatives. Although industry trends and regulatory initiatives aimed at further deregulation have slowed, the power industry continues to transform into a more competitive market.

      The North American Electric Reliability Council estimates that in the United States, peak (summer) electric demand in 2003 totaled approximately 720,000 MW, while summer generating capacity in 2003 totaled approximately 912,000 MW, creating a peak summer reserve margin of 192,000 MW, or 26.7%. Historically, utility reserve margins have been targeted to be 15% above peak demand to provide for load forecasting errors, scheduled and unscheduled plant outages and local area grid protection. The United States market consists of regional electric markets not all of which are effectively interconnected, so reserve margins vary from region to region. Some regions have margins well in excess of the 15% target range, while other regions remain short of ideal reserve margins. The estimated 192,000 MW of reserve margin in 2003 compares to an estimated 120,000 MW in 2002. The increase is due in large part to the start-up of new low-cost, clean-burning, gas-fired power plants.

      Even though most new power plants are fueled by natural gas, the majority of power generated in the U.S. is still produced by coal and nuclear power plants. The Energy Information Administration has estimated that approximately 51% of the electricity currently generated in the U.S. is fueled by coal, 20% by nuclear sources, 17% by natural gas, 7% by hydro, and 5% from fuel oil and other sources. As regulations continue to evolve, many of the current coal plants will likely be faced with installing a significant amount of costly emission control devices. This activity could cause some of the oldest and dirtiest coal plants to be retired, thereby allowing a greater proportion of power to be produced by cleaner natural gas-fired generation.

      Due primarily to the completion of gas-fired combustion turbine projects, we have seen increased power supplies and higher reserve margins in the last two years accompanied by a decrease in liquidity in the energy trading markets and a general lessening of enthusiasm for investing in energy companies. In 2003, while electricity prices generally increased, the cost of natural gas grew at an even greater rate, further depressing spark spreads (the margin between the value of the electricity sold and the cost of fuel to generate that electricity) from the low levels in 2002.

      Based on strength in residential and commercial demand, overall national consumption of electricity for the period from January 1, 2004 through September 4, 2004 is estimated to have been approximately 1.38% higher than it was for the same period in 2003, according to Edison Electric Institute published data. The growth rate for calendar year 2003 was 1.8%. The growth rate in supply is diminishing with many developers canceling or delaying completion of their projects as a result of current market conditions. The supply and demand balance in the natural gas industry continues to be strained with gas prices rising to over $6.40 per million British thermal units, or MMbtu, in the first half of 2004, compared to an average of approximately $5.50 per MMbtu in 2003 and $3.00 per MMbtu in 2002. Overall, we expect the market to continue to work through the current oversupply of power in several regions within the next few years. As the supply-demand dynamics improve, we expect to see spark spreads improve.

Strategy

      Our vision is to become North America’s largest and most profitable power company and ultimately become a major worldwide power company. In achieving our corporate strategic objectives, the number one priority for our company is maintaining the highest level of integrity in all of our endeavors.

      Our timeline to achieve our strategic objectives is flexible and will be guided by our view of market fundamentals. When necessary, we will slow or delay our growth activities in order to assure that our financial health is secure and our investment opportunities meet our long-term rate of return requirements.

Near-Term Objectives

      Our ability to adapt as needed to market dynamics has led us to develop a set of near-term strategic objectives that continue to guide our activities until market fundamentals improve. These include:

•	Continue to focus on our liquidity position as our second highest priority after integrity;

•	Complete our 2004 refinancing program, which includes refinancing the Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES, including the redemption of our HIGH TIDES I and HIGH TIDES II with the proceeds of this notes offering;

•	Complete our current construction program and start construction of new projects in strategic locations only when financing is available and attractive returns are expected;

•	Continue to lower operating and overhead costs per megawatt hour produced and improve operating performance with an increasingly efficient power plant fleet; and

•	Utilize our marketing and sales capabilities to selectively increase our power contract portfolio.

Longer-Term Objectives

      We plan on realizing our strategy by (i) achieving the low-cost position in the industry by applying our fully integrated areas of expertise to the cost-effective development, construction, financing, fueling and operation of efficient power generation facilities and by achieving economies of scale in general and administrative and other support costs, and (ii) enhancing the value of the power we generate in the marketplace (a) by operating our plants as a system, (b) by selling directly to load-serving entities and, to the extent allowable, to industrial customers, in each of the markets in which we participate, (c) by offering load-following and other ancillary services to our customers, and (d) by providing effective marketing, risk management and asset optimization activities through CES and marketing and sales organizations.

      Our “system approach” refers to our ability to cluster our standardized, efficient power generation assets within a given energy market and sell the energy from that system of power plants, rather than using “unit specific” marketing contracts. The clustering of standardized power generation assets allows for significant economies of scale to be achieved. Specifically, construction costs, supply chain activities such as inventory and warehousing costs, labor and fuel procurement costs can all be reduced with this approach. The choice to focus on highly efficient and clean technologies reduces our fuel costs, a major expense when operating power plants. Furthermore, our lower-than-market heat rate (high efficiency advantage) provides us with a competitive advantage, particularly in times of rising fuel prices. Finally, utilizing our system approach in a sales contract means that we can provide power to a customer from whichever plant in the system is most economical at a given period of time. In addition, the operation of plants can be coordinated when increasing or decreasing power output throughout the day to enhance overall system efficiency, thereby enhancing the heat rate advantage already enjoyed by the plants. In total, this approach lays a foundation for a sustainable competitive cost advantage in operating our plants.

      The integration of gas production, trading, and marketing activities achieves additional cost reductions while simultaneously enhancing revenues. Our fleet of natural gas burning power plants requires a large amount of gas to operate. Our fuel strategy is to produce a portion of our fuel generation requirements from our own gas reserves to provide a natural hedge against gas price volatility, while providing a secure and reliable source of fuel and lowering our fuel costs over time. The ownership of gas provides our CES risk management organization with additional flexibility when structuring fixed price transactions with our customers.

      Recent trends confirm that both buyers and sellers of power benefit from signing long-term power contracts and avoiding the severe volatility often seen with power prices. The trend toward signing long-term contracts is creating opportunities for companies, such as ours, that own power plants and gas reserves to negotiate directly with buyers (end users and load serving entities) that need power, thereby bypassing the trading middlemen, many of whom are now exiting the market.

      Our marketing and sales organization is dedicated to serving wholesale and industrial customers with reliable, cost-effective electricity and a full range of services. The organization offers customers: (i) wholesale bulk energy; (ii) firm supply energy; (iii) fully dispatchable energy; (iv) full service requirements energy; (v) renewable energy; (vi) energy scheduling services; (vii) engineering, construction, operations and maintenance services; and (viii) critical reliability energy services. Our physical, financial and intellectual assets and our generating facilities that are pooled into unique energy centers in key markets, enable us to create customizable energy solutions for our customers. For example, our wholesale energy products deliver power when, where and in the capacity our customers need. Our power marketing experience gives us the know-how to structure innovative deals that meet our customers’ particular requirements. Our highly tailored, yet understandable energy contracts help customers offset pricing risk and other variables. Our “Virtual Power Plant” projects provide customers with an energy resource that is reliable and flexible. They give customers all of the advantages of owning and operating their own plants without many of the risks, by gaining access to a portfolio of highly efficient generation assets and by implementing our IT solutions to allow power to be dispatched as needed. Our marketing and sales organization is currently pursuing 21,000 MW of active opportunities with 135 customers across the United States. This customer base includes municipalities, cooperatives, investor owned utilities, industrial customers and commercial customers across the United States.

      Our financing strategy includes an objective to achieve and maintain an investment grade credit and senior bond rating from the major rating agencies within the next several years. We intend to employ various approaches for extending or refinancing existing credit facilities and for financing new plants, with a goal of retaining maximum system operating flexibility. The availability of capital at attractive terms will be a key requirement to enable us to develop and construct new plants. We have successfully adjusted to recent market conditions by taking near-term actions focused on liquidity. We have been very successful throughout 2003 and 2004 at selling certain less strategically important assets, monetizing several contracts, issuing convertible and non-convertible senior notes, buying back our debt and raising capital with non-recourse project financing.

Concurrent Transactions

      Offering of Shares of Our Common Stock and Share Lending Agreement. Concurrently with this offering of the notes, we are offering 89 million shares of our common stock by means of a separate prospectus supplement in an offering registered under the Securities Act. Deutsche Bank Securities Inc., or DB, the underwriter of the notes offered hereby, will act as the underwriter for that offering. We expect that delivery of our common stock will be made on or about        ●       , 2004. The shares of common stock to be sold in that offering will be lent to an affiliate of DB by us pursuant to a share lending agreement among us, DB and such affiliate. Under that agreement, DB will be entitled to borrow, from time to time, any shares of common stock not initially borrowed and offer and sell such shares pursuant to our shelf registration statement or loan shares to others. DB will receive all of the proceeds from all such common stock offerings and lending transactions. See “Description of Share Lending Agreement.”

      Offering of $785 Million of First Priority Senior Secured Notes. Concurrently with this offering of the notes, we are offering $785 million in aggregate principal amount of our  ● % first priority senior secured notes due 2014, which we refer to as the “senior secured notes,” in a transaction exempt from registration under Rule 144A of the Securities Act. The senior secured notes will be secured by first priority liens on all of the assets now owned or hereafter acquired directly by Calpine Corporation, except for assets that are specifically excluded from the collateral, and by pledges by Calpine Corporation of the equity of its direct, wholly-owned subsidiaries, except for certain excluded subsidiaries. Additionally, the senior secured notes will be guaranteed on a limited basis by Quintana Canada Holdings, LLC, one of our U.S. subsidiaries. We intend to use the proceeds from the offering of the senior secured notes for general corporate purposes, which may include the retirement of certain of our outstanding debt securities and to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, certain property or assets of us or certain of our subsidiaries. The senior secured notes will be offered in the United States in a private placement transaction under Rule 144A of the Securities Act. The senior secured notes have not been registered under the Securities Act, and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

      Repurchase of 4.75% Contingent Convertible Notes due 2023. We have agreed to repurchase from DB or an affiliate of DB $266 million in aggregate principal amount of our 4.75% Contingent Convertible Senior Notes due 2023 at a price equal to approximately $220 million (which price is subject to change depending on market conditions at the time of purchase).

Recent Developments

      In addition to the recent developments described below, please see the recent developments described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference in this prospectus supplement.

      Amendments to Annual Report for Year Ended December 31, 2003 and Quarterly Report for Quarter Ended March 31, 2004. We amended our Annual Report on Form 10-K for the year ended December 31, 2003 on September 13, 2004 and again on September 22, 2004. References in this prospectus supplement to our Annual Report on Form 10-K/ A for the year ended December 31, 2003 means our Amendment No. 2 to the Annual Report on Form 10-K, filed on Form 10-K/A on September 22, 2004. We also amended our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 on September 13, 2004. The amendments were made in connection with the SEC’s review of our registration statement on Form S-3, relating to the resale of our 4.75% Contingent Convertible Notes, and certain of our filings incorporated by reference in that registration statement. Our consolidated financial statements did not change as a result of the amendments related to the SEC’s review but certain of the disclosure included in the amended reports was revised or expanded. Unrelated to the SEC’s review, the amendments also made certain reclassifications to our consolidated balance sheets. See “Reclassifications” in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and Note 2 of the Notes to Consolidated Condensed Financial Statements included in our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, each of which is incorporated by reference herein. For more information about the amendments generally, see “Explanatory Note” in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004.

      Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility. On September 1, 2004, we completed the sale of all of our right, title and interest in our oil and gas properties and associated assets in New Mexico and Colorado (except for the Kitzmiller property of Calpine Natural Gas L.P. located in the northwest part of Colorado, which was retained), including our leases, minerals, overrides, easements, wells, contracts, and personal property. These New Mexico and Colorado properties were sold, effective July 1, 2004, for approximately $140 million and approximately $83 million, respectively, subject, in each case, to certain post-closing adjustments, including for certain title defects claimed by the purchaser. Such properties and assets represent approximately 120 Bcfe of proved reserves, producing approximately 16.3 MMcfe of net gas per day.

      On September 2, 2004, we completed the sale, effective as of July 1, 2004, of all of our Canadian natural gas reserves and petroleum assets, together with certain units of the Calpine Natural Gas Trust, for a total purchase price of approximately $625 million, less adjustments to reflect the September 2, 2004 closing date. (The purchase price takes into account a foreign exchange hedge established in connection with this transaction). As of September 2, 2004, these assets represented approximately 221 Bcfe of proved reserves, producing approximately 61 MMcfe of net gas per day. Also included in this sale was our 25% interest in approximately 80 Bcfe of proved reserves (net of royalties) and 32 net MMcfe per day of production owned by the Calpine Natural Gas Trust. Following the closing of the sale of our oil and gas assets in Canada, $225.0 million of the net cash proceeds was repatriated to the United States. This dividend triggered an additional U.S. tax provision of approximately $90.0 million, which will be recorded by Calpine in the third quarter of 2004. Additionally, as a result of the sale of the Canadian oil and gas assets, we expect that Calpine’s effective tax rate will be negatively impacted in 2004 and future periods due to the inability to realize certain tax benefits.

      All of the proceeds from the U.S. gas asset sales and a portion of the proceeds from the Canadian gas sales were used to repay all amounts outstanding under our existing senior secured credit facility and to terminate the revolving commitments thereunder. A portion of the proceeds from the Canadian gas asset sale was also used to cash collateralize the $144.8 million of letters of credit outstanding under that agreement. See “Description of Other Indebtedness—Repayment and Termination of Senior Secured Credit Facility.” Remaining proceeds from the Canadian gas asset sale will be used in accordance with the asset sale provisions of our existing bond indentures. Following the repayment of our existing secured credit facility, we expect to issue new secured first priority lien debt that will rank senior to our other outstanding secured debt. See “Concurrent Transactions—Offering of $785 Million of First Priority Senior Secured Notes” above.

      Letter of Credit Facility of Calpine Energy Management L.P. On August 5, 2004, our indirect wholly owned subsidiary, Calpine Energy Management L.P., entered into a $250.0 million letter of credit facility with Deutsche Bank (rated Aa3/ AA-) that expires in October 2005. Deutsche Bank will guarantee Calpine Energy Management L.P.’s power and gas obligations by issuing letters of credit under the facility. Receivables generated through power sales will serve as collateral to support the letters of credit. Calpine Energy Management L.P.

was created to facilitate short-term gas and power purchases and sales transactions ranging from the hourly market up to one month forward.

      Refinancing of Rocky Mountain and Riverside. On June 29, 2004, our indirect wholly owned subsidiaries, Rocky Mountain Energy Center, LLC and Riverside Energy Center, LLC, issued $633.4 million of First Priority Secured Floating Rate Term Loans due 2011 and entered into a $28.1 million letter of credit-linked deposit facility. Net proceeds from the loans, after transaction fees and expenses, were used to refinance amounts outstanding under the $250.0 million non-recourse project financing for our Rocky Mountain facility and the $230.0 million non-recourse project financing for our Riverside facility, and to pay final construction costs for those facilities. In connection with this refinancing, we wrote off $13.2 million in deferred financing costs. In addition, approximately $160.0 million was used to reimburse Calpine for costs incurred in connection with the development and construction of the Rocky Mountain and Riverside facilities. We also received approximately $79.0 million in proceeds via a combination of cash and increased credit capacity as a result of the elimination of certain reserves and cancellation of letters of credit associated with the original non-recourse project financings.

      Financing by Power Contract Financing III, LLC. On June 2, 2004, our indirect wholly owned subsidiary, Power Contract Financing III, LLC, issued $85.0 million aggregate amount at maturity of zero coupon notes collateralized by its ownership interest in Power Contract Financing, L.L.C. Power Contract Financing III, LLC owns all of the equity interests in Power Contract Financing, L.L.C., which holds the California Department of Water Resources I contract that was monetized in June 2003 and maintains a debt reserve fund. We received cash proceeds of approximately $50.0 million from the issuance of the zero coupon notes.

      Repurchases of Outstanding Debt. In transactions initiated from January 1, 2004 through September 17, 2004, we repurchased $222.3 million of the principal amount of our outstanding debt and the HIGH TIDES preferred securities as listed below:

•	$38.9 million of 8 1/4% Senior Notes due 2005;

•	$11.0 million of 7 3/4% Senior Notes due 2009;

•	$40.7 million of 8 1/2% Senior Notes due 2008;

•	$9.0 million of 8 1/2% Senior Notes due 2011;

•	$7.7 million of 10 1/2% Senior Notes due 2006;

•	$40.0 million of 5 3/4% HIGH TIDES I; and

•	$75.0 million of 5 1/2% HIGH TIDES II.

      The securities were repurchased in exchange for approximately $83.8 million in cash and approximately 24.3 million shares of our common stock valued at approximately $112.5 million.

      Restructuring and Sale of Power Contracts with Jersey Central Power & Light Company. On May 26, 2004, the existing toll arrangements between Jersey Central Power & Light Company and our Newark and Parlin power plants were terminated. In connection with this termination, Utility Contract Funding II, LLC, a wholly-owned subsidiary of CES, entered into a long-term power purchase agreement with Jersey Central Power & Light Company and was then sold. A portion of the proceeds from these transactions was used to retire project financing debt of $78.8 million. The aggregate pre-tax gain, net of transaction costs and the write-off of unamortized deferred financing costs, was $171.5 million.

      Refinancing of Calpine Generating Company, LLC. On March 23, 2004, our wholly-owned subsidiary, Calpine Generating Company, LLC, which was formerly Calpine Construction Finance Company II, LLC, which we refer to as CalGen or CCFC II, completed its offering of senior secured term loans and notes. The term loans and notes are secured through a combination of pledges of the equity interests in CalGen and its first tier subsidiary, CalGen Expansion Company, by the assets of CCFC II’s power generating facilities (other than its Goldendale facility) and related assets located throughout the United States. The lenders’ recourse is limited to such security, and none of the indebtedness is guaranteed by Calpine.

      We realized net proceeds from the offerings (after payment of transaction fees and expenses, including the fee payable to Morgan Stanley in connection with an index hedge) in the approximate amount of $2.3 billion. Net proceeds from the offerings were used to refinance amounts outstanding under CCFC II’s $2.5 billion revolving construction credit facility, which was scheduled to mature in November 2004, and to pay transaction fees and expenses associated with the refinancing. Concurrent with the refinancing, CCFC II amended and restated its credit facility to reduce the commitments under the facility to $200.0 million and extend its maturity to March 2007. Outstanding indebtedness and letters of credit under the credit facility totaled approximately $2.4 billion at the refinancing date.

      Merger of Quintana Minerals (USA), Inc. and JOQ Canada, Inc. into Quintana Canada Holdings, LLC. On September 3, 2004, two of our U.S. subsidiaries, Quintana Minerals (USA), Inc. and JOQ Canada, Inc., each a Delaware corporation, merged into one of our other U.S. subsidiaries, Quintana Canada Holdings, LLC, a Delaware limited liability company. Before the merger, all three of the subsidiaries guaranteed our second priority notes and term loans on a limited basis. Quintana Canada Holdings, LLC will continue to guarantee our second priority notes and term loans on a limited basis.

      $360 Million Preferred Equity Offering. On September 17, 2004, we announced that Calpine (Jersey) Limited, a new company being formed as our indirect, wholly owned subsidiary, intends to commence an offering of $360 million of two-year redeemable preferred shares. The offering is subject to the receipt of certain regulatory approvals. We intend to initially loan the proceeds of the offering to our 1,200 MW Saltend cogeneration power plant located in Hull, Yorkshire, England, and the payments of principal and interest on the loan will fund payments on the redeemable preferred shares. The net proceeds of the offering will ultimately be used as permitted by the terms of our outstanding debt securities. The redeemable preferred shares will be offered in the United States in a private placement transaction under Regulation D of the Securities Act and outside of the United States under Regulation S of the Securities Act. The redeemable preferred shares have not been registered under the Securities Act, and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

Recent Results

      On August 9, 2004, the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference in this prospectus supplement. As disclosed therein, Calpine recorded a net loss of approximately $28.7 million for the quarter ended June 30, 2004, compared to the net loss of approximately $23.4 million recorded for the quarter ended June 30, 2003. Total revenue for the quarter increased to approximately $2.31 billion from approximately $2.17 billion for the quarter ended June 30, 2003. The increase in total revenue was attributable to an increase in electricity and steam revenue due to the completion, operation and expansion of new plants and facilities, and in sales of purchased gas for hedging and optimization due to higher volumes and higher prices of natural gas as compared to the same period in 2003.

      For the quarter ended June 30, 2004, gross profit decreased by $107.9 million, or 61%, to $67.7 million for the quarter ended June 30, 2004. The gross profit decrease is the result of lower per megawatt-hour spark spreads realized during the three months ended June 30, 2004, and additional costs associated with new power plants coming on line. For the three months ended June 30, 2004, Calpine generated 22.1 million megawatt-hours, which equated to a baseload capacity factor of 47%, and realized an average spark spread of $21.91 per megawatt-hour. We calculate our average spark spread by subtracting our adjusted fuel expense (including our equity gas benefit) from adjusted electricity and steam revenue and dividing the difference by total generated megawatt-hours in the applicable period. For further information regarding how we calculate our average spark spread, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Performance Metrics,” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference herein. For the same period in 2003, Calpine generated 17.5 million megawatt-hours, which equated to a capacity factor of 48%, and realized an average spark spread of $26.93 per megawatt-hour.

      In the quarter ended June 30, 2004, the company netted approximately $322 million from sales of purchased power for hedging and optimization with purchased power expense. This was due to the adoption on October 1, 2003, on a prospective basis, of new accounting rules related to presentation of non-trading derivative activity. Without this netting from sales of purchased power for hedging and optimization, total revenue would have grown by approximately 22% versus 7% as reported.

      Additional increases in power plant costs for the three months ended June 30, 2004, as compared to the three months ended June 30, 2003, include a $22.8 million increase in depreciation expense and a $64.0 million increase in plant operating expense. Also, during the three months ended June 30, 2004, financial results were affected by a $115.1 million increase in interest expense and distributions on trust preferred securities, as compared to the same period in 2003. This occurred as a result of higher debt balances, higher average interest rates and lower capitalization of interest expense as new plants entered commercial operation. The results for the three months ended June 30, 2003 included a gain of approximately $52.8 million in connection with terminating a tolling arrangement with a unit of Aquila on the Acadia facility.

Our Outstanding Senior Indebtedness

      We have now and, after the offering of the notes, will continue to have a significant amount of indebtedness. On June 30, 2004, after giving pro forma effect to this offering, the concurrent offering of our first lien senior secured notes and the repayment and termination of our existing senior secured credit facility, we would have had total indebtedness of $18.1 billion (of which $785 million would have consisted of the first lien senior secured notes and $3.7 million would have consisted of secured indebtedness to which the notes are subordinated). We have $11.8 billion of indebtedness and liabilities at the subsidiary level that is structurally senior to the notes, of which approximately $2.4 billion constitutes debt of Calpine Canada Energy Finance ULC and Calpine Canada Energy Finance II ULC. However, the primary assets of the ULC entities are guaranties of such debt from the Company, which guaranties constitute senior unsecured indebtedness that, along with our other senior unsecured indebtedness, rank equal in right of payment with the notes. See “Description of Other Indebtedness.”

      The following table provides information regarding our outstanding secured and unsecured indebtedness as of June 30, 2004 (in thousands):

	Principal Amount	As Adjusted Principal
	Outstanding at	Amount Outstanding at
	June 30, 2004 (1)(3)	June 30, 2004 (2)(3)

First Priority Senior Secured Notes
●% First Priority Senior Secured Notes Due 2014 (offered concurrently herewith)	$—	$785,000
4.6875% Senior Secured Notes Due 2007	198,500	—
5.1875% Letter of Credit Facility	100,000	—

Total First Priority Senior Secured Notes	$298,500	$785,000

	Principal Amount	As Adjusted Principal
	Outstanding at	Amount Outstanding at
	June 30, 2004 (1)(3)	June 30, 2004 (2)(3)

Second Priority Senior Secured Notes
8.50% Senior Notes Due 2010	$1,150,000	$1,150,000
8.75% Senior Notes Due 2013	900,000	900,000
6.89% Senior Notes Due 2007	744,375	744,375
6.89% Senior Notes Due 2007	496,250	496,250
9.875% Senior Notes Due 2011	392,655	392,655

Total Second Priority Senior Secured Notes	$3,683,280	$3,683,280

Unsecured Senior Notes
8.50% Senior Notes Due 2008 (4)	$1,925,257	$1,884,517
8.50% Senior Notes Due 2011	1,155,298	1,155,298
8.625% Senior Notes Due 2010	496,941	496,941
7.875% Senior Notes Due 2008	305,362	305,362
8.75% Senior Notes Due 2007	226,118	226,118
7.75% Senior Notes Due 2009	221,532	221,532
8.875% Senior Notes Due 2011 (GBP) (5)	218,093	218,093
7.625% Senior Notes Due 2006	214,627	214,627
8.25% Senior Notes Due 2005	185,868	185,868
10.50% Senior Notes Due 2006	158,925	158,925
8.75% Senior Notes Due 2007 (CAD) (4)	148,105	148,105
8.375% Senior Notes Due 2008 (EURO) (5)	147,530	147,530

Total Unsecured Senior Notes	$5,403,656	$5,362,916

Total Senior Notes	$9,385,436	$9,831,196

Total Convertible Unsecured Senior Notes
4.75% Convertible Senior Notes Due 2023	$900,000	$633,775
4.00% Convertible Senior Notes Due 2006	72,126	72,126
The Notes offered hereby (excluding the exercise of the underwriter’s over-allotment option)	—	503,400

Total Convertible Unsecured Senior Notes	$972,126	$1,209,301

CalGen Secured Notes and Term Loans	$2,448,907	$2,448,907

CCFCI Secured Notes and Term Loans	$787,869	$787,869

Financing of Rocky Mountain and Riverside Energy Centers
Riverside	$368,500	$368,500
Rocky Mountain	264,900	264,900

Total	$633,400	$633,400
Other Project Financings
Pasadena	$282,896	$282,896
Broad River	279,879	279,879
Gilroy Peakers	279,791	279,791
Pleasant Hill	177,530	177,530
Blue Spruce	119,800	119,800

	Principal Amount	As Adjusted Principal
	Outstanding at	Amount Outstanding at
	June 30, 2004 (1)(3)	June 30, 2004 (2)(3)

Otay Mesa	7,000	7,000

Total Other Project Financings	$1,146,896	$1,146,896

Preferred Equity Interests
Auburndale	$80,219	$80,219
King City	—	—
Gilroy Energy Center	70,603	70,603

Total Preferred Equity Interests	$150,822	$150,822

Monetization of Power Contracts
Power Contract Financing	$759,095	$759,095
Power Contract Financing III	49,867	49,867
Bonneville Power Administration	63,534	63,534

Total Monetizations	$872,496	$872,496

Siemens Westinghouse Vendor Financing	$45,319	$45,319
Other Notes Payable
Gilroy Cogen	$129,002	$129,002
Calpine Commercial Trust	34,425	34,425
Calpine Capital Trust	$1,153,500	517,500
Berks	6,030	6,030
Island Cogen	5,941	5,941
Thomassen	3,147	3,147
Contra Costa Water District	2,277	2,277
Cajalco Inland Empire	1,357	1,357
Corporate and Other Payables	719	719

Total Other Notes Payable	$1,336,398	$700,398

Capital Lease Obligations	$291,471	$291,471

Total Debt	$18,071,140	$18,118,075

Operating Lease Obligations	1,295,062	1,295,062

Total Debt and Operating Lease Obligations	$19,366,202	19,413,136

(1)	Principal amounts of unsecured senior notes denominated in currencies other than U.S. Dollars are shown as converted into U.S. dollars based upon applicable exchange rates at June 30, 2004.

(2)	Pro forma principal amount outstanding at June 30, 2004 reflects (a) the repurchase of certain of our senior notes and HIGH TIDES and the exchange of certain senior notes for shares of our common stock through September 17, 2004, (b) the repurchase of $266,225,000 aggregate principal amount of, plus accrued interest on, our 4.75% Contingent Convertible Notes due 2023, (c) the notes offered hereby (excluding the exercise of the underwriter’s over-allotment option) and (d) the concurrent offering of $785 million senior secured notes. The pro forma principal amount does not include the $360 million redeemable preferred shares relating to the Saltend project. See “Recent Developments— $360 Million Preferred Equity Offering.”

(3)	All numbers are reported net of original issue discount.

(4)	Issued by Calpine Canada Energy Finance ULC, a wholly owned subsidiary of Calpine, and guaranteed by Calpine.

(5)	Issued by Calpine Canada Energy Finance II ULC, a wholly owned subsidiary of Calpine, and guaranteed by Calpine.

The Offering

Notes Offered	$600 million aggregate principal amount at maturity ($690 million aggregate principal amount at maturity if DB exercises in full its over-allotment option to purchase additional notes) of Contingent Convertible Notes due 2014.

Issuer	Calpine Corporation.

Issue Price per Note	Each $1,000 principal amount at maturity of the notes will be sold at a price of $839.

Maturity of the Notes	The notes will mature on September ● , 2014.

Ranking	The notes will be our general unsecured obligations and will rank pari passu in right of payment with all of our existing and future senior unsecured obligations, including our obligations under our 4.75% Contingent Convertible Notes due 2023. However, the notes will be expressly subordinated in right of payment to all of our existing and future secured debt, including debt under our secured term loans, our senior secured credit facility and our various series of outstanding secured senior notes, including the senior secured notes being offered concurrently herewith.

In addition, because the notes will not be guaranteed by our subsidiaries, they will be effectively junior to all indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture will permit our subsidiaries to incur unlimited additional indebtedness other than with respect to certain restrictions on liens and sale and leaseback transactions.

As of June 30, 2004, on an as adjusted basis as described under “Capitalization,” we would have had approximately $6.1 billion of unsecured debt that would rank equally with the notes and approximately $4.5 billion of secured debt to which the notes would be expressly subordinated. We have approximately $11.8 billion of indebtedness and liabilities of our subsidiaries to which the notes would be effectively subordinated, of which approximately $2.4 billion constitutes debt of Calpine Canada Energy Finance ULC and Calpine Canada Energy Finance II ULC, which is guaranteed by the Company.

Interest	The notes will bear regular cash interest at a rate of 6% per annum on $1,000 principal amount ($60 per year), payable semi-annually on March ● and September ● of each year, beginning on March ● , 2005. However, no interest will be paid on or accrue for the interest periods corresponding to the March ● and September ● ,

2007, 2008 and 2009 interest payment dates. You will not receive any cash interest payments on those interest payment dates. However, commencing on September ● , 2006, the original principal amount of $839 per note will increase daily until September ● , 2009 by $0.1491 to the full accreted principal amount at maturity of $1,000 per note. Thereafter, the principal amount of notes will not increase. See “Description of the Notes— General.”

Conversion Rights	Holders may surrender notes for conversion into cash and shares of our common stock prior to the maturity date under the following circumstances:

• at any time following September ● , 2013;

• during any calendar quarter commencing after the issuance of the notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price per share of our common stock in effect on that 30th trading day;

• during the five trading day period after any five consecutive trading day period in which the trading price of $1,000 principal amount at maturity of the notes for each day of such five-day period was less than 95% of the product of the closing sale price of our common stock price on that day multiplied by the Conversion Rate; or

• upon the occurrence of specified corporate transactions described under “Description of the Notes— Conversion Rights— Conversion upon Specified Corporate Transactions.”

Upon the occurrence of the circumstances described above, holders may convert any outstanding notes into cash and shares of our common stock at an initial “Conversion Price” per share of $ ● , which represents the principal amount at maturity ($1,000 per note) divided by the “Conversion Rate” of approximately ● shares of common stock per $1,000 principal amount at maturity of notes. Subject to certain exceptions described in “Description of the Notes,” at the time notes are tendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, to be received by the tendering holders will be determined by multiplying the Conversion Rate by the Five Day Average Closing Stock Price (as

defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the Conversion Value and (b) the accreted principal amount of the notes to be converted and, (2) if the Conversion Value is greater than the Principal Return, an amount in shares (the “Net Shares”), determined as set forth below, equal to the difference between the Conversion Value and the Principal Return (the “Net Share Amount”). We will pay the Principal Return and deliver the Net Shares as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Average Closing Stock Price. The Five Day Average Closing Stock Price will be the average of the five consecutive trading day closing stock prices including and immediately following the second trading day following the day the notes are submitted for conversion.

Under certain circumstances, we may, in lieu of delivering the Principal Amount and Net Shares upon a conversion, elect to redeem the notes tendered for conversion at a redemption price equal to the Principal Amount and shares of our common stock equal to the Net Shares. See “Description of the Notes— Conversion Rights.”

If you elect to convert your notes in connection with certain changes of control, we will adjust the Conversion Price to increase the number of common shares you will receive upon conversion. See “Description of the Notes— Conversion Rights— Adjustment for Certain Changes of Control.”

In certain circumstances the Conversion Price will be subject to adjustment. See “Description of the Notes— Conversion Price Adjustments.” In addition, if we declare a cash dividend or distribution to all or substantially all of the holders of our common stock, the Conversion Price shall be decreased to equal the number determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price—Dividend Adjustment Amount) _____________________________________________ Pre-Dividend Sale Price

“Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preced-

ing the ex-dividend date for such dividend or distribution.

“Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock.

A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.

Upon conversion, the holder will not receive any additional cash payment representing accrued but unpaid cash interest.

Any shares of common stock received by holders upon conversion of the notes will convey the same rights as all of the other outstanding shares of our common stock.

See “Description of the Notes— Conversion Rights.”

Change of Control	If we undergo a Change of Control, you will have the option to require us to repurchase all of your notes for cash at a repurchase price equal to the accreted principal amount plus accrued but unpaid cash interest up to, but not including, the date of repurchase.

Sinking Fund	None.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $484.9 million ($557.7 million if DB exercises its over-allotment option to purchase additional notes in full) after fees and expenses. We intend to use the net proceeds to repurchase or redeem all of the outstanding 5.75% HIGH TIDES I and all of the outstanding 5.50% HIGH TIDES II issued by our Calpine Capital Trust subsidiaries and for the repayment, redemption or repurchase of a portion of certain of our other indebtedness, all in accordance with the terms and provisions of our outstanding indebtedness.

Certain United States Federal Income Tax Consequences	The notes are being issued with original issue discount for United States federal income tax purposes. Thus, U.S. holders will be required to include the amount of original issue discount in income on a constant yield basis periodically over the term of the notes (and at a different rate than principal accretion) irrespective of such holder’s general method of tax accounting. See discussion below under “Material United States Federal Income Tax Consequences—Taxation of U.S. Holders— Interest Income and Original Issue Discount.” Holders should consult their tax advisors regarding the federal, state, local and foreign tax consequences of ownership and disposition of the notes and common stock into which the notes are convertible.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, the Depositary Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the securities will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes— Book-Entry, Delivery and Form” and “Description of the Notes— Depositary Procedures.”

Listing of Calpine Common Stock	Our common stock is listed on The New York Stock Exchange under the symbol “CPN.”

SUMMARY OF CONSOLIDATED FINANCIAL DATA AND OTHER DATA

      We have derived the following summary historical financial data from our consolidated financial statements. The income statement data for the years ended December 31, 2001, 2002 and 2003 has been derived from our audited consolidated financial statements and related notes, which appear in our Annual Report on Form 10-K/A for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement. The income statement data for the six months ended June 30, 2003 and 2004 and the balance sheet data as of June 30, 2004 have been derived from our unaudited consolidated financial statements and related notes, which appear in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference in this prospectus supplement. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated financial statements. However, the results for the quarters presented below are not necessarily indicative of the results that may be expected for the full fiscal year. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

				(Unaudited)

				Six Months Ended
	Year Ended December 31,			June 30,

	2001	2002	2003	2003	2004

	(Dollars in thousands)
Summary Income Statement:
Revenue
Electric generation and marketing revenue	$5,717,736	$6,368,193	$7,409,931	$3,572,417	$3,435,358
Oil and gas production and marketing revenue	812,758	991,396	1,428,564	711,155	885,359
Trading revenue, net	151,738	21,485	(26,439)	22,282	(10,086)
Other revenue	32,697	10,787	107,483	25,386	46,741

Total revenue	6,714,929	7,391,861	8,919,539	4,331,240	4,357,372
Cost of Revenue
Electric generation and marketing expense	3,338,100	3,142,031	3,394,032	1,772,216	1,263,517
Oil and gas production and marketing expense	583,079	918,564	1,385,812	702,764	860,179
Fuel expense	1,150,786	1,752,901	2,564,742	1,174,778	1,630,490
Depreciation, depletion and amortization	309,373	453,411	583,912	272,771	311,203
Operating lease expense	99,519	111,022	112,070	55,860	54,762
Other expense	10,943	7,279	42,270	12,121	48,988

Total cost of revenue	5,491,800	6,385,208	8,082,838	3,990,510	4,169,139
Gross Profit	1,223,129	1,006,653	836,701	340,730	188,233
General and administrative expense	150,453	229,011	265,653	97,367	118,225
Equipment cancellation and asset impairment charge	—	404,737	64,384	19,309	2,367
Other (income) expense	60,560	50,429	(38,544)	(48,457)	18,899

Income from Operations	1,012,116	322,476	545,208	272,511	48,742
Interest expense	196,621	413,690	726,103	291,840	534,452
Distributions on trust preferred securities(1)	62,412	62,632	46,610	31,313	—
Interest (income) Income	(72,448)	(43,087)	(39,716)	(17,037)	(21,981)
Other (income) expense (income)	(55,049)	(149,504)	(297,408)	55,905	(194,231)

Income (Loss) before Provision (Benefit) for Income Taxes	880,580	38,745	109,619	(89,510)	(269,498)

				(Unaudited)

				Six Months Ended
	Year Ended December 31,			June 30,

	2001	2002	2003	2003	2004

	(Dollars in thousands)
Provision (Benefit) for income taxes	297,614	(14,945)	(134)	(21,596)	(146,553)
Income (Loss) before Discontinued Operations and Cumulative Effect of a Change in Accounting Principle	582,966	53,690	109,753	(67,914)	(122,945)
Discontinued operations, net	39,490	64,928	(8,674)	(7,997)	23,055
Cumulative effect of a change in accounting principle, net	1,036	—	180,943	529	—

Net Income (Loss)	$623,492	$118,618	$282,022	$(75,382)	$(99,890)

				(Unaudited)

				Six Months Ended
	Year Ended December 31,			June 30,

	2001	2002	2003	2003	2004

	(Dollars in thousands)
Reconciliation of GAAP net income (loss) to EBITDA, as adjusted (2):
GAAP net income (loss)	$623,492	$118,618	$282,022	$(75,382)	$(99,890)
Income from unconsolidated investments in power projects	(16,946)	(16,552)	(76,703)	(64,475)	(1,788)
Distributions from unconsolidated investments in power projects	5,983	14,117	141,627	121,015	14,697
Adjusted net income (loss)	612,529	116,183	346,946	(18,842)	(86,981)
Interest expense	196,622	413,690	726,103	291,840	534,452
1/3 of operating lease expense	33,173	37,007	37,357	18,620	18,254
Distributions on trust preferred securities (1)	62,412	62,632	46,610	31,313	—
Provision (benefit) for income taxes	297,614	(14,945)	(134)	(21,596)	(146,553)
Depreciation, depletion and amortization expense	319,884	474,225	608,182	285,503	350,413
Interest expense, provision for income taxes and depreciation from discontinued operations	90,601	92,544	3,390	1,184	12,338
EBITDA, as adjusted (2)	$1,612,835	$1,181,336	$1,768,454	$588,022	$681,923

Operating Statistics
Generating (baseload plus peaking) capacity, net (MW) (period ending)	11,024	19,056	22,130	22,351	26,285

(1)	Prior to the adoption of FASB Interpretation No. 46 (revised 2003), the HIGH TIDES were accounted for as a minority interest in our balance sheet and reflected as “Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts.” Distributions on the HIGH TIDES were reflected in the statements of operations as “distributions on trust preferred securities” through the third quarter of 2003. Upon the adoption of FIN 46-R, the Calpine Capital Trusts, which are the issuers of the HIGH TIDES and our wholly owned subsidiaries, were deconsolidated from our financial statements. Consequently, effective as of December 31, 2003, the HIGH TIDES are no longer shown on our consolidated balance sheet. Instead, the debentures issued by Calpine to the Calpine Capital Trusts in connection with the issuance of the HIGH TIDES are shown on our balance sheet as “notes payable to Calpine Capital Trusts.” The interest payments on the debentures are reflected in our statements of operations as interest expense.

(2)	This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt and to raise additional funds. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense (including distributions on trust preferred securities and one-third of operating lease expense, which is management’s estimate of the component of operating lease expense that constitutes interest expense), plus depreciation, depletion and amortization. The interest, tax and depreciation and amortization components of discontinued operations are added back in calculating EBITDA, as adjusted.

	(Unaudited)

	As of June 30, 2004

	Actual	As Adjusted (1)

	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$844,031	$1,737,300	(2)
Property, plant and equipment, net	21,031,174	20,447,791

Total assets	27,441,762	27,762,100
Notes payable and borrowings under lines of credit	1,100,713	1,100,713
Preferred interests	150,822	150,822

Capital lease obligation	291,471	291,471
Construction/project financing	5,017,072	5,017,072

Notes offered hereby	—	503,400
First priority senior secured notes due 2014	—	785,000
Senior secured credit facility	298,500	—
Second priority senior secured notes and term loans	3,683,280	3,683,280
Non-convertible senior unsecured notes	5,403,656	5,362,916
Convertible senior notes	972,126	705,901
Notes payable to Calpine Capital Trusts (3)	1,153,500	517,500
Total debt	18,071,140	18,118,075

Minority interests	350,561	350,561
Total stockholders’ equity	$4,600,891	$4,684,479

(1)	Adjusted to reflect the net effect of (a) the offering of $600 million of notes hereby (which amount does not include the underwriter’s overallotment option) and the use of proceeds therefrom, (b) the concurrent offering of our common stock, (c) the concurrent offering of our $785 million first priority senior secured notes and the use of proceeds therefrom, (d) the consummation of the sale of certain of our oil and gas assets in New Mexico and Colorado and all of our Canadian natural gas reserves and petroleum assets, and the use of proceeds therefrom, as described in “Summary—Recent Developments—Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility”, (e) the repurchase of $266,225,000 aggregate principal amount of, plus accrued interest on, our 4.75% Contingent Convertible Notes from DB, and (f) the repurchase of certain of our senior notes and HIGH TIDES and the exchange of certain of our senior notes for shares of Calpine common stock through September 17, 2004, as described in “Summary—Recent Developments—Repurchases of Outstanding Debt.” For more information, see “Use of Proceeds” and “Summary— Recent Developments.”

(2)	The “as adjusted” cash amount does not include the $360 million redeemable preferred shares relating to the Saltend Project. See “Recent Developments— $360 Million Preferred Equity Offering.”

(3)	“Notes payable to Calpine Capital Trusts” constitutes the debentures issued by Calpine to the Calpine Capital Trusts, our wholly owned subsidiaries, in connection with the issuance of the HIGH TIDES by the Calpine Capital Trusts. As of June 30, 2004, the liquidation amount outstanding of the HIGH TIDES was $1,153,500,000 and $132,500,000 in liquidation amount of the HIGH TIDES was held by Calpine. As adjusted to give effect to repurchases of HIGH TIDES through September 17, 2004 and the use of proceeds from this offering, there will be $517,500,000 in notes payable to Calpine Capital Trusts outstanding and $517,500,000 in liquidation amount of the HIGH TIDES will be outstanding, none of which will be held by Calpine.

SUMMARY OF PRO FORMA FINANCIAL DATA

          The following unaudited pro forma summary financial data present our consolidated operations, as adjusted to give effect to our recent sales of certain of our gas and petroleum assets. For more information about those transactions, see “Recent Developments — Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility.” The pro forma summary financial data for the six months ended June 30, 2004 and for the year ended December 31, 2003 give effect to those transactions as if they had occurred at January 1 of each of those periods. Certain amounts in the pro forma financial data have also been reclassified to conform to the 2004 presentation. These reclassifications did not occur as a result of the transactions involving our gas assets.

          The pro forma summary financial data presented below have been prepared based upon currently available information and certain assumptions that we believe are reasonable. These data are for information purposes only and are not necessarily indicative of the results of operations that would have been achieved if the transactions for which we are giving pro forma effect actually occurred on the dates referred to above, nor are such pro forma data necessarily indicative of the results of future operations, because such data are based on estimates of financial effects that may prove to be inaccurate over time. Operating results for the gas assets included in the transactions are their actual operating results from January 1 to their respective dates of sale.

          The following financial data should be read in conjunction with our Current Report on Form 8-K/A filed on September 14, 2004 and incorporated by reference herein, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our Annual Report on Form 10-K/ A for the year ended December 31, 2003 included as Appendix A to, and incorporated by reference in, this prospectus supplement, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, included as Appendix B to, and incorporated by reference in, this offering memorandum.

	Year Ended		Six Months Ended June 30,
	December 31, 2003		2004

	Actual	Pro Forma	Actual	Pro Forma

	(Dollars in thousands)
Summary Income Statement:

Revenue
Electric generation and marketing revenue	$7,409,931	$7,394,584	$3,435,358	$3,435,358
Oil and gas production and marketing revenue	1,428,564	1,380,058	885,359	864,493
Trading revenue, net	(26,439)	(26,439)	(10,086)	(10,086)
Other revenue	107,483	122,830	46,741	46,741

Total revenue	8,919,539	8,871,033	4,357,372	4,336,506
Cost of Revenue
Electric generation and marketing expense	3,394,032	3,424,501	1,263,517	1,263,517
Oil and gas production and marketing expense	1,385,812	1,355,021	860,179	842,555
Fuel expense	2,564,742	2,665,618	1,630,490	1,685,920
Depreciation, depletion and amortization	583,912	507,315	311,203	271,762
Operating lease expense	112,070	112,070	54,762	54,762
Other expense	42,270	42,270	48,988	48,988

Total cost of revenue	8,082,838	8,106,795	4,169,139	4,167,504

	Year Ended		Six Months Ended June 30,
	December 31, 2003		2004

	Actual	Pro Forma	Actual	Pro Forma

	(Dollars in thousands)
Gross Profit	836,701	764,238	188,233	169,002
General and administrative expense	265,653	216,471	118,225	112,613
Equipment cancellation and asset impairment charge	64,384	64,384	2,367	2,367
Other (income) expense	(38,544)	(27,016)	18,899	21,485

Income from Operations	545,208	510,399	48,742	32,537
Interest expense	726,103	706,306	534,452	521,718
Distributions on trust preferred securities	46,610	46,610	—	—
Interest (income) expense	(39,716)	(39,716)	(21,981)	(21,981)
Other (income) expense	(297,408)	(297,408)	(194,231)	(194,231)

Income (Loss) before Provision (Benefit) for Income Taxes	109,619	94,607	(269,498)	(272,969)
Provision (benefit) for income taxes	(134)	(5,973)	(146,553)	(147,887)

Income (Loss) from Continuing Operations(1)	$109,753	$100,580	$(122,945)	$(125,082)

(1)	Represents loss before discontinued operations and cumulative effect of change in accounting principle.

SELECTED OPERATING DATA

Calpine Plant Summary (1)

	Number		With
	of Plants	Baseload	Peaking

		Net Interest (MW)
In operation
Gas-fired	72	20,446	25,456
Geothermal	19	750	750
Under construction
Gas-fired (new facilities)	12	5,107	5,751
Gas-fired expansion projects (two)	—	—	—

Total	103	26,303	31,957

(1)	For Calpine and its subsidiaries as of August 27, 2004.

Calpine Plant Geographic Diversification (1)

		% of Calpine
	MW	Portfolio

North America
WECC (Western Electricity Coordinating Council)	8,289	26%
ERCOT (Electric Reliability Council of Texas)	7,617	24%
SERC (Southeastern Electric Reliability Council)	6,341	20%
MAIN (Mid-America Interconnected Network)	2,302	7%
SPP (Southwest Power Pool)	1,703	5%
NPCC-NE (Northeast Power Coordinating Council, New England)	1,239	4%
FRCC (Florida Reliability Coordinating Council)	770	2%
MAAC (Mid-Atlantic Area Council)	853	3%
ECAR (East Central Area Reliability Coordination)	700	2%
NPCC-NY (Northeast Power Coordinating Council, New York)	334	1%
NPCC-Ontario (Northeast Power Coordinating Council, Ontario)	8	—
Mexico	236	1%
MAPP (Mid-Continent Area Power Pool)	365	1%
Subtotal	30,757	96%
United Kingdom	1,200	4%
Total	31,957	100%

(1)	For Calpine and its subsidiaries as of August 27, 2004.

Calpine Summary of Proved Natural Gas Reserves(1)

	As of		As
	December 31, 2003		Adjusted(2)

	(MMcfe)
California	194,109		194,109
Rockies	103,618	(3)	390 (4)
South Texas	212,331		212,331
Gulf Coast Onshore	39,884		39,884
Gulf Coast Offshore	25,150		25,150
Alberta	264,283	(5)	—

Total	839,376	(5)	471,865

(1)	Includes certain reserves not owned directly by Calpine Corporation. Substantially all of our gas reserves are owned directly by Calpine Corporation.

(2)	Adjusted to reflect the recent sales of certain of our gas reserves. See “— Recent Developments — Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility.”

(3)	Includes reserves in Colorado, Montana and New Mexico.

(4)	Includes reserves in Montana only.

(5)	Includes 18,080 MMcfe of proved reserves (net of royalties), which represents our prior ownership interest in the proved reserves of the Calpine Natural Gas Trust.

RISK FACTORS

Investing in the notes involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information contained or incorporated by reference in this prospectus supplement. Any of the following risks could materially adversely affect our business, financial condition or results of operations. You could lose all or part of your investment if any of the risks and uncertainties described actually occurs.

Risks Relating to Calpine

We must meet ongoing debt obligations.

      We have now, and after the offering will continue to have, substantial indebtedness that we may be unable to service and that restricts our activities. We have substantial debt that we incurred to finance the acquisition and development of power generation facilities. On June 30, 2004, after giving pro forma effect to this offering, the concurrent offering of our $785 million first lien senior secured notes and the repurchase of certain of our senior notes and HIGH TIDES and the exchange of certain senior notes for shares of our common stock through September 17, 2004, we would have had total indebtedness of $18.1 billion (of which $600 million would have consisted of the notes (which amount does not include the underwriter’s overallotment option). We have approximately $11.8 billion of debt at the subsidiary level that is structurally senior to the notes. Whether we will be able to meet our debt service obligations and repay, extend or refinance our outstanding indebtedness will depend primarily upon the operational performance of our power generation facilities and of our oil and gas properties, movements in electric and natural gas prices over time, and our marketing and risk management activities.

      This high level of indebtedness could have important consequences for you and the company, including:

•	making it more difficult to satisfy our obligations with respect to the notes;

•	limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation;

•	limiting our ability or increasing the costs to refinance indebtedness; and

•	limiting our ability to enter into marketing, hedging, optimization and trading transactions by reducing the number of counterparties with whom we can transact as well as the volume of those transactions.

Our debt instruments impose significant operating and financial restrictions on us. Any failure to comply with these restrictions could have a material adverse effect on our liquidity and our operations.

      The indentures and other agreements governing these notes and our other outstanding debt impose significant operating and financial restrictions on us. These covenants could adversely affect us, and adversely affect investors, by limiting our ability to plan for or react to market conditions or to meet our capital needs. These restrictions limit our ability and the ability of our restricted subsidiaries, among other things, to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and other distributions with respect to our capital stock or repurchase our capital stock or make other restricted payments;

•	enter into transactions with affiliates;

•	create or incur liens to secure debt;

•	make certain investments;

•	transfer or sell certain assets;

•	incur dividend or other payment restrictions affecting certain subsidiaries;

•	make capital expenditures;

•	use the proceeds of permitted sales of our assets;

•	engage in certain business activities; and

•	engage in certain mergers or consolidations and transfers of substantially all assets.

      Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained, or if obtained, would be on terms acceptable to us. In addition, the holders of the notes will have no control over any waivers or amendment with respect to any other debt outstanding. Therefore, we cannot assure you that even if the holders of the notes agree to waive or amend the covenants contained in the indenture, the holders of our other debt will agree to do the same with respect to their debt instruments.

      A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements could result in an event of default under those agreements and, due to cross-default and cross-acceleration provisions, under our other debt instruments. Upon a default under our financing agreements, the lenders could elect to declare all borrowings outstanding thereunder to be due and payable and could terminate any commitments they had made to supply us with further funds. If any of these events occur, we cannot assure you that we will have sufficient funds available to repay in full the total amount of obligations that become due as a result of any such acceleration, or that we will be able to find additional or alternative financing to refinance any accelerated obligations.

We must refinance our debt maturing in the next few years.

      Since the latter half of 2001, there has been a significant contraction in the availability of capital for participants in the energy sector. This has been due to a range of factors, including uncertainty arising from the collapse of Enron Corp. and a perceived surplus of electric generating capacity. These factors have continued through 2004, during which time contracting credit markets and decreased spark spreads have adversely impacted our liquidity and earnings. While we have been able to access the capital and bank credit markets, it has been on significantly different terms than in the past. We recognize that terms of financing available to us in the future may not be attractive. To protect against this possibility and due to current market conditions, we scaled back our capital expenditure program to enable us to conserve our available capital resources.

      We are subject to a holders’ put on December 26, 2004, which may require us to repurchase all or a portion of the aggregate principal amount of 4% Convertible Senior Notes due 2006, or the 2006 Convertible Senior Notes, then outstanding with our choice of cash, stock or a combination thereof. In the first quarter of 2004, we completed a cash tender offer for the 2006 Convertible Senior Notes. Following completion of the cash tender offer and other repurchases, there was $72.1 million aggregate principal amount of those notes outstanding.

      In addition, $276.0 million of our outstanding Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES, are scheduled to be remarketed no later than November 1, 2004, $360.0 million of our HIGH TIDES are scheduled to be remarketed no later than February 1, 2005, and $517.5 million of our HIGH TIDES are scheduled to be remarketed no later than August 1, 2005. In the event of a failed remarketing, the relevant HIGH TIDES will remain outstanding as convertible securities at a term rate equal to the treasury rate plus 6% per annum and with a term conversion price equal to 105% of the average closing price of our common stock for the five consecutive trading days after the applicable final failed remarketing termination date.

      We have $185.9 million in aggregate principal amount of 8 1/4% Senior Notes due 2005 and $148.1 million aggregate principal amount of notes issued in connection with the monetization of a power contract with the California Department of Water Resources, or DWR, which will mature in 2005. In addition to the debt instruments discussed above, as of June 30, 2004, we had approximately $144.8 million and $749.7 million of miscellaneous debt and capital lease obligations that are maturing or for which scheduled principal payments will be made in 2005 and 2006, respectively.

      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness when due, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. While we believe we will be successful in refinancing all of our debt on or before maturity, we cannot assure you that we will be able to do so.

We may be unable to obtain additional financing in the future.

      Each power generation facility that we acquire or develop will require substantial capital investment. Our ability to arrange financing (including any extension or refinancing) and the cost of the financing are dependent upon numerous factors. Access to capital (including any extension or refinancing) for participants in the energy sector, including for us, has been significantly restricted since late 2001. Other factors include:

•	general economic and capital market conditions;

•	conditions in energy markets;

•	regulatory developments;

•	credit availability from banks or other lenders for us and our industry peers, as well as the economy in general;

•	investor confidence in the industry and in us;

•	the continued success of our current power generation facilities; and

•	provisions of tax and securities laws that are conducive to raising capital.

      We have financed our existing power generation facilities using a variety of leveraged financing structures, consisting of senior secured and unsecured indebtedness, including construction financing, project financing, revolving credit facilities, term loans and lease obligations. As of June 30, 2004, we had approximately $18.1 billion of total consolidated funded debt, consisting of $5.0 billion of secured construction/project financing, $0.3 billion of capital lease obligations, $9.4 billion in senior notes and term loans, $1.0 billion in convertible senior notes, $0.2 billion in preferred interests, $1.2 billion of trust preferred securities and $1.1 billion of secured and unsecured notes payable and borrowings under lines of credit. Each project financing and lease obligation is structured to be fully paid out of cash flow provided by the facility or facilities financed or leased. In the event of a default under a financing agreement which we do not cure, the lenders or lessors would generally have rights to the facility and any related assets. In the event of foreclosure after a default, we might not retain any interest in the facility. While we intend to utilize non-recourse or lease financing when appropriate, market conditions and other factors may prevent similar financing for future facilities. It is possible that we may be unable to obtain the financing required to develop our power generation facilities on terms satisfactory to us.

      We have from time to time guaranteed certain obligations of our subsidiaries and other affiliates. Our lenders or lessors may also seek to have us guarantee the indebtedness for future facilities. Guarantees render our general corporate funds vulnerable in the event of a default by the facility or related subsidiary. Additionally, certain of our indentures may restrict our ability to guarantee future debt, which could adversely affect our ability to fund new facilities. Our indentures, including the indenture for the notes offered by this prospectus supplement, do not limit the ability of our subsidiaries to incur non-recourse or lease financing for investment in new facilities.

Our credit ratings have been downgraded and could be downgraded further.

      On July 17, 2003, Standard & Poor’s placed our corporate rating (currently rated at B), our senior unsecured debt rating (currently at CCC+), our preferred stock rating (currently at CCC), our bank loan rating (currently at B), and our second priority senior secured debt rating (currently at B) under review for possible downgrade.

      On July 23, 2003, Fitch, Inc. downgraded our long-term senior unsecured debt rating from B+ to B- (with a stable outlook), our preferred stock rating from B- to CCC (with a stable outlook), and initiated coverage of our senior secured debt rating at BB- (with a stable outlook).

      On October 20, 2003, Moody’s downgraded the rating of our long-term senior unsecured debt from B1 to Caa1 (with a stable outlook) and our senior implied rating from Ba3 to B2 (with a stable outlook). The ratings on our senior unsecured debt, senior unsecured convertible debt and convertible preferred securities were also lowered (with a stable outlook) from B1 to Caa1, from B1 to Caa1 and from B2 to Caa3, respectively.

      Many other issuers in the power generation sector have also been downgraded by one or more of the rating agencies during this period. Such downgrades can have a negative impact on our liquidity by reducing attractive financing opportunities and increasing the amount of collateral required by trading counterparties. We cannot assure you that Moody’s, Fitch and Standard & Poor’s will not further downgrade our credit ratings in the future. If our credit rating is downgraded, we could be required to, among other things, pay additional interest under our credit agreements, or provide additional guarantees, collateral, letters of credit or cash for credit support obligations, and it could increase our cost of capital, make our efforts to raise capital more difficult and have an adverse impact on our subsidiaries’ and our business, financial condition and results of operations. The completion of this offering could have a negative impact on the rating of the company or its debt.

Our ability to repay our debt depends upon the performance of our subsidiaries.

      Almost all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest and principal of our senior notes. The financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions, or otherwise transfer funds to us prior to the payment of their other obligations, including their outstanding debt, operating expenses, lease payments and reserves. While our other debt instruments limit our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions (including exceptions permitting restrictions arising out of subsidiary financing). Furthermore, our subsidiaries are separate and distinct legal entities and, except in limited circumstances, have no obligation to pay any amounts due with respect to our indebtedness, including the notes.

Revenue may be reduced significantly upon expiration or termination of our power sales agreements.

      Some of the electricity we generate from our existing portfolio is sold under long-term power sales agreements that expire at various times. We also sell power under short- to intermediate-term (one to five year) contracts. When the terms of each of these various power sales agreements expire, it is possible that the price paid to us for the generation of electricity under subsequent arrangements may be reduced significantly.

Use of derivatives can create volatility in earnings and may require significant cash collateral.

      During 2003, we recognized $26.4 million in mark-to-market losses on electric power and natural gas derivatives. Additionally, we recognized as a cumulative effect of a change in accounting principle, an after-tax gain of approximately $181.9 million from the adoption of Derivatives Implementation Group, or DIG, Issue No. C20, “Scope Exceptions: Interpretation of the Meaning of Not Clearly and Closely Related in Paragraph 10(b) regarding Contracts with a Price Adjustment Feature” on October 1, 2003. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Impact of Recent Accounting Pronouncements” in our Annual Report on Form 10-K/ A for the year ended December 31, 2003, incorporated by reference in this prospectus supplement, for a detailed discussion of the accounting requirements relating to electric power and natural gas derivatives. In addition, Generally Accepted Accounting Principles treatment of derivatives in general, and particularly in our industry, continues to evolve. We may enter into other transactions in future periods that require us to mark various derivatives to market through earnings. The nature of the transactions that we enter into and the volatility of natural gas and electric power prices will determine the volatility of earnings that we may experience related to these transactions.

      As a result, in part, of the fallout from Enron Corp.’s declaration of bankruptcy on December 2, 2001, companies using derivatives have become more sensitive to the inherent risks of such transactions. Consequently, many companies, including us, are required to post cash collateral for certain derivative transactions in excess of what was previously required. As of June 30, 2004, we had $227.9 million in margin deposits with counterparties, net of deposits posted by counterparties with us, and had posted $3.5 million of letters of credit, compared to $188.0 million and $14.5 million, respectively, at December 31, 2003. Future cash collateral requirements may increase based on the extent of our involvement in derivative activities and movements in commodity prices and also based on our credit ratings and general perception of creditworthiness in this market.

We may be unable to obtain an adequate supply of natural gas in the future.

      To date, our fuel acquisition strategy has included various combinations of our own gas reserves, gas prepayment contracts, short-term, medium-term and long-term supply contracts, and gas hedging transactions. In our gas supply arrangements, we attempt to match the fuel cost with the fuel component included in the facility’s power sales agreements in order to minimize a project’s exposure to fuel price risk. In addition, the focus of CES is to manage the “spark spread” for our portfolio of generating plants—the spread between the cost of fuel and electricity revenues—and we actively enter into hedging transactions to lock in gas costs and spark spreads. We believe that there will be adequate supplies of natural gas available at reasonable prices for each of our facilities when current gas supply agreements expire. However, gas supplies may not be available for the full term of the facilities’ power sales agreements, and gas prices may increase significantly. Additionally, our credit ratings may inhibit our ability to procure gas supplies from third parties. If gas is not available, or if gas prices increase above the level that can be recovered in electricity prices, there could be a negative impact on our results of operations or financial condition.

Our power project development and acquisition activities may not be successful.

      The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, we must generally obtain:

•	necessary power generation equipment;

•	governmental permits and approvals;

•	fuel supply and transportation agreements;

•	sufficient equity capital and debt financing;

•	electrical transmission agreements;

•	water supply and wastewater discharge agreements; and

•	site agreements and construction contracts.

      We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. In addition, project development is subject to various environmental, engineering and construction risks relating to cost overruns, delays and performance. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, obtaining all required governmental permits and approvals, and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether a project is feasible, economically attractive or financeable. If we are unable to complete the development of a facility, we might not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. We cannot assure you that we will be successful in the development of power generation facilities in the future or that we will be able to successfully complete construction of the facilities, nor can we assure you that these facilities will be profitable or have value equal to the investment in them even if they do achieve commercial operation.

We have grown substantially in recent years partly as a result of acquisitions of interests in power generation facilities, geothermal steam fields and natural gas reserves and facilities.

      The integration and consolidation of our acquisitions with our existing business requires substantial management, financial and other resources and, ultimately, our acquisitions may not be successfully integrated. In addition, as we transition from a development company to an operating company, we are not likely to continue to grow at historical rates due to reduced acquisition activities in the near future. Thus we have also substantially curtailed our development efforts in response to our reduced liquidity. Although the domestic power industry is continuing to undergo consolidation and may offer acquisition opportunities at favorable prices, we believe that we are likely to confront significant competition for those opportunities and, due to the constriction in the availability of capital resources for acquisitions and other expansion, to the extent that any opportunities are identified, we may be unable to effect any acquisitions. Similarly, to the extent we seek to divest assets, we may not be able to do so at attractive prices.

Our projects under construction may not commence operation as scheduled.

      The commencement of operation of a newly constructed power generation facility involves many risks, including:

•	start-up problems;

•	the breakdown or failure of equipment or processes; and

•	performance below expected levels of output or efficiency.

      New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance (including a layer of insurance provided by a captive insurance subsidiary) is maintained to protect against certain risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. The insurance, warranties or performance guarantees, however, may not be adequate to cover lost revenues or increased expenses. As a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such financing obligation, unless cured, could result in our losing our interest in a power generation facility.

      In certain situations, power sales agreements entered into with a utility early in the development phase of a project may enable the utility to terminate the power sales agreement or to retain security posted as liquidated damages under the agreement. Currently, six of our twelve projects under construction are party to power sales agreements containing such provisions and could be materially affected if these provisions were triggered. The six projects are our Freeport, Valladolid, Mankato, Bethpage, Fox and Otay Mesa facilities. The situations that could allow a utility to terminate a power sales agreement or retain posted security as liquidated damages include:

•	the cessation or abandonment of the development, construction, maintenance or operation of the facility;

•	failure of the facility to achieve construction milestones or commercial operation by agreed upon deadlines, subject to extensions due to force majeure events;

•	failure of the facility to have achieved certain output minimums;

•	failure by the facility to make any of the payments owing to the utility under the power sales agreement or to establish, maintain, restore, extend the term of, or increase the posted security if required by the power sales agreement;

•	a material breach of a representation or warranty or failure by the facility to observe, comply with or perform any other material obligation under the power sales agreement;

•	failure of the facility to obtain material permits and regulatory approvals by agreed upon deadlines; or

•	the liquidation, dissolution, insolvency or bankruptcy of the facility.

Our power generation facilities may not operate as planned.

      Upon completion of our projects currently under construction, we will operate 101 of the 103 power plants in which we will have an interest. The continued operation of power generation facilities, including, upon completion of construction, the facilities owned directly by Calpine, involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes, and performance below expected levels of output or efficiency. Although from time to time our power generation facilities have experienced equipment breakdowns or failures, these breakdowns or failures have not had a significant effect on the operation of the facilities or on our results of operations. For 2003, our gas-fired and geothermal power generation facilities operated at an average availability of approximately 91% and 97%, respectively. Although our facilities contain various redundancies and back-up mechanisms, a breakdown or failure may prevent the affected facility from performing under applicable power sales agreements. In addition, although insurance is maintained to protect against operating risks, the proceeds of insurance may not be adequate to cover lost revenues or increased expenses. As a result, we could be unable to service principal and interest payments under our financing obligations, which could result in losing our interest in one or more power generation facilities.

We cannot assure you that our estimates of oil and gas reserves are accurate.

      Estimates of proved oil and gas reserves and the future net cash flows attributable to those reserves are prepared by independent petroleum and geological engineers. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and cash flows attributable to such reserves, including factors beyond our control and that of our engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions based upon production history, development and exploration activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, underlying information, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and underlying information set forth herein. In addition, different reserve engineers may make different estimates of reserves and cash flows based on the same available data.

Our geothermal energy reserves may be inadequate for our operations.

      The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon:

•	the heat content of the extractable steam or fluids;

•	the geology of the reservoir;

•	the total amount of recoverable reserves;

•	operating expenses relating to the extraction of steam or fluids;

•	price levels relating to the extraction of steam or fluids or power generated; and

•	capital expenditure requirements relating primarily to the drilling of new wells.

      In connection with each geothermal power plant, we estimate the productivity of the geothermal resource and the expected decline in productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by us or an unexpected decline in productivity could, if material, adversely affect our results of operations or financial condition.

      Geothermal reservoirs are highly complex. As a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from ours. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. We cannot assure that we will be able to successfully manage the development and operation of our geothermal reservoirs or that we will accurately estimate the quantity or productivity of our steam reserves.

We depend on our electricity and thermal energy customers.

      Our systems of power generation facilities rely on one or more power sales agreements with one or more utilities or other customers for a substantial portion of our revenue. While electricity is a fungible commodity and the loss of any one customer could be mitigated by selling our power into the market, some of our contracts contain pricing provisions more favorable than those that could be obtained currently in the market. The loss of any of our contracts with such favorable pricing provisions would negatively affect our margins. In addition, sales of electricity to one customer during 2003, DWR, comprised approximately 14% of our total revenue that year. After aggregating our power sales agreements by specific counterparty, DWR is currently the only significant customer based on revenues within our portfolio of existing power sales agreements. Additionally, all of our contracts with DWR contain termination provisions consistent with those standard in the industry. For further information on our revenues and receivables from DWR, see Note 21 of the Notes to consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement. The loss of significant power sales agreements with DWR or an adverse change in DWR’s ability to pay for power delivered under our contracts could have a negative effect on our results of operations. In addition, any material failure by any customer to fulfill its obligations under a power sales agreement could have a negative effect on the cash flow available to us and on our results of operations.

Competition could adversely affect our performance.

      The power generation industry is characterized by intense competition, and we encounter competition from utilities, industrial companies and other independent power producers. In recent years, there has been increasing competition among generators in an effort to obtain power sales agreements, and this competition has contributed to a reduction in electricity prices in certain markets. In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power industry. In California, the California Public Utilities Commission, or CPUC, issued decisions that provide for direct access for all customers as of April 1, 1998; however, the CPUC suspended direct access in California effective September 20, 2001, due to the problems that arose in California’s newly deregulated markets. As a result, uncertainty exists as to the future course for direct access in California in the aftermath of the energy crisis in that state. In Texas, legislation phased in a deregulated power market, which commenced on January 1, 2001. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the supply of electricity in the future will increase this pressure.

Our international investments may face uncertainties.

      We have an investment in an energy service business in the Netherlands, an investment in a power generation facility in development in Mexico, and an investment in a power generation facility in the U.K. that is in operation, and we may pursue additional international investments in the future subject to the limitations on our expansion plans due to current capital market constraints. International investments are subject to unique risks and uncertainties relating to the political, social and economic structures of the countries in which we invest. Risks specifically related to investments in non-United States projects may include:

•	fluctuations in currency valuation;

•	currency inconvertibility;

•	expropriation and confiscatory taxation;

•	increased regulation; and

•	approval requirements and governmental policies limiting returns to foreign investors.

The unresolved issues arising from the California power market, where 39 of our 91 operating power plants are located, could adversely affect our performance.

      The volatility in the California power market from mid-2000 through mid-2001 has produced significant unanticipated results.

                       We may be required to make refund payments to the CalPX and CAISO as a result of the California Refund Proceeding.

On August 2, 2000, the California Refund Proceeding was initiated by a complaint made at the Federal Energy Regulatory Commission, or FERC, by San Diego Gas & Electric Company and under Section 206 of the Federal Power Act alleging, among other things, that the markets operated by the California Independent System Operator, or CAISO, and the California Power Exchange, or CalPX, were dysfunctional. In addition to commencing an inquiry regarding the market structure, FERC has established a refund effective period of October 2, 2000, to June 19, 2001, for sales made into those markets, but will be holding additional proceedings to determine whether the refund effective period should begin prior to October 2, 2000.

On December 12, 2002, the Administrative Law Judge issued a Certification of Proposed Finding on California Refund Liability or the December 12 Certification, making an initial determination of refund liability. On March 26, 2003, FERC also issued an order adopting the findings set forth in the December 12, 2002 Certification, or the March 26 Order. In addition, as a result of certain findings by FERC staff concerning the unreliability or misreporting of certain reported indices for gas prices in California during the refund period, FERC ordered that the basis for calculating a party’s potential refund liability be modified by substituting a gas proxy price based upon gas prices in the producing areas plus the tariff transportation rate for the California gas price indices previously adopted in the refund proceeding. We believe, based on the information that we have analyzed to date, that any refund liability that may be attributable to us will increase modestly, from approximately $6.2 million to at least $8.4 million, after taking the appropriate set-offs for outstanding receivables owed by the CalPX and CAISO to Calpine. We have fully reserved the amount of refund liability that by our current analysis would potentially be owed under the refund calculation clarification in the March 26 order. We note that, in March 2004, CAISO transmitted new tentative price data as part of the process of further refining the refund calculation. We have not completed our analysis of this new tentative price data (which has not been approved by FERC and is subject to change), but it is possible that the revised price data will result in an increase in the refund liability that may be attributable to us. The final determination of the refund liability is subject to further Commission proceedings to ascertain the final refund effective period and the allocation of payment obligations among the numerous buyers and sellers in the California markets. At this time, we are unable to predict the timing of the completion of these proceedings or the final refund liability. Thus, the impact on our business is uncertain.

We have been mentioned in a show cause order in connection with the FERC investigation into western markets regarding the CalPX and CAISO tariffs and may be found liable for payments thereunder.

On February 13, 2002, FERC initiated an investigation of potential manipulation of electric and natural gas prices in the western United States. This investigation was initiated as a result of allegations that Enron Corp. and others used their market position to distort electric and natural gas markets in the West. The scope of the investigation is to consider whether, as a result of any manipulation in the short-term markets for electric energy or natural gas or other undue influence on the wholesale markets by any party since January 1, 2000, the rates of the long-term contracts subsequently entered into in the West are potentially unjust and unreasonable. FERC has stated that it may use the information gathered in connection with the investigation to determine how to proceed on any existing or future complaint brought under Section 206 of the Federal Power Act involving long-term power contracts entered into in the West since January 1, 2000, or to initiate a Federal Power Act Section 206 or Natural Gas Act Section 5 proceeding on its own initiative. On August 13, 2002, FERC staff issued the Initial Report on Company-Specific Separate Proceedings and Generic Reevaluations; Published Natural Gas Price Data; and Enron Trading Strategies, or the Initial Report, summarizing its initial findings in this investigation. There were no findings or allegations of wrongdoing by Calpine set forth or described in the Initial Report. On March 26, 2003, FERC staff issued a final report in this investigation. FERC staff recommended that FERC issue a show cause order to a number of companies, including Calpine, regarding certain power scheduling practices that may have been in violation of the CAISO’s or CalPXs’ tariff. The final report also recommended that FERC modify the basis for determining potential liability in the California Refund Proceeding discussed above. Calpine believes that it did not violate these tariffs and that, to the extent that such a finding could be made, any potential liability would not be material.

On June 25, 2003 FERC issued a number of orders associated with these investigations, including the issuance of two show cause orders to certain industry participants. FERC did not subject Calpine to either of the show cause orders. FERC also issued an order directing the FERC Office of Markets and Investigations to investigate further whether market participants who bid a price in excess of $250 per megawatt-hour into markets operated by either the CAISO or the CalPX during the period of May 1, 2000, to October 2, 2000, may have violated CAISO and CalPX tariff prohibitions. No individual market participant was identified. We believe that we did not violate the CAISO and CalPX tariff prohibitions referred to by FERC in this order; however, we are unable to predict at this time the final outcome of this proceeding or its impact on Calpine.

The energy payments made to us under our qualifying facility contracts with Pacific Gas and Electric Company may be retroactively adjusted downward as a result of the CPUC proceeding regarding Qualifying Facility contract pricing for past periods.

Our contracts with Pacific Gas and Electric Company, or PG&E, for qualifying facilities, or QFs (further described below), provide that the CPUC has the authority to determine the appropriate utility “avoided cost” to be used to set energy payments for certain QF contracts by determining the short-run avoided cost energy price formula. In mid-2000 our

QF facilities elected the option set forth in Section 390 of the California Public Utility Code, which provides QFs the right to elect to receive energy payments based on the CalPX market clearing price instead of the price determined by short-run avoided cost. Having elected such option, we were paid based upon the CalPX zonal day-ahead clearing price, or CalPX Price, from summer 2000 until January 19, 2001, when the CalPX ceased operating a day-ahead market. The CPUC has conducted proceedings (R.99-11-022) to determine whether the CalPX Price was the appropriate price for the energy component upon which to base payments to QFs which had elected the CalPX-based pricing option. The CPUC at one point issued a proposed decision to the effect that the CalPX Price was the appropriate price for energy payments under the California Public Utility Code but tabled it, and a final decision has not been issued to date. Therefore, it is possible that the CPUC could order a payment adjustment based on a different energy price determination. On April 29, 2004, PG&E, The Utility Reform Network, which is a consumer advocacy group, and the Office of Ratepayer Advocates, which is an independent consumer advocacy department of the CPUC (collectively, the “PG&E Parties”) filed a Motion for Briefing Schedule Regarding True-Up of Payments to QF Switchers (the “April 29 Motion”). The April 29 Motion requests that the CPUC set a briefing schedule under the R.99-11-022 to determine refund liability of the QFs that had switched to the CalPX Price during the period of June 1, 2000, until January 19, 2001. The PG&E Parties allege that refund liability be determined using the methodology that has been developed thus far in the California Refund Processing discussed above. We believe that the CalPX Price was the appropriate price for energy payments and that the basis for any refund liability based on the interim determination by FERC in the California Refund Processing is unfounded, but there can be no assurance that this will be the outcome of the CPUC proceedings.

The availability payments made to us under our Geysers’ Reliability Must Run contracts have been challenged by certain buyers as having been not just and reasonable.

California Independent System Operator, California Electricity Oversight Board, Public Utilities Commission of the State of California, PG&E, San Diego Gas & Electric Company, and Southern California Edison, collectively referred to as the “Buyers Coalition,” filed a complaint on November 2, 2001 at FERC requesting the commencement of a Federal Power Act Section 206 proceeding to challenge one component of a number of separate settlements previously reached on the terms and conditions of “reliability must run” contracts, or RMR Contracts, with certain generation owners, including Geysers Power Company, LLC, which settlements were also previously approved by FERC. RMR Contracts require the owner of the specific generation unit to provide energy and ancillary services when called upon to do so by the independent system operator, or ISO, to meet local transmission reliability needs or to manage transmission constraints. The Buyers Coalition has asked FERC to find that the availability payments under these RMR Contracts are not just and reasonable. Geysers Power Company, LLC filed an answer to the complaint in November 2001. To date, FERC has not established a Section 206 proceeding. The outcome of this litigation and the impact on our business cannot be determined at the present time.

We are subject to complex government regulation which could adversely affect our operations.

      Our activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities and oil and gas exploration and production require numerous permits, approvals and certificates from appropriate foreign, federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we believe that we have obtained the requisite approvals and permits for our existing operations and that our business is operated in accordance with applicable laws, we remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. Existing laws and regulations may be revised or reinterpreted, or new laws and regulations may become applicable to us that may have a negative effect on our business and results of operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects, and completed facilities may not comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain permits. If a project is unable to function as planned due to changing requirements or local opposition, it may create expensive delays or significant loss of value in a project.

      Environmental regulations have had and will continue to have an impact on our cost of doing business and our investment decisions. For example, the existing market-based cap-and-trade emissions allowance system in Texas requires operators to either reduce nitrogen oxide emissions or purchase additional nitrogen oxide allowances in the marketplace. Rather than purchase additional allowances, we have chosen to install additional nitrogen oxide emission controls as part of a $31 million steam capacity upgrade at our Texas City facility and to retrofit our Clear Lake, Texas facility with similar technology at a cost of approximately $17 million. These new emission control systems will allow us to meet our thermal customers’ needs while reducing the need to purchase allowances for our facilities in Texas.

      Our operations are potentially subject to the provisions of various energy laws and regulations, including the Public Utility Regulatory Policies Act of 1978, or PURPA, the Public Utility Holding Company Act of 1935, or PUHCA, the Federal Power Act of 1935, or FPA, and state and local regulations. PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides QFs and owners of QFs exemptions from certain federal and state regulations, including rate and financial regulations. The FPA regulates wholesale sales of power, as well as electric transmission in interstate commerce.

      Under current federal law, we are not subject to regulation as a holding company under PUHCA, and will not be subject to such regulation as long as the plants in which we have an interest (1) qualify as QFs, (2) are subject to another exemption or waiver or (3) qualify as an exempt wholesale generator under the Energy Policy Act of 1992. In order to be a QF, a facility must be not more than 50% owned by one or more electric utility company or electric utility holding company. Generally, any geothermal power facility which produces up to 80 megawatts of electricity and meets PURPA ownership requirements is considered a QF. In addition, a QF that is a cogeneration facility, such as the plants in which we currently have interests, must produce electricity as well as thermal energy for use in an industrial or commercial process in specified minimum proportions. The QF also must meet certain minimum energy efficiency standards.

      If any of the plants in which we have an interest lose their QF status or if amendments to PURPA are enacted that substantially reduce the benefits currently afforded QFs, we could become a public utility holding company, which could subject us to significant federal, state and local regulation, including rate regulation. If we become a holding company, which could be deemed to occur prospectively or retroactively to the date that any of our plants loses its QF status, all of our other QF power plants could lose QF status because, under FERC regulations, a QF cannot be owned by an electric utility or electric utility holding company. In addition, a loss of QF status could, depending on the particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. If a power purchaser were to cease taking and paying for electricity, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. Such events could adversely affect our ability to service our indebtedness. See “Item 1— Business— Government Regulation— Federal Energy Regulation— Federal Power Act Regulation” in our Annual Report on Form 10-K/A for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement. A cogeneration QF could lose its QF status if it does not continue to meet FERC’s operating and efficiency requirements. Such possible loss of QF status could occur, for example, if the QF’s steam host, typically an industrial facility, fails for operating, permit or economic reasons to use sufficient quantities of the QF’s steam output. We cannot assure you that any of our steam hosts will continue to take and use sufficient quantities of their respective QF’s steam output.

      Currently, Congress is considering proposed legislation that would repeal PUHCA, and would amend PURPA by limiting its mandatory purchase obligation to existing contracts in those regions of the country that are found to have competitive energy markets. In light of the circumstances in California, the PG&E bankruptcy and the Enron Corp. bankruptcy, among other events in recent years, there are a number of federal legislative and regulatory initiatives that could result in changes in how the energy markets are regulated. We do not know whether these legislative or regulatory initiatives will be adopted or, if adopted, what form they may take. We cannot provide assurance that any legislation or regulation ultimately adopted would not adversely affect our existing domestic projects.

      In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access to electric utilities’ transmission and distribution systems for independent power producers and electricity consumers. However, in light of the circumstances in the California power markets and the bankruptcies of both PG&E and Enron Corp, the pace and direction of further deregulation at the state level in many jurisdictions is uncertain. See “—The unresolved issues arising from the California power market, where 39 of our 91 power plants are located, could adversely affect our performance.”

We depend on our management and employees.

      Our success is largely dependent on the skills, experience and efforts of our people. While we believe that we have excellent depth throughout all levels of management and in all key skill levels of our employees, the loss of the services of one or more members of our senior management or of numerous employees with critical skills could have a negative effect on our business, financial conditions and results of operations and future growth. We have employment agreements with certain of our key employees, including our Chief Executive Officer and Chief Financial Officer.

Seismic disturbances could damage our projects.

      Areas where we operate and are developing many of our geothermal and gas-fired projects are subject to frequent low-level seismic disturbances. More significant seismic disturbances are possible. Our existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and we believe we maintain adequate insurance protection. However, earthquake, property damage or business interruption insurance may be inadequate to cover all potential losses sustained in the event of serious seismic disturbances. Additionally, insurance for these risks may not continue to be available to us on commercially reasonable terms.

Our results are subject to quarterly and seasonal fluctuations.

      Our quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including:

•	seasonal variations in energy prices;

•	variations in levels of production;

•	the timing and size of acquisitions; and

•	the completion of development projects.

      Additionally, because we receive the majority of capacity payments under some of our power sales agreements during the months of May through October, our revenues and results of operations are, to some extent, seasonal.

The ultimate outcome of the legal proceedings relating to our activities cannot be predicted. Any adverse determination could have a material adverse effect on our financial condition and results of operations.

      We are party to various litigation matters arising out of the normal course of business, the more significant of which are summarized in “Item 3. Legal Proceedings” in our Annual Report on Form 10-K/ A for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement and in “Part II — Item 1. Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference in this prospectus supplement. These matters include securities class action lawsuits, such as Hawaii Structural Ironworkers Pension Fund v. Calpine et al., which relates to our April 2002 equity offering and also named the underwriters of that offering as defendants. The ultimate outcome of each of these matters cannot presently be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated presently for every case. The liability we may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result, these matters may potentially be material to our financial condition and results of operations.

The price of our common stock is volatile.

      The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include, without limitation:

•	general conditions in our industry, the power markets in which we participate, or the worldwide economy;

•	announcements of developments related to our business or sector;

•	fluctuations in our results of operations;

•	our debt-to-equity ratios and other leverage ratios;

•	effects of significant events relating to the energy sector in general;

•	sales of substantial amounts of our securities into the marketplace;

•	an outbreak of war or hostilities;

•	a shortfall in revenues or earnings compared to securities analysts’ expectations;

•	changes in analysts’ recommendations or projections; and

•	announcements of new acquisitions or development projects by us.

The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Risks Relating to the Notes

To service our indebtedness and other potential liquidity requirements, including our obligations under these notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not be able to generate sufficient cash to meet all of our commitments, including our obligations under these notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, some of which may be secured. This could further increase the risks associated with our already substantial leverage.

      The indenture governing the notes will provide that we may incur substantial additional indebtedness in the future, which may rank equal in right of payment with the notes. Under certain circumstances, we may also be permitted to incur additional secured debt that would be senior in right of payment to these notes. The indenture governing these notes will also permit unlimited additional borrowings by our subsidiaries that could be effectively senior to the notes. We expect to incur substantial additional debt in the future and currently anticipate a number of additional financing transactions during the next several months. If new debt is added to our current debt levels, the risks associated with our substantial leverage that we now face could intensify.

These notes will be subordinated to all of our secured indebtedness and effectively subordinated to other liabilities of our subsidiaries and other affiliates.

      The notes will be subordinated in right of payment to existing and future secured indebtedness, including indebtedness under our secured term loans, our senior secured credit facility and our various series of outstanding secured senior notes, including the senior secured notes being offered concurrently with the offering of the notes. This means that we must make payments on all of our secured indebtedness before we can make payments on the notes. As of June 30, 2004, on an as adjusted basis as set forth under the heading “Capitalization,” we had approximately $4.5 billion of secured indebtedness. If we cannot make all payments on our secured indebtedness when due, then we will not be able to make payments on the notes. The indenture governing the notes permits us to incur an unlimited amount of additional secured debt to finance capital expenditures and for other purposes.

      The notes will rank pari passu in right of payment with all of our senior unsecured obligations. Assuming that the collateral securing our secured indebtedness is sufficient to pay the secured indebtedness in full, in the event of bankruptcy, liquidation, workout or other reorganization of the company, the holders of the notes will recover equal amounts ratably as holders of our other senior unsecured obligations. If the collateral were not sufficient, some or all of any distribution to holders of the notes would be paid over to holders of the secured indebtedness. Holders of our other senior unsecured notes, which are not similarly subordinated to our secured debt, would not be similarly obligated to pay over a portion of any distribution to them. The indenture governing the notes will permit us to incur an unlimited amount of additional unsecured debt that would rank pari passu with the notes.

      In addition, substantially all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest on and principal of these notes. The financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses, lease payments and reserves.

      None of our subsidiaries or affiliates will guarantee these notes. Because our subsidiaries and other affiliates are separate and distinct legal entities, they will have no obligation to pay any amounts due on these notes. We will also be permitted to reorganize our subsidiaries in a manner that allows creditors of one subsidiary to collect against assets currently held by another subsidiary. As a result, the holders of these notes will be effectively subordinated to all present and future debts and other liabilities (including trade payables) of our subsidiaries and other affiliates upon their liquidation or reorganization.

      As of June 30, 2004, on an as adjusted basis as set forth under the heading “Capitalization,” our subsidiaries had approximately $11.8 billion of structurally senior indebtedness and other liabilities (including trade payables and excluding deferred tax liabilities). The indenture governing the notes, construction permits our subsidiaries to incur an unlimited amount of additional debt for project development and other purposes. All future financing of subsidiaries will be effectively senior to these notes.

If an active trading market does not develop for these notes you may not be able to resell them.

      As we do not intend to apply to list the notes for trading on any national securities exchange or to include the notes in any automated quotation system, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. We have been informed by the underwriter that it currently intends to make a market for the notes after this offering is completed. However, the underwriter may cease its market-making at any time. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act. Further, the liquidity of and trading market for the notes may be adversely affected by declines and volatility in the market for high yield securities generally. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Future trading prices of the notes may also fluctuate significantly depending on factors including, among other things, prevailing interest rates, our operating results, our prospects and the prospects of companies in the industry generally and changes in perceptions of our creditworthiness. There can be no assurance that the market for these notes will not be subject to the above disruptions and fluctuations, which may have an adverse effect on the holders of the notes.

We may not have the ability to raise the funds necessary to purchase, or may otherwise be restricted from purchasing, the notes if a change in control event triggers a requirement for us to purchase the notes.

      Upon a change in control under the indenture, we will be required to offer to repurchase all of the notes then outstanding for cash at a repurchase price equal to the accreted principal amount plus accrued but unpaid cash interest up to but not including the date of repurchase. Since the events that constitute a change in control under the indenture will also constitute a change in control under certain of our other outstanding debt, upon each occurrence, we will be required to offer to repurchase such other debt then outstanding. If a change in control under our outstanding debt (including the notes) containing a change in control provision requiring us to repurchase, or causing a default under, such debt were to occur, as of June 30, 2004, on an as adjusted basis as described under “Capitalization,” we could be required to repay up to an aggregate principal amount of approximately $9.8 billion plus accrued and unpaid interest thereon. If any of our debt were accelerated in connection with a change of control, it could cause defaults under our other debt obligations. We may not have the financial resources available, or may be unable to raise the funds necessary, to repay all of our debt that could become payable upon a change in control and to repurchase all of the notes.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

      The conversion value that you will receive upon conversion of your notes is in part determined by the average of the closing price per share of our common stock for the five trading days following the second trading day after which the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

We may not have sufficient funds to pay the principal return on the notes.

      Upon conversion of the notes we will be required to pay the principal return on such notes. See “Description of the Notes.” If a significant number of holders were to tender their notes for conversion at any given time, we may not have the financial resources available to pay the principal return on all such notes tendered for conversion.

      In addition, under the terms of our outstanding senior secured indebtedness, we are restricted from making any payments on any indebtedness that is contractually subordinated to our senior secured indebtedness, except for payments of interest or payments of principal at the maturity thereof, unless we maintain a specified ratio of consolidated cash flow to fixed charges. Currently, we do not satisfy this ratio, and we cannot guarantee you that we will be able to satisfy this ratio in the future. Since the notes are contractually subordinated to our existing and future secured indebtedness, if you tender your notes for conversion prior to the maturity date, we may be restricted under the terms of our senior secured indebtedness from paying the principal return on your notes. Although we may, at our option, choose to redeem your notes if you tender your notes for conversion prior to their maturity, we may not have the ability to raise the funds necessary to redeem your notes.

Before conversion, holders of the notes will not be entitled to any stockholder rights, but will be subject to all changes affecting our shares.

      If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or other distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will only be entitled to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek stockholder approval for a potential merger, or a proposed amendment to our certificate of incorporation or by-laws that requires such stockholder approval, holders of notes will not be entitled to vote.

Future issuances of our securities could dilute your ownership.

      A substantial number of shares of our common stock are subject to stock options and these notes and our other outstanding series of convertible notes may be converted into shares of common stock. As of September 20, 2004, there were 23,055,674 shares of our common stock underlying vested stock options eligible for sale, and there were an additional 40,634,228 shares of our common stock issuable upon conversion of our other outstanding convertible securities (including the convertible debentures held by the trusts that have issued the HIGH TIDES I, II and III). As of September 20, 2004, on an as adjusted basis after giving effect to the issuance of notes and the use of proceeds thereof to redeem the HIGH TIDES I and HIGH TIDES II, and the issuance of the shares of common stock being offered contemporaneously herewith, there would have been 23,142,023 shares of our common stock underlying vested stock options eligible for sale and an additional 15,904,328 shares of our common stock issuable upon conversion of our outstanding convertible securities (including the notes and any HIGH TIDES III that remain outstanding).

      We may also decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We cannot predict the effect, if any, that future sales of our common stock, other equity securities or securities convertible into our common stock or other equity securities (including the notes offered hereby) or the availability of any of the foregoing for future sale, will have on the market price of our common stock or notes. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the notes or any other convertible securities outstanding now or in the future), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and notes.

The effect of the issuance of our shares of common stock pursuant to the share lending agreement and upon conversion of the notes, including sales of our common stock in short sale transactions by purchasers of the notes may lower the market price of our common stock, which may prevent you from exercising your conversion option on the notes.

      We have agreed pursuant to a share lending agreement to lend to DB, the underwriter of the notes, as agent for its affiliate, Deutsche Bank AG (London), up to 89 million shares of our common stock. Concurrently with this offering of the notes, we expect to loan all or substantially all of the 89 million shares of our common stock to DB, to be sold in a registered offering by means of a separate prospectus supplement. See “Summary—Recent Developments.” During the 10-year term of the share lending agreement, any shares not initially borrowed may be borrowed by DB from time to time and sold to others under our shelf registration statement or loaned to others. We have been advised by DB that in connection with this offering, DB intends to facilitate the establishment by the note investors of hedged positions in the notes through purchases of common stock from such investors in short sale transactions or the entry into privately negotiated derivative transactions with those investors. While the issuance upon conversion of the convertible notes requires a reduction of an equal number in the outstanding borrowed shares under the share lending agreement, the effect of the increase in the number of outstanding shares of our common stock issued or issuable pursuant to the share lending agreement or upon conversion of the notes could have a negative effect on the market price of our common stock. Because your right to convert your notes into cash and shares of our common stock depends, in part, on the market price of our common stock, you may not be able to convert your notes or may receive fewer shares upon conversion. The market price of our common stock also could be negatively affected by other short sales of our common stock by the purchasers of the notes to hedge investments in the notes.

You will be required to pay United States federal income tax on the accrual of original issue discount. In addition, notes issued pursuant to the exercise of the over-allotment option may be considered to be part of separate issuances for United States federal income tax purposes.

      The notes are being issued with original issue discount for United States federal income tax purposes, which is not computed in the same manner as the accreted value provided for herein. Accordingly, holders generally will be required to include such original issue discount in gross income on a constant yield basis over the term of the notes, regardless of their regular method of tax accounting. In addition, under applicable Treasury Regulations, notes issued at different times or for different prices may have different issue prices. Therefore, notes issued pursuant to the exercise of the over-allotment option may be part of separate “issuances” for United States federal income tax purposes. See the discussion in “Material United States Federal Income Tax Consequences.”

CALPINE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years and for the six-months ended June 30, 2004.

										(Unaudited)
										Six Months
										Ended
Year Ended December 31,										June 30,

1999		2000		2001		2002		2003		2004

1.81	x	1.89	x	1.40	x	—	(1)	—	(2)	— (3)

      For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income before adjustment for minority interests in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees, reduced by interest capitalized, the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges and distributions on our Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES. Fixed charges consist of interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness), an estimate of the interest within rental expense and the distributions on our HIGH TIDES.

(1)	For the year ended December 31, 2002, Calpine had an earnings-to-fixed-charges coverage deficiency of approximately $587.1 million, primarily as a result of (i) a pre-tax charge to earnings of $404.7 million for equipment cancellation and asset impairment, (ii) increased interest costs due to recent debt financings to support our growth, and (iii) a significant decrease in electricity prices, gas prices and spark spreads, primarily as a result of weak market fundamentals as compared to the year ended December 31, 2001.

(2)	For the year ended December 31, 2003, we had an earnings-to-fixed-charges coverage deficiency of approximately $269.8 million, primarily as a result of (i) a pre-tax charge to earnings of $64.4 million for equipment cancellation and asset impairment and $16.4 million for long-term service agreement cancellation charges, (ii) increased interest costs due to recent debt financings to support our growth, and (iii) a decrease in average spark spreads per megawatt-hour and higher fuel expense in 2003 as compared with the same period in 2002.

(3)	For the six months ended June 30, 2004, we had an earnings-to-fixed-charges coverage deficiency of approximately $442.2 million, primarily as a result of (i) a decrease in gross profit of $152.5 million from the same period in the previous year. This decrease is the result of lower per megawatt-hour spark spreads realized during the six-months ended June 30, 2004, and additional costs associated with new power plants coming on line, and (ii) a pre-tax charge to earnings of $534.4 million for increased interest costs due to recent debt financings to support our growth.

USE OF PROCEEDS

      We estimate that the net proceeds to us from the offering of the notes will be approximately $484.9 million ($557.7 million if the underwriter exercises its over-allotment option in full) after deducting fees and expenses. We intend to use these proceeds as follows:

•	$198.5 million to redeem all of the remaining outstanding 5.75% HIGH TIDES I issued by our Calpine Capital Trust subsidiary;

•	$285.0 million to redeem all of the remaining outstanding 5.50% HIGH TIDES II issued by our Calpine Capital Trust II subsidiary; and

•	The balance to repay, redeem or repurchase portions of certain of our other outstanding indebtedness, all in accordance with the terms and provisions of our outstanding indebtedness.

      We will receive no proceeds from the concurrent offering of our common stock.

CAPITALIZATION

      The following table sets forth, as of June 30, 2004 (i) our actual consolidated capitalization and (ii) our consolidated capitalization, as adjusted to reflect the net effect of (a) the sale of $600 million of notes offered by this prospectus supplement (which amount does not include the underwriter’s over-allotment option) and the use of the proceeds therefrom, (b) the concurrent offering of our common stock, (c) the concurrent offering of $785 million of senior secured notes and the use of the proceeds therefrom, (d) the consummation of the sale of certain of our oil and gas assets in New Mexico and Colorado and all of our Canadian natural gas reserves and petroleum assets, and the use of the proceeds therefrom as described in “Summary— Recent Developments— Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility”, (e) the repurchase of $266,225,000 aggregate principal amount of plus accrued interest on our 4.75% Contingent Convertible Notes due 2023 from DB, (f) the repurchase of certain of our senior notes and HIGH TIDES through September 17, 2004, as described in “Summary— Recent Developments— Repurchases of Our Outstanding Debt. For more information, see “Use of Proceeds” and “Summary— Recent Developments.”

      You should read this table in conjunction with our consolidated financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which are incorporated by reference in this prospectus supplement, and the “Description of Other Indebtedness” section of this prospectus supplement.

	(Unaudited)
	June 30, 2004

	Actual	As Adjusted

	(Dollars in thousands)
Cash and cash equivalents	$844,031	$1,737,300
Short-term debt:
Notes payable and borrowings under lines of credit, current portion	239,289	239,289
Preferred interests, current portion	8,758	8,758
Capital lease obligations, current portion	8,466	8,466
CCFC I financing, current portion	3,208	3,208
Construction/project financing, current portion	57,256	57,256
Second priority senior secured notes and term loans, current portion	14,500	12,500

Total short-term debt	331,477	329,477

Long-term debt:
Notes payable and borrowings under lines of credit, net of current portion	861,424	861,424
Preferred Interests, net of current portion	142,064	142,064
Capital lease obligations, net of current portion	283,005	283,005
Notes offered hereby	—	503,400
Senior secured credit facility	296,500	—
Second priority senior secured notes and term loans, net of current portion	3,670,780	3,670,780
Non-convertible senior unsecured notes	5,403,656	5,362,916
Convertible senior notes due 2006	72,126	72,126
Convertible senior notes due 2023	900,000	633,775
Notes payable to Calpine Capital Trusts(1)	1,153,500	517,500
CCFC I financing, net of current portion	784,661	784,661
CalGen/ CCFC II financing	2,448,907	2,448,907
Construction/project financing, net of current portion	1,723,040	1,723,040
Senior secured notes due 2014, offered concurrently herewith	0	785,000
Total long-term debt	17,739,663	17,788,598
Total debt	18,071,040	18,118,075
Minority interests	350,561	350,561
Stockholders’ equity:
Preferred stock, $.001 par value:
10,000,000 shares authorized; none issued and outstanding, actual and as adjusted(1)	—	—
Common stock, $.001 par value: 2,000,000,000 shares authorized; 439,326,249 shares issued and outstanding, actual, and 534,020,678 shares outstanding, as adjusted(2)	439	533
Additional paid-in capital	3,109,778	3,130,047
Retained earnings	1,468,619	1,531,702
Accumulated other comprehensive loss	22,054	22,197
Total stockholders’ equity	4,600,891	4,684,479
Total capitalization	$23,022,592	$23,153,115

(1)	“Notes payable to Calpine Capital Trusts” constitutes the debentures issued by Calpine to the Calpine Capital Trusts, our wholly owned subsidiaries, in connection with the issuance of the HIGH TIDES by the Calpine Capital Trusts. As of June 30, 2004, the liquidation amount outstanding of the HIGH TIDES was $1,153,500,000 and $132,500,000 in liquidation amount of the HIGH TIDES was held by Calpine. As adjusted to give effect to repurchases of HIGH TIDES through September 17, 2004 and the use of proceeds from this offering, there will be $517,500,000 in notes payable to Calpine Capital Trusts outstanding and $517,500,000 in liquidation amount of the HIGH TIDES will be outstanding, none of which will be held by Calpine.

(2)	While the shares that we have agreed to loan to an affiliate of DB in connection with our concurrent offering of common stock will be reflected as outstanding in stockholders’ equity, based on current accounting principles, we believe that the shares will not be considered outstanding for the purpose of computing earnings per share. See “Concurrent Transactions — Offering of Shares of Our Common Stock and Share Lending Agreement.”

DESCRIPTION OF OTHER INDEBTEDNESS

Repayment and Termination of Senior Secured Credit Facility

      In July 2003, Calpine entered into a $500.0 million first priority senior secured working capital facility with The Bank of Nova Scotia, as administrative agent, funding agent, lead arranger and bookrunner, and certain other lending institutions. The facility consists of a two-year, $300.0 million working capital revolver due to mature on July 15, 2005, and a four-year, $200.0 million term loan facility due to mature on July 15, 2007. At September 1, 2004, there was $198.0 million in term loans, $100.0 million in revolving loans and $144.8 million of letters of credit outstanding under that facility.

      On September 1 and 2 of 2004, we sold certain of our U.S. and Canadian natural gas and petroleum assets. We used all of the proceeds from the sale of the U.S. assets, and a portion of the proceeds from the sale of the Canadian assets, to repay the term and revolving loans outstanding under our senior secured credit facility, cash collateralize letters of credit outstanding under that facility and correspondingly reduce commitments under that facility. See “Summary— Recent Developments— Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility.”

      Prior to or simultaneous with the offering of the $785 million first lien senior secured notes, we intend to transfer the letters of credit that are outstanding under our senior secured credit facility to our existing cash collateralized letter of credit facility or to a new cash collateralized letter of credit facility. Upon transfer of the letters of credit, our senior secured credit facility will terminate and the liens securing the facility will be released.

Cash Collateralized Letter of Credit Facility

      In July 2003, Calpine also entered into a stand-alone cash collateralized letter of credit facility with The Bank of Nova Scotia that provided for the issuance of up to $200.0 million of letters of credit through July 15, 2005. At September 1, 2004, there were $100.4 million of letters of credit outstanding under the facility.

Second Priority Senior Secured Term Loans and Notes

      In July 2003, Calpine entered into a $750.0 million second priority senior secured term loan facility and issued:

•	$500.0 million of Second Priority Senior Secured Floating Rate Notes due 2007;

•	$1,150.0 million of 8.500% Second Priority Senior Secured Notes due 2010; and

•	$900.0 million of 8.750% Second Priority Senior Secured Notes due 2013.

      On November 18, 2003, Calpine issued $400.0 million of 9 7/8% Second Priority Senior Secured Notes due 2011. The second priority senior secured notes and term loans are senior in right of payment to the notes offered hereby.

      Second Priority Senior Secured Term Loans. Calpine will not be permitted to optionally prepay the term loans until July 15, 2005, except as described below. After July 15, 2005 and prior to July 15, 2006, Calpine will be permitted to optionally prepay some or all of the term loans at a premium, plus accrued interest. After July 15, 2006, Calpine will be permitted to optionally prepay some or all of the term loans at par, plus accrued interest, without payment of any premium.

      At any time before July 15, 2005, on one or more occasions, Calpine will be permitted to optionally prepay up to 35% of the aggregate then-outstanding principal amount of the term loans (without regard to the reduction of the aggregate principal amount of the term loans outstanding due to any scheduled principal payments), including any additional term loans, with the net cash proceeds of any one or more public equity offerings, so long as:

•	Calpine pays holders of the term loans a premium equal to the LIBOR-based interest rate (including the additional rate margin) in effect on the date of prepayment for a three-month LIBOR interest period commencing on that date on which the term loans are being prepaid, plus accrued interest;

•	Calpine redeems the term loans within 45 days of such equity offering; and

•	at least 65% of the aggregate principal amount of the term loans issued under the term loan agreement (without regard to the reduction of the aggregate principal amount of the term loans outstanding due to any scheduled principal payments), including the principal amount of any additional term loans, remains outstanding immediately after each such optional prepayment.

      Second Priority Senior Secured Notes. Calpine cannot redeem the 2007 notes until July 15, 2005, except as described below. After July 15, 2005, Calpine can redeem some or all of the 2007 notes at the applicable redemption prices, plus accrued interest.

      Calpine cannot redeem the 2010 notes until July 15, 2007, except as described below. After July 15, 2007, Calpine can redeem some or all of the 2010 notes at the applicable redemption prices, plus accrued interest. At any time before July 15, 2007, Calpine may redeem the 2010 notes, in whole or in part, at a price equal to 100% of their principal amount plus the applicable “make-whole premium.”

      Calpine cannot redeem the 2011 notes until maturity.

      Calpine cannot redeem the 2013 notes until July 15, 2008, except as described below. After July 15, 2008, Calpine can redeem some or all of the 2013 notes at the applicable redemption prices, plus accrued interest. At any time before July 15, 2008, Calpine may redeem the 2013 notes, in whole or in part, at a price equal to 100% of their principal amount plus the applicable “make-whole premium.”

      At any time before July 15, 2005 with respect to the 2007 notes and before July 15, 2006 with respect to the 2010 notes and the 2013 notes, on one or more occasions, Calpine will be permitted to redeem up to 35% of the outstanding principal amount of the applicable series of notes, including any additional notes issued in such series, with the net cash proceeds of any one or more public equity offerings, so long as:

•	Calpine pays holders of the notes a redemption price equal to (i) par plus the applicable Eurodollar Rate then in effect, with respect to the 2007 notes, (ii) 108.500%, with respect to the 2010 notes, and (iii) and 108.750%, with respect to the 2013 notes, of the face amount of the notes we redeem, plus, in each case, any accrued interest;

•	Calpine redeems the notes within 45 days of such public equity offering; and

•	at least 65% of the aggregate principal amount of the applicable series of notes originally issued under the applicable indenture, including the principal amount of any additional notes, remains outstanding immediately after each such redemption.

      If a change of control of Calpine occurs, Calpine must give holders of the second priority senior secured notes the opportunity to sell their second priority senior secured notes to Calpine at a purchase price of 101% of their principal amount, plus accrued interest. The term loan agreement for the second priority senior secured term loans contains a substantially similar provision relating to change of control.

Convertible Senior Notes due 2006

      In December 2001 and January 2002, Calpine completed the issuance of $1.2 billion in aggregate principal amount of 4% Convertible Senior Notes Due 2006. These securities are convertible, at the option of the holder, into shares of Calpine common stock at a price of $18.07 (subject to adjustment).

      In the first quarter of 2004, the company completed a cash tender offer for approximately $409.4 million aggregate principal amount of its convertible senior notes. Convertible senior notes in the aggregate principal amount of $72.1 million remained outstanding following completion of the offer and certain other repurchases. Holders have the right to require Calpine to repurchase all or a portion of the remaining convertible senior notes on December 26, 2004 at 100% of their principal amount plus any accrued and unpaid interest. Calpine has the right to make such repurchase with cash, shares of Calpine common stock, or a combination of cash and stock.

Contingent Convertible Notes due 2023

      On November 14, 2003, Calpine issued $650.0 million (including the exercise of $50.0 million of the initial purchaser’s overallotment option) of 4.75% Contingent Convertible Notes due 2023. On January 9, 2004, the initial purchaser exercised its option to purchase an additional $250.0 million of these notes.

      The notes are convertible into cash and into shares of Calpine common stock upon the occurrence of certain contingencies at an initial conversion price of $6.50 per share, which represents a 38% premium over the New York Stock Exchange closing price of $4.71 per share on November 6, 2003, the date the notes were originally priced. Upon conversion of the notes, we will deliver par value in cash and any additional value in shares of Calpine common stock.

Non-Convertible Senior Unsecured Notes

      Calpine and its subsidiaries have completed a series of public non-convertible senior unsecured note offerings since 1994. Interest is payable semiannually at specified rates. All senior unsecured notes issued by subsidiaries of Calpine have been irrevocably and unconditionally guaranteed on a senior basis by Calpine. Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest method, over the respective lives of the notes. There are no sinking fund or mandatory redemptions of principal before the maturity dates of each offering. Certain of the senior note indentures limit our ability to incur additional debt, pay dividends, sell assets and enter into certain transactions. As of June 30, 2004, Calpine was in compliance with all debt covenants relating to the non-convertible senior unsecured notes.

HIGH TIDES

      In 1999 and 2000, we completed three offerings of Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES, at a value of $50.00 per share through our wholly owned subsidiaries, Calpine Capital Trust, Calpine Capital Trust II, and Calpine Capital Trust III, each a statutory business trust created under Delaware law, collectively, the Trusts. The HIGH TIDES consist of the following as of June 30, 2004 (dollars in thousands):

				Liquidation	Conversion
				Amount	Ratio-Number of		Initial
			Interest	Outstanding at	Common Shares	First	Redemption
	Issue Date	Shares	Rate	June 30, 2004	per Each High Tide	Redemption Date	Price

High Tides I	October 1999	5,520,000	5.75%	$276,000	3.4620	November 5, 2002	101.440%
High Tides II	January and February 2000	7,200,000	5.50%	360,000	1.9524	February 5, 2003	101.375%
High Tides III	August 2000	10,350,000	5.00%	517,500	1.1510	August 5, 2003	101.250%

Total		23,070,000		$1,153,500

      As of June 30, 2004, $132,500,000 in liquidation amount of the HIGH TIDES was held by Calpine. As adjusted to give effect to repurchases of HIGH TIDES through September 17, 2004 and the use of proceeds from this offering to redeem the HIGH TIDES I and HIGH TIDES II in full, there will be $517,500,000 in liquidation amount of the HIGH TIDES outstanding, none of which will be held by Calpine.

      The net proceeds from each of the offerings were used by the Trusts to invest in convertible subordinated debentures of Calpine, which represent substantially all of the respective Trusts’ assets. Calpine has effectively guaranteed all of the respective Trusts’ obligations under the trust preferred securities. The trust preferred securities have liquidation values of $50.00 per share, or $1.124 billion in total remaining outstanding at June 30, 2003 for all of the issuances. Calpine has the right to defer the interest payments on the underlying debentures for up to twenty consecutive quarters, which would also cause a deferral of distributions on the trust preferred securities. Currently, Calpine has no intention of deferring interest payments on any of the underlying debentures.

      The HIGH TIDES I, II and III are scheduled to be remarketed no later than November 1, 2004, February 1, 2005 and August 1, 2005, respectively. In the event the HIGH TIDES are not redeemed prior to their remarketing and there is a failed remarketing, the HIGH TIDES will remain outstanding as convertible securities at a term rate equal to the treasury rate plus 6% per annum and with a term conversion price equal to 105% of the average closing price of our common stock for the five consecutive trading days after the applicable final failed remarketing termination date.

      We intend to use the proceeds from this offering to repurchase or redeem the HIGH TIDES I and HIGH TIDES II. See “Use of Proceeds.”

Letter of Credit Facility of Calpine Energy Management, L.P.

      On August 5, 2004, Calpine’s indirect wholly owned subsidiary, Calpine Energy Management, L.P., entered into a $250.0 million letter of credit facility with Deutsche Bank (rated Aa3/ AA-) that expires in October 2005. Calpine Energy Management, L.P. was created to facilitate short-term gas and power purchases and sales transactions ranging from the hourly market up to one forward month. Deutsche Bank will guarantee Calpine Energy Management L.P.’s power and gas obligations by issuing letters of credit. Receivables generated through power sales will serve as collateral to support the letters of credit.

Financing of Rocky Mountain and Riverside Energy Centers

      On June 29, 2004, our indirect wholly owned subsidiaries, Rocky Mountain Energy Center, LLC and Riverside Energy Center, LLC, issued $633.4 million of First Priority Secured Floating Rate Term Loans due 2011 and entered into a $28.1 million letter of credit-linked deposit facility. Net proceeds from the loans, after transaction costs and fees, were used to refinance amounts outstanding under the $250.0 million non-recourse project financing for our Rocky Mountain facility and the $230.0 million non-recourse project financing for our Riverside facility, and to pay final construction costs for those facilities. In connection with this refinancing, we wrote off $13.2 million in deferred financing costs. In addition, approximately $160.0 million was used to reimburse Calpine for costs incurred in connection with the development and contraction of the Rocky Mountain and Riverside facilities. We also received approximately $79.0 million in proceeds via a combination of cash and increased credit capacity as a result of the elimination of certain reserves and cancellation of letters of credit associated with the original non-recourse project financings.

Calpine Generating Company, LLC Refinancing

      On March 23, 2004, our wholly owned subsidiary, Calpine Generating Company, LLC, which was formerly Calpine Construction Finance Company II, LLC, or CalGen or CCFC II, completed its offering of senior secured notes and senior secured term loans. The term loans and notes in each case are secured, through a combination of pledges of the equity interests in CalGen and its first tier subsidiary, CalGen Expansion Company, by the assets of CCFC II’s power generating facilities (other than its Goldendale facility) and related assets located throughout the United States. The lenders’ recourse is limited to such security, and none of the indebtedness is guaranteed by Calpine.

      We realized net proceeds from the offerings (after payment of transaction fees and expenses, including the fee payable to Morgan Stanley in connection with an index hedge) of approximately $2.3 billion. Net proceeds from the offerings were used to refinance amounts outstanding under CCFC II’s $2.5 billion revolving construction credit facility, which was scheduled to mature in November 2004, and to pay fees and transaction costs associated with the refinancing. Concurrent with the refinancing, CCFC II amended and restated its credit facility to reduce the commitments under the facility to $200.0 million and extend its maturity to March 2007. Outstanding indebtedness and letters of credit under the credit facility totaled approximately $2.4 billion at the refinancing date.

Monetization of Power Contracts

      Power Contract Financing, L.L.C. On June 13, 2003, Power Contract Financing, L.L.C., a wholly owned stand-alone subsidiary of CES, sold approximately $340 million in principal amount of its 5.200% senior secured notes due 2006 and approximately $462 million in principal amount of its 6.256% senior secured notes due 2010. These senior secured notes are secured by cash flows from one of CES’s fixed-priced, long-term power sales agreements with DWR and a new fixed-priced long-term power purchase agreement with Morgan Stanley Capital Group, Inc. In addition, we have monetized power contracts and related power projects through the issuance of debt and preferred stock in structures related to those contracts and projects. We intend to continue entering into monetization transactions using these and similar structures in the future.

      Power Contract Financing III, LLC. On June 2, 2004, our indirect wholly owned subsidiary, Power Contract Financing III, LLC, issued $85.0 million aggregate amount at maturity of zero coupon notes collateralized by its ownership interest in Power Contract Financing, L.L.C. We received cash proceeds of approximately $50.0 million from the issuance of the zero coupon notes.

Calpine Construction Finance Company, L.P. Refinancing

      On August 14, 2003, our wholly-owned subsidiaries, Calpine Construction Finance Company, L.P., or CCFC I, and CCFC Finance Corp., completed a $750.0 million financing pursuant to which CCFC I and CCFC Finance Corp. issued $365.0 million in aggregate principal amount of second priority senior secured floating rate notes due 2011 and CCFC I borrowed $385.0 million in aggregate principal amount of senior secured term loans. On September 25, 2003, CCFC I and CCFC Finance Corp. completed a follow-on offering of $50.0 million in aggregate principal amount of additional second priority senior secured floating rate notes due 2011. The net proceeds of these offerings were used to refinance a portion of CCFC I’s $930.1 million of indebtedness that was due to mature in November 2003. The remaining balance of CCFC I’s then-existing indebtedness was repaid from cash on hand.

DESCRIPTION OF THE NOTES

      Calpine will issue the notes under a supplemental indenture between itself and Wilmington Trust Company, as trustee. The supplemental indenture supplements the indenture between Calpine and Wilmington Trust Company (together with the supplemental indenture, the “indenture”) dated as of August 10, 2000. The following description is only a summary of the material provisions of the indenture and the notes. We urge you to read the indenture and the notes in their entirety because they, and not this Description of the Notes, define your rights as holders of the notes. You may request copies of these documents by contacting us at the telephone number or address shown under the caption “Where You Can Find More Information About Us And This Offering.” For purposes of this Description of the Notes, references to “Calpine,” “we,” “our,” or “us” refer solely to Calpine Corporation and not to any of its subsidiaries. As used in this Description of the Notes, the word “including” means “including, without limitation.”

General

      We will issue the notes in an aggregate principal amount at maturity of $600 million ($690 million if DB, the underwriter, exercises in full its over-allotment option to purchase additional notes) at an issue price per note of $839. The notes will mature on September  ● , 2014 unless earlier repurchased by us at a holder’s option, upon a Change of Control of Calpine as described under “—Change of Control” or converted at a holder’s option as described under “—Conversion Rights.”

      Regular cash interest on the notes will accrue at a rate per annum equal to 6% on $1,000 ($60 per note) and will be payable semiannually on March  ● and September  ● (each, an “interest payment date”) of each year, commencing on March  ● , 2005, except that no interest will be paid on or accrue for the interest periods corresponding to the March  ● and September  ● , 2007, 2008 and 2009 interest payment dates.

      Beginning on September  ● , 2006, the original principal amount of each note will increase daily from $839 until September  ● , 2009 by $0.1469 per note, to the accreted principal amount at maturity of $1,000 per note. The principal amount of each note will not increase following September  ● , 2009. As used in this prospectus supplement, “accreted principal amount” per note means (i) prior to September  ● , 2006, $839, (ii) on and following September  ● , 2009, $1,000, and (iii) on any date from and including September  ● , 2006 to but excluding September  ● , 2009, $839 plus $0.1491 per day from and including September  ● , 2006 until such date.

      Regular cash interest on the notes will accrue from the date of original issuance, or if interest has already been paid, from the date it was most recently paid, except as provided above. We will make each such interest payment to holders of record of the notes on the immediately preceding March 1 and September 1 (each, a “regular record date”). Regular cash interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The notes will be our general unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be senior in right of payment to all our existing and future subordinated indebtedness. However, the notes will be expressly subordinated in right of payment to all our existing and future secured debt, including debt under our secured term loans, our senior secured credit facility and our various series of outstanding secured senior notes, including the senior secured notes being offered concurrently herewith. See “—Subordination” and “Risk Factors— Risks Relating to the Notes”. These notes will be subordinated to all of our existing and future secured indebtedness and effectively subordinated to existing and future liabilities of our subsidiaries and other affiliates.

      In addition, because the notes will not be guaranteed by our subsidiaries, they will be effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. Additionally, because the notes are unsecured, they will be effectively junior to all of our existing and future secured debt. Under the indenture, we and our subsidiaries will be permitted to incur unlimited additional indebtedness other than with respect to certain restrictions on liens and sale and leaseback transactions. See “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions.” Our subsidiaries had approximately $11.8 billion of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities, as of June 30, 2004.

      As of June 30, 2004, on an as adjusted basis as described under “Capitalization,” we would have had approximately $6.1 billion of unsecured debt that would rank equally with the notes and $4.5 billion of secured debt that would be effectively senior to the notes. For a description of our indebtedness, see “Description of Other Indebtedness.”

Conversion Rights

      Subject to the restrictions described in this Description of the Notes, a holder may convert any outstanding notes into cash and shares of our common stock based on an initial “Conversion Price” per share of $ ● in accordance with the conversion mechanism set forth below under “—Conversion Rights.” The Conversion Rate on any day is 1,000 divided by the Conversion Price in effect on such day. The Conversion Price is, however, subject to adjustment as described below under “—Conversion Price Adjustments.” A holder may convert notes only in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity.

General

      Holders may surrender notes for conversion into cash and shares of our common stock prior to the maturity date in the following circumstances:

(1) at any time following September ● , 2013;

(2) during any calendar quarter commencing after the issuance of the notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the calendar quarter in which the conversion occurs is more than 120% of the Conversion Price then in effect on that 30th trading day;

(3) during the five trading day period after any five consecutive trading day period in which the average trading price of the notes for each day of such five-day period was less than 95% of the product of the common stock price on that day multiplied by the Conversion Rate; or

(4) upon the occurrence of specified corporate transactions described below under “—Conversion Upon Specified Corporate Transactions.”

      Subject to certain exceptions described below under “—Conversion Upon Satisfaction of Trading Price Condition” and “—Conversion Upon Specified Corporate Transactions,” once notes are tendered for conversion, holders tendering the notes will be entitled to receive cash and shares of our common stock, the value of which (the “Conversion Value”) will be equal to the product of:

(1) the Conversion Rate; and

(2) the average of the closing prices per share of our common stock for the five consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) including and immediately following the second trading day following the day the notes are tendered for conversion (the “Five Day Average Closing Stock Price”).

      Subject to certain exceptions described below and under “—Conversion Upon Satisfaction of Trading Price Condition” and “—Conversion Upon Specified Corporate Transactions,” we will deliver the Conversion Value to tendering holders as follows:

(1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the Conversion Value and (b) the accreted principal amount of the notes to be converted;

(2) if the Conversion Value is greater than the Principal Return, an amount in shares (the “Net Shares”), determined as set forth below, equal to the difference between the Conversion Value and the Principal Return (the “Net Share Amount”); and

(3) an amount paid in cash to account for any fractional shares of common stock.

      The number of Net Shares to be paid will be determined by us by dividing the Net Share Amount by the Five Day Average Closing Stock Price. The cash payment for fractional shares will be based on the Five Day Average Closing Stock Price.

      The Conversion Value, Principal Return and Net Share Amount will be determined by us at the end of the fifth consecutive trading day including and immediately following the second trading day after the day the notes are tendered for conversion (the “Determination Date”).

      We will pay the Principal Return and cash for fractional shares and deliver the Net Shares as promptly as practicable after the Determination Date, but in no event later than four business days thereafter. Notwithstanding the foregoing, if, on the date the notes are tendered for conversion, we determine, in our sole judgment, that our then outstanding indebtedness would prevent us from making such payments upon conversion, we may elect, at our option, to redeem the notes tendered for conversion for a payment equal to the Principal Return, to be paid in cash, and a number of shares of our common stock equal to the Net Shares together with cash in lieu of any fractional shares. The redemption date for any such election will be the seventh business day following the Determination Date. As of the date hereof, the restricted payment covenants under the instruments or agreements governing certain of our outstanding indebtedness would prevent us from settling the notes upon conversion without redeeming the notes and treating such redemption as a refinancing.

      Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the accreted principal amount of the notes, as well as accrued cash interest payable on the notes, except as described below. Accrued cash interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the Conversion Price to account for the accrued cash interest.

      Except as described in the following sentence, upon conversion of any notes on a date that is not an interest payment date, holders will not be entitled to receive any additional cash payment representing accrued and unpaid cash interest for the period from the immediately preceding interest payment date to the conversion date with respect to the converted notes, and, as provided above, such cash interest will be deemed paid in full. Nonetheless, if notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion.

      If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder or as a result of a Change of Control, such note may be converted only if the notice of election is withdrawn as described under “—Change of Control.” If an event of default, as described under “—Events of Default,” has occurred and is continuing (other than a default in a cash payment upon conversion of the notes), we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares) and instead will make payment only through the delivery of shares. The number of shares to be delivered will be equal to the Conversion Rate.

      Any shares of common stock received by holders upon conversion of the notes will convey the same rights as all of the other outstanding shares of our common stock.

      The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.

      A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.

      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount at maturity of notes obtained by the bid solicitation agent for $5,000,000 principal amount at maturity of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the underwriter; provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one such bid or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by the bid solicitation agent, taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. The bid solicitation agent shall not be required to determine the trading price of the notes unless requested in writing by us.

Adjustment for Certain Changes of Control

      If you elect to convert your notes in connection with a corporate transaction as described under “—Conversion Upon Specified Corporate Transactions” that constitutes a Change of Control as defined under “—Change of Control” (whether or not you have a right to put your notes upon such Change of Control) and 10% or more of the fair market value of the consideration for the common stock in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will decrease the Conversion Price for the notes surrendered for conversion, which will increase the number of shares of common stock issuable upon conversion (the “additional shares”) as described below.

      The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share of our common stock. Otherwise, the share price shall be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of the corporate transaction.

      The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the Conversion Price of the notes is adjusted, as described below under “—Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Price as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Price as set forth under “—Conversion Price Adjustments.”

      The following table sets forth the hypothetical share price and number of additional shares to be received per $1,000 principal amount at maturity of notes. The dates and stock prices included in this table are subject to change upon the pricing of this offering.

	Stock Price

Effective date	$3.61	$4	$5	$6	$7	$8	$9	$10	$11	$12	$13	$14	$15	$20	$25	$30

September 29, 2004	34.4	29.3	20.4	15.0	11.5	9.1	7.3	6.0	5.0	4.1	3.5	2.9	2.4	0.9	0.2	0.0
September 29, 2005	27.7	23.0	15.1	10.5	7.6	5.7	4.4	3.6	2.9	2.4	2.0	1.7	1.4	0.5	0.1	0.0
September 29, 2006	19.3	15.5	8.9	5.0	2.6	1.1	0.3	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
September 29, 2007	27.0	22.5	14.7	9.9	6.6	4.3	2.7	1.5	0.7	0.3	0.0	0.0	0.0	0.0	0.0	0.0
September 29, 2008	34.4	30.7	21.6	15.8	11.8	8.9	6.8	5.1	3.8	2.8	2.0	1.3	0.8	0.0	0.0	0.0
September 29, 2009	34.4	34.4	29.5	22.6	17.9	14.4	11.8	9.7	8.1	6.7	5.6	4.7	4.0	1.6	0.5	0.0
September 29, 2010	34.4	34.4	25.9	20.0	15.9	12.8	10.5	8.7	7.3	6.1	5.1	4.3	3.6	1.4	0.4	0.0
September 29, 2011	33.0	28.8	21.3	16.6	13.2	10.8	8.9	7.4	6.2	5.2	4.3	3.7	3.1	1.2	0.3	0.0
September 29, 2012	24.1	21.0	15.6	12.2	9.8	8.0	6.7	5.6	4.7	4.0	3.3	2.8	2.4	0.9	0.2	0.0
September 29, 2013	13.1	11.4	8.6	6.7	5.5	4.5	3.8	3.2	2.7	2.3	1.9	1.6	1.4	0.5	0.1	0.0
September 29, 2014	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

      The share prices and additional share amounts set forth above are based upon a common stock price of $3.61 at September 20, 2004 and an initial Conversion Price of $5.05.

      The maximum amount of additional shares payable is 34.4 per $1,000 principal amount at maturity of notes. Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed approximately 232.41 shares per $1,000 principal amount at maturity of notes, subject to adjustments in the same manner as the Conversion Price as set forth under “—Conversion Price Adjustments.”

      The exact share prices and effective dates may not be set forth in the table above, in which case:

•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is equal to or in excess of $30 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the share price is less than $3.61 per share (subject to adjustment), no additional shares will be issued upon conversion.

      Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Triggers

      You may surrender notes for conversion prior to the stated maturity only under the following circumstances:

Conversion After September ● , 2013

      A holder may surrender any of its notes for conversion at any time following September      ●     , 2013.

Conversion Upon Satisfaction of Common Stock Price Condition

      A holder may surrender any of its notes for conversion during any calendar quarter commencing after the issuance of the notes by delivering the notes to the conversion agent, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the calendar quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day.

Conversion Upon Satisfaction of Trading Price Condition

      A holder may surrender any of its notes for conversion during the five trading day period immediately after any five consecutive trading day period in which the trading price of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of such five-day period was less than 95% of the product of the common stock price on that day multiplied by the Conversion Rate (the “trading price condition”); provided that if on the date of any conversion pursuant to the trading price condition, our common stock price is greater than the Conversion Price on such date but less than 120% of the Conversion Price on such date, then the Conversion Value you will be entitled to receive will be equal to the accreted principal amount of your notes plus accrued and unpaid cash interest as of the conversion date (“principal value conversion”). Shares of our common stock (and any cash in lieu of fractional shares) delivered upon a principal value conversion will be valued at the greater of the Conversion Price on the conversion date and our common stock price as of the conversion date.

      The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price of the notes would be less than 95% of the product of the common stock price and the Conversion Rate. At such time, we shall instruct the bid solicitation agent in writing to determine the trading price beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 95% of the product of the common stock price and the Conversion Rate.

      The bid solicitation agent will initially be American Stock Transfer and Trust Company, but we may select any bank, trust company or similar fiduciary agent to serve as bid solicitation agent.

Conversion Upon Specified Corporate Transactions

      If we elect to:

(1) distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the closing price per share of our common stock on the day prior to the date upon which such a distribution is announced; or

(2) distribute to all or substantially all holders of shares of our common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 12.5% of the closing price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion by delivering the notes to the conversion agent until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if we provide that holders of notes will participate in the distribution without conversion.

      In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion by delivering the notes to the conversion agent at any time from and after the date that is 15 days prior to the anticipated date of such transaction, until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to receive any shares of our common stock upon conversion of its notes will be changed into a right to receive the kind and amount of cash, securities and other property that such holder would have received for such shares if such holder had converted such notes immediately prior to the transaction. Alternatively, if the transaction also constitutes a Change of Control, such holder may instead require us to repurchase all or a portion of its notes as described under “—Change of Control.”

      If you elect to convert your notes in connection with a corporate transaction that constitutes a Change of Control as defined under “—Change of Control” and 10% or more of the consideration for our common stock in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, upon any conversion of the notes as described above, we will decrease the Conversion Price by the additional shares as described above under “—Adjustment for Certain Changes of Control”.

Conversion Price Adjustments

      The Conversion Price and, as a result, the Conversion Rate will be subject to adjustment (without duplication) upon the following events:

(1) the payment of dividends and other distributions on our common stock that are payable exclusively in shares of our common stock;

(2) the issuance to all holders of our common stock of rights, warrants or options that allow the holders to purchase shares of our common stock at less than the current market price; provided that no adjustment will be made if holders of the notes may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate;

(3) the subdivision or combination of our common stock;

(4) the declaration of a cash dividend or distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or distribution, the Conversion Price shall be decreased to equal the number determined by multiplying the

Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price—Dividend Adjustment Amount)

(Pre-Dividend Sale Price)

provided that no adjustment to the Conversion Price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or distribution without conversion; provided, further, that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (4), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock (and any cash in lieu of fractional shares) deliverable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the record date for such cash dividend or distribution at the Conversion Rate and for the Conversion Value in effect on such record date.

      “Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock;

(5) the payment of dividends and other distributions to all holders of our common stock, consisting of evidences of our indebtedness, securities or capital stock, cash or assets, except for (a) those rights or warrants referred to in clause (2) above or (b) any cash dividend or distribution referred to in clause (4) above; provided that no adjustment will be made if all holders of the notes may participate in the transactions; and

(6) the payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock to the extent that the offer involves aggregate consideration that, together with any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment, and all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the expiration date of the tender offer.

      The applicable Conversion Price will not be adjusted:

(1) upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Calpine and the investment of additional optional amounts in shares of our common stock under any plan,

(2) upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Calpine,

(3) upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued, or

(4) upon the issuance of any rights, any distribution of separate certificates representing the rights, any exercise or redemption of any rights or any termination or invalidation of the rights pursuant to our stockholders rights plan.

      We may decrease the Conversion Price for at least 20 days, so long as the decrease is irrevocable during that 20-day period. No adjustment in the applicable Conversion Price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable Conversion Price (other than an adjustment described in paragraph (6) above). If the adjustment is not made because the adjustment does not change the applicable Conversion Price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable Conversion Price will not be subject to adjustment in the case of the issuance of any of our common stock, or securities convertible into or exchangeable for our common stock.

Change of Control

      If a Change of Control (as defined below) occurs, a holder of notes will have the right, at its option, to require us to repurchase all of its notes, or any portion thereof that is equal to $1,000 principal amount at maturity or an integral multiple of $1,000 principal amount at maturity, except as otherwise provided below. The price we will be required to pay is equal to the accreted principal amount plus any accrued and unpaid cash interest up to but excluding the date of repurchase.

      Within 30 days after the occurrence of a Change of Control, we are obligated to give to the holders of notes notice of a Change of Control and of the repurchase right arising as a result of the Change of Control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a holder of notes must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

      Simultaneously with such notice of the Change of Control, we will disseminate a press release through Dow Jones & Company, Inc., Business Wire, Bloomberg Business News or Reuters (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing this information and publish the information on our website or through such other public medium as we may use at that time.

      A “Change of Control” will be deemed to have occurred if any of the following occurs:

(1) any person, including any syndicate or group deemed to be a “person” under Section 13 (d) (3) of the Securities Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(2) we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

(a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock,

(b) pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

(c) which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

      However, investors will not have the right to require us to repurchase their notes if a Change of Control occurs, and either (A) the closing price per share of our common stock on the New York Stock Exchange for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the event that constitutes a Change of Control or the public announcement of such event, in the case of a Change of Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before such event, in the case of Change of Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the Conversion Price of the notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation constituting a Change of Control under clause (1) and/or (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such common stock.

      For purposes of these provisions:

(1) the Conversion Price is equal to $1,000 (and not, for the avoidance of doubt, the accreted principal amount of the notes) divided by the Conversion Rate in effect as of the date of the Change of Control;

(2) whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act; and

(3) “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act.

      Rule 13e-4 under the Securities Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of notes. We will comply with this rule to the extent it applies at that time.

      The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged transaction or other transaction that may adversely affect the holders.

      If a Change of Control were to occur, we may not have enough funds to pay the repurchase price. We have previously incurred, and may in the future incur, other indebtedness with similar Change of Control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the notes when required following a Change of Control, we will be in default under the indenture.

Merger and Sales of Assets by Calpine

      We may not consolidate with or merge with or into any other person or sell, assign, convey, transfer, or otherwise dispose of all or substantially all of our properties and assets as an entirety to any person unless immediately after giving effect to the transaction, no event of default with respect to the notes will have occurred and be continuing and either:

(1) we shall be the surviving corporation; or

(2) the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and shall expressly assume, in a form reasonably satisfactory to the trustee, all of our obligations under the indenture and the notes.

      In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

Limitation on Sale and Leaseback Transactions

      Under the terms of the indenture, we shall not, and shall not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) we or the Restricted Subsidiary would be entitled to create a Lien on the property or asset subject to the Sale and Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt with respect to that transaction without equally and ratably securing the notes pursuant to the covenant described below under “—Limitation on Liens;” or

(2) the net proceeds of the sale are at least equal to the fair value (as determined by board of directors of Calpine) of the property or asset subject to the Sale and Leaseback Transaction and Calpine, or the Restricted Subsidiary, applies or causes to be applied, within 180 days of the effective date of the Sale and Leaseback Transaction, an amount in cash equal to the net proceeds of the sale to the retirement of Indebtedness of Calpine, or of the Restricted Subsidiary.

      In addition to the transactions permitted pursuant to the clauses (1) and (2) above, we or any of our Restricted Subsidiaries may enter into a Sale and Leaseback Transaction as long as the sum of:

(1) the Attributable Debt with respect to that Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into pursuant to this provision, plus

(2) the amount of outstanding Indebtedness secured by Liens incurred pursuant to the final paragraph of the covenant described under “—Limitation on Liens” below, does not exceed 15% of Calpine’s Consolidated Net Tangible Assets as determined based on Calpine’s consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available. In addition, any Restricted Subsidiary may enter into a Sale and Leaseback Transaction with respect to property or assets owned by that Restricted Subsidiary so long as the proceeds of that Sale and Leaseback Transaction are used to explore, drill, develop, construct, purchase, repair, improve, or add to property or assets of any Restricted Subsidiary, or to repay (within 365 days of the commencement of full commercial operation of any such property or assets) Indebtedness incurred to explore, drill, develop, construct, purchase, repair, improve or add to property or assets of any Restricted Subsidiary.

      As used in the indenture, the following terms are defined as follows:

“Attributable Debt,” in respect of any Sale and Leaseback Transaction, means, as of the date of determination, the present value (discounted at the rate of interest set forth or implicit in terms of the lease (or, if not practicable to determine that rate, the rate of interest borne by the notes), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Capitalized Lease Obligations” of a person means the rental obligations under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of that person as lessee, in conformity with generally accepted accounting principles, is required to be capitalized on the balance sheet of that person. The stated maturity of any such lease shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Consolidated Current Liabilities” means, as of the date of determination, our aggregate amount of consolidated liabilities, and those of our Restricted Subsidiaries, which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between Calpine and its subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means, as of the date of determination, the total amount of consolidated assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) under generally accepted accounting principles which would appear on our consolidated balance sheet and that of our subsidiaries, determined in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

(a) Consolidated Current Liabilities;

(b) minority interests in our Restricted Subsidiaries held by a third person or another Restricted Subsidiary;

(c) excess of cost over fair value of assets of businesses acquired, as determined in good faith by Calpine’s board of directors;

(d) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

(e) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(f) treasury stock; and

(g) any cash set apart and held in a sinking fund or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

“Indebtedness” of any person means, without duplication:

(a) the principal of and premium (if any premium is then due and owing) in respect of indebtedness of that person for money borrowed;

(b) all Capitalized Lease Obligations of that person;

(c) all obligations of that person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) and (b) above) entered into in the ordinary course of business of that person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, that drawing is reimbursed no later than the tenth business day following receipt by that person of a demand for reimbursement following payment on the letter of credit;

(d) all obligations of the type referred to in clauses (a) through (c) above of other persons and all dividends of other persons for the payment of which, in either case, that person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

(e) all obligations of the type referred to in clauses (a) through (d) above of other persons secured by any Lien on any property or asset of that person (whether or not such obligation is assumed by that person), the amount of the obligation on any date of determination being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured.

      The amount of Indebtedness of any person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by that person’s board of directors, in good faith, in light of the facts and circumstances existing at the time, as reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Restricted Subsidiary” means any subsidiary of a person that is not designated an Unrestricted Subsidiary by that person’s board of directors.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or later acquired whereby a person or one of such person’s subsidiaries transfers that property to another person and then leases it back from that person, other than leases for a term of not more than 36 months or leases between such person and a wholly-owned subsidiary of such person or between such person’s wholly-owned subsidiaries.

“Unrestricted Subsidiary” means (i) any subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by a person’s board of directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. A person’s board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any capital stock of, or owns or holds any Lien on any property of, that person or any other subsidiary of that person that is not a subsidiary of the subsidiary to be so designated, so long as the subsidiary to be designated an Unrestricted Subsidiary and all other subsidiaries previously so designated at the time of any determination hereunder shall, in the aggregate, have total assets not greater than 5% of Calpine’s Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of such person as of the end of the most recent financial quarter for which financial statements are available. A person’s board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to that designation no Default or Event of Default under the indenture shall have occurred and be continuing. Any such designation by a person’s board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and a certificate signed by two of that person’s officers certifying that the designation complied with these provisions. However, the failure to file the resolution and/or certificate with the trustee shall not impair or affect the validity of the designation.

Limitation on Liens

      Under the terms of the indenture, we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, incur any Lien upon any properties or assets (including capital stock), whether owned at the date of issuance of the notes or thereafter acquired, in each case to secure Indebtedness of the Company or any Restricted Subsidiary, without effectively providing that the notes shall be secured equally and ratably with (or prior to) that Indebtedness, so long as that Indebtedness shall be so secured. The above restriction on Liens will not, however, apply to:

(1) (a) Liens on assets or property incurred by Calpine or any Restricted Subsidiary to secure Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets of Calpine or such Restricted Subsidiary, which Liens may include Liens on the capital stock of a Restricted Subsidiary or (b) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such Lien under this clause (1)(b) any operating properties or assets securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of, or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens contemplated by this clause (1) may include Liens on the capital stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or assets being so financed;

(2) Liens existing on the date of issuance of the notes, other than Liens relating to Indebtedness or other obligations being repaid, or Liens that are otherwise extinguished with the proceeds of the notes;

(3) Liens on property, assets or shares of stock of a person at the time that person becomes a subsidiary of ours; provided, however, that any such Lien may not extend to any other property or assets owned by us or any of its Restricted Subsidiaries;

(4) Liens on property or assets existing at the time that we or one of our subsidiaries acquires the property or asset, including any acquisition by means of a merger or consolidation with or into us or one of our subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, that merger or consolidation; and provided, further, that the Lien may not extend to any other property or asset owned by us or any of our Restricted Subsidiaries;

(5) Liens securing Indebtedness or other obligations of one of our subsidiaries that is owing to us or any of our Restricted Subsidiaries, or Liens securing our Indebtedness or other obligations that are owing to one of our subsidiaries;

(6) Liens incurred on assets that are the subject of a Capitalized Lease Obligation to which we or any of our subsidiaries is a party, which shall include Liens on the stock or other ownership interest in one or more of our Restricted Subsidiaries leasing such assets;

(7) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (2), (3), (4) or (6) above; provided, however, that (a) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to that property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning that property or assets) and (b) the amount of Indebtedness secured by such Lien at such time (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) is not increased, other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of the Indebtedness; and

(8) Liens by which the notes are secured equally and ratably with other Indebtedness pursuant to this covenant.

      However, we and any of our Restricted Subsidiaries may incur other Liens to secure Indebtedness as long as the sum of:

(1) the lesser of (a) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this provision (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) and (b) the fair market value of the property securing that item of Indebtedness, plus

(2) the Attributable Debt with respect to all Sale and Leaseback Transactions entered into pursuant to clause (1) described under the covenant “—Limitation on Sale and Leaseback Transactions,”

does not exceed 15% of Calpine’s Consolidated Net Tangible Assets as determined based on our consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available.

Subordination

      The notes will be subordinate and junior in right of payment to all of our existing and future secured debt. Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings relating to Calpine, the holders of secured debt will first be entitled to receive payment of the secured debt in full before the holders of the notes, or the property trustee (or any other person or entity) on behalf of the holders of the notes, will be entitled to receive or retain any payment or distribution in respect of the notes.

      If the maturity of the notes is accelerated, the holders of all secured debt outstanding at the time of the acceleration will first be entitled to receive payment of the secured debt in full (including any amounts due upon acceleration) before the holders of the notes will be entitled to receive or retain any payment or distribution in respect of the notes.

      In the event that:

•	we default in the payment of any principal of, premium, if any, interest on, or any other amount with respect to, any secured debt when the same becomes due and payable (a “payment default”), whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise; and

•	such payment default continues beyond the period of grace, if any, specified in the instrument evidencing said secured debt;

then, unless and until the default is cured or waived or ceases to exist or all secured debt is paid in full in cash, no direct or indirect payment or distribution (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for or in respect of the notes, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the notes.

      The term “secured debt” means all of the existing and future secured Indebtedness of Calpine and any deferrals, renewals or extensions of any such Indebtedness.

Events of Default

      The following are events of default with respect to the notes (each, an “Event of Default”):

(1) default for 30 days in payment of any regular cash interest installment due and payable on the notes;

(2) default in payment of accreted principal of the notes and accrued cash interest at maturity, or following a Change of Control, when the same becomes due and payable;

(3) default in the payment of the Principal Return (and cash in lieu of fractional shares) or failure to deliver the Net Shares, in each case when due;

(4) material default in our performance of any other covenants or agreements in the notes or the indenture which default continues for 30 days after the date on which written notice of such default is given to us by the trustee or to us and trustee by the holders of at least 25% in aggregate principal amount at maturity of the then-outstanding notes;

(5) default by us under any instrument or instruments under which there is or may be secured or evidenced any of our indebtedness (other than the notes) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

(6) default in the payment of the principal of any bond, debenture, note or other evidence of our indebtedness, in each case for money borrowed, or in the payment of principal under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of ours for money borrowed, which default for payment of principal is individually or in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 days after the expiration of any grace period or extension of the time for payment applicable thereto; and

(7) certain events of bankruptcy, insolvency and reorganization of Calpine.

      The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any condition or covenant that has occurred under the indenture and its status. We must give the trustee, within 30 days after the occurrence thereof, written notice of any event which with the giving of notice or lapse of time or both would become an Event of Default described in clauses (4), (5) or (6) above.

      The indenture provides that if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency and reorganization) occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount at maturity of the notes may declare the accreted plus accrued and unpaid cash interest on the notes to be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs, the accreted principal amount plus accrued and unpaid cash interest on the notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to the notes have been cured or waived (other than the nonpayment of the issue price or accrued and unpaid interest on the notes which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.

      A holder of notes may pursue any remedy under the indenture only if:

(1) the holder gives the trustee written notice of a continuing Event of Default for the notes;

(2) the registered holders of at least 25% in aggregate principal amount at maturity of the outstanding notes make a written request to the trustee to pursue the remedy;

(3) the registered holder offers to the trustee security and indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee fails to act for a period of 60 days after receipt of notice, request and offer of security or indemnity; and

(5) during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.

      This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the accreted principal and cash interest on the holder’s notes on or after the respective due dates expressed or provided for in its notes or the holder’s right to convert its notes in accordance with the indenture.

      The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture will also provide that the registered holders of a majority in principal amount at maturity of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that the trustee determines is unduly prejudicial to the rights of other registered holders of the notes, or would involve the trustee in personal liability; provided that the trustee may take any other action deemed proper by it that is not inconsistent with such direction.

      The indenture will provide that while the trustee generally must mail notice of a default or Event of Default to the registered holders of the notes within 90 days of the trustee’s actual knowledge of the occurrence, the trustee may withhold notice of any default or Event of Default (except in payment on the notes) if the trustee in good faith determines that the withholding of such notice is in the interest of the holders of the notes.

Modification and Waiver

      We may amend or supplement the indenture if the holders of a majority in principal amount at maturity of the notes consent to it. Without the consent of each noteholder affected, however, no modification may:

(1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of accretion or interest or change the time for payment of interest on the notes;

(3) reduce the principal amount or change the stated maturity of the notes;

(4) make any change in any repurchase right to the detriment of such holder;

(5) make any change in any conversion right to the detriment of such holder;

(6) make payments on the notes payable in currency or consideration other than as originally stated in the notes;

(7) impair the holder’s right to receive payment of accreted principal and cash interest on the notes or to institute suit for the enforcement of any payment on the notes;

(8) make any change in the percentage of principal amount at maturity of notes necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification; or

(9) waive a continuing default or Event of Default regarding any payment on the notes.

      We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in certain circumstances, including:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

(4) to provide any security for or guarantees of the notes;

(5) to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(6) to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture; or

(7) to make any change that does not adversely affect the rights of any holder of the notes, including, without limitation, changing any payment record dates as necessary to conform to the then current market practice.

      The holders of a majority in principal amount at maturity of the outstanding notes may waive any existing or past default or Event of Default. Those holders may not, however, waive any default or Event of Default in any payment of accreted principal or cash interest on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of Notes

      We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of the notes and shares of our common stock and accrued interest payable on the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee and conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee and/or the conversion agent will forward our calculations to any holder of notes upon the request of that holder.

Governing Law

      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Paying Agent and Conversion Agent

      Wilmington Trust Company will initially act as trustee, paying agent and conversion agent for the notes.

      If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man under the circumstances in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

      If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

      We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

      Notes will be exchangeable for other notes, for the same total principal amount at maturity and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

      We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Payment and Paying Agents

      Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the notes is registered at the close of business on the regular record date for the interest payment.

      The trustee will be designated as our paying agent for payments on notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

      Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

      Except as otherwise described in this prospectus supplement, notice to registered holders of the notes will be given by mail to the holders at the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

      We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Payment of Stamp and Other Taxes

      We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Additional Information

      Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, Attention: Investor Relations.

Book-Entry, Delivery and Form

      The notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “global note”). The global note will initially be deposited upon issuance with the trustee as custodian for The Depository Trust Company (the “Depositary”) in New York, New York, and registered in the name of the Depositary or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Depositary Procedures— Exchange of Book-Entry Notes for Certificated Notes.” In addition, transfer of beneficial interests in the global notes are subject to the applicable rules and procedures of the Depositary and its direct or indirect participants, which may change from time to time.

Depositary Procedures

      The Depositary has advised Calpine that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because the Depositary can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “Exchange of Book-Entry Notes for Certificated Notes” and “Certificated Notes.”

      EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS, OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

      Payments in respect of the principal and premium, if any, and interest, if any, on a global note registered in the name of the Depositary or its nominee will be payable by the trustee to the Depositary or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, Calpine and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Calpine, the trustee nor any agent of Calpine or the trustee has or will have any responsibility or liability for:

(1) any aspect of the Depositary’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the Depositary’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

      The Depositary has advised Calpine that its current practices, upon receipt of any payment in respect of securities such as the notes (including principal and interest, if any), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, the trustee or Calpine. Neither Calpine nor the trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the notes, and Calpine and the trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the notes for all purposes.

      Interests in the global notes will trade in the Depositary’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants.

      Transfers between Participants in the Depositary will be effective in accordance with the Depositary’s procedures, and will be settled in same-day funds.

      The Depositary has advised Calpine that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account the Depositary interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, the Depositary reserves the right to exchange global notes for legended notes in certificated form, and to distribute such notes to its Participants.

      The information in this section concerning the Depositary and its book-entry systems has been obtained from sources that Calpine believes to be reliable, but Calpine takes no responsibility for the accuracy of that information.

      Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the global note among Participants in the Depositary, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Calpine, the placement agent or the trustee will have any responsibility for the performance by the Depositary or its respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

      A global note is exchangeable for definitive notes in registered certificated form if (1) the Depositary (A) notifies Calpine that it is unwilling or unable to continue as depository for the global note and Calpine thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Securities Exchange Act or (2) Calpine, at its option, notifies the trustee in writing that it elects to cause issuance of the notes in certificated form. In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon at least 20 days prior written notice given to the trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Notice to Investors” unless Calpine determines otherwise in compliance with applicable law.

Certificated Notes

      Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated notes would be subject to the legend requirements described herein under “Notice to Investors; Transfer Restrictions.” In addition, if (1) Calpine notifies the trustee in writing that the Depositary is no longer willing or able to act as a depository and Calpine is unable to locate a qualified successor within 90 days or (2) Calpine, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in the form of certificated notes under the indenture, then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and the Depositary identify as being the beneficial owner of the related notes. Neither Calpine nor the trustee will be liable for any delay by the global note holder or the Depositary in identifying the beneficial owners of notes and Calpine and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or the Depositary for all purposes.

Same Day Settlement and Payment

      The indenture will require that payments in respect of the notes represented by the global note (including principal, premium, if any, and interest (including special interest), if any) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated notes, Calpine will make all payments of principal, premium, if any, interest (including special interest), if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. Calpine expects that secondary trading in the certificated notes will also be settled in immediately available funds.

PRICE RANGE OF COMMON STOCK

      Our common stock is traded on The New York Stock Exchange under the symbol “CPN.” The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock:

	Common Stock
	Price ($)

	High	Low

Year ended December 31, 2002
First Quarter	17.28	6.15
Second Quarter	13.55	5.30
Third Quarter	7.29	2.36
Fourth Quarter	4.69	1.55
Year ended December 31, 2003
First Quarter	4.42	2.51
Second Quarter	7.25	3.33
Third Quarter	8.03	4.76
Fourth Quarter	5.25	3.28
Year ended December 31, 2004
First Quarter	6.42	4.35
Second Quarter	4.98	3.04
Third Quarter (through September 20, 2004)	4.46	3.22

      As of September 20, 2004, there were 2,301 holders of record of our common stock. On September 20, 2004, the last sale price for our common stock reported on The New York Stock Exchange was $3.61 per share.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 2,000,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and by-laws, which have been included or incorporated by reference as exhibits to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference in this prospectus supplement.

Common Stock

      As of September 20, 2004, there were 445,020,678 shares of our common stock outstanding. In addition, as of September 20, 2004, there were 23,055,674 shares of our common stock underlying vested stock options eligible for sale and there were an additional 40,634,228 shares of our common stock issuable upon conversion of our outstanding convertible securities (including the convertible debentures held by the trusts that have issued the HIGH TIDES I, II, and III). As of September 20, 2004, on an as adjusted basis after giving effect to the issuance of notes and the use of proceeds thereof to redeem the HIGH TIDES I and HIGH TIDES II, and the issuance of the shares of common stock being offered contemporaneously herewith, there would have been 534,020,678 shares of our common stock outstanding, 23,142,023 shares of our common stock underlying vested stock options eligible for sale, and an additional 15,904,328 shares of our common stock issuable upon conversion of our outstanding convertible securities (including the notes and any HIGH TIDES III that remain outstanding). The holders of all outstanding shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. See “—Dividend Policy,” below. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Pursuant to a rights agreement entered into in June 1997, as amended, our shares of common stock outstanding prior to the occurrence of events specified in the rights agreement have certain preferred share purchase rights, which are set forth in more detail in the rights agreement incorporated by reference as an exhibit to Calpine’s Annual Report on Form 10-K/A for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement. See “—Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law— Rights Plan,” below.

Dividend Policy

      We have not declared any cash dividends on our common stock during the past two fiscal years. We do not anticipate paying any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under certain of our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

Preferred Stock

      As of September 20, 2004, there were no shares of our preferred stock outstanding. Our board of directors has the authority, without further vote or action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, including without limitation dividend rights, if any, voting rights, if any, and liquidation and conversion rights, if any. Our board of directors has the authority to fix the number of shares constituting any series and the designations of such series without any further vote or action by the stockholders. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Calpine, or could delay or prevent a transaction that might otherwise give our stockholders an opportunity to realize a premium over the then-prevailing market price of the common stock.

      Our board of directors has authorized the issuance of up to 1,000,000 shares of Series A Participating Preferred Stock, par value $.001 per share, pursuant to a rights plan adopted by our board of directors on June 5, 1997, which was amended on September 19, 2001 and on September ●, 2004. As of September 20, 2004, no shares of our participating preferred stock were outstanding. A description of the rights plan and the participating preferred stock is set forth under “—Anti-Takeover Effects of Provisions of Certificate of Incorporation, Bylaws and Delaware Law— Rights Plan,” below.

      In connection with the business combination with Encal, a series of our preferred stock, consisting of one share, was designated as special voting preferred stock, having a par value of $.001 and a liquidation preference of $.001. The one share of special voting preferred stock has been redeemed and cancelled.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

Certificate of Incorporation and Bylaws

      Our amended and restated certificate of incorporation and bylaws provide that our board of directors is classified into three classes of directors serving staggered, three-year terms. The certificate of incorporation also provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the certificate of incorporation provides that any business combination (as therein defined) requires the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a written consent. Our certificate of incorporation provides that a special meeting of stockholders may be called only by the chairman of our board of directors, or by the chairman or secretary upon the written request of a majority of the total number of directors we would have if there were no vacancies on our board of directors. The provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Calpine. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Calpine. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Rights Plan

      On June 5, 1997, we adopted a stockholders’ rights plan to strengthen our ability to protect our stockholders. The rights plan was amended on September 19, 2001 and on September ●, 2004. The rights plan is designed to protect against abusive or coercive takeover tactics that are not in the best interests of Calpine or its stockholders. To implement the rights plan, we declared a dividend of one preferred share purchase right for each outstanding share of our common stock held of record as of June 18, 1997, and directed the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share, called a “unit,” of our Series A Participating Preferred Stock, par value $.001 per share, at a price of $140.00 per unit, subject to adjustment. The rights will become exercisable and trade independently from our common stock upon the public announcement of the acquisition by a person or group of 15% or more of our common stock, or ten days after commencement of a tender or exchange offer that would result in the acquisition of 15% or more of our common stock. Each unit purchased upon exercise of the rights will be entitled to a dividend equal to any dividend declared per share of common stock and will have one vote, voting together with the common stock. In the event of our liquidation, each unit purchased upon exercise of the rights will be entitled to any payment made per share of common stock.

      If we are acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of our common stock, each right will entitle its holder to purchase at the right’s exercise price a number of the acquiring company’s shares of common stock having a market value of twice the right’s exercise price. In addition, if a person or group acquires 15% or more of our common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right’s exercise price, a number of fractional shares of our participating preferred stock or shares of our common stock having a market value of twice the right’s exercise price.

      The rights remain exercisable for up to 90 days following a triggering event (such as a person acquiring 15% or more of our common stock). The rights expire on June 18, 2007, unless redeemed earlier by us. We can redeem the rights at a price of $.01 per right at any time before the rights become exercisable, and thereafter only in limited circumstances.

      Although we have amended the rights plan to provide the entry into the share lending agreement and the loan to DB of shares of common stock will not trigger the rights plan, the acquisition by any other person or group of loaned shares, such that such person or group would then have acquired 15% or more of our common stock, would trigger the rights plan.

Delaware Anti-Takeover Statute

      We are subject to Section 203 of the General Corporation Law of the State of Delaware (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines the term business combination to include: (1) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation or any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (4) any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefit provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF SHARE LENDING AGREEMENT

      To make the purchase of the notes more attractive to prospective investors, we have entered into a share lending agreement, dated September ●, 2004, with DB, as agent for its affiliate, Deutsche Bank AG (London), which we refer to as DB London, as principal, under which we have agreed to loan to DB London up to 89 million shares of our common stock during a period beginning on the date we entered into the share lending agreement and ending on the tenth anniversary of the agreement or, if earlier, the date as of which the entire principal amount of the notes ceases to be outstanding as the result of conversion, repurchase or redemption, which we refer to as the “loan availability period.” We will receive a loan fee of $.001 per share for each share that we loan to DB London.

      Under the agreement, DB London is permitted to use the borrowed shares only for the purpose of directly or indirectly facilitating the sale of the notes and the hedging of the notes by holders.

      Share loans under the agreement will terminate and the borrowed shares must be returned to us, under the following circumstances:

•	DB London may terminate all or any portion of a loan at any time.

•	We may terminate any or all of the outstanding loans upon a default by DB London under the share lending agreement, including a breach by DB London of any of its representations and warranties, covenants or agreements under the agreement or the bankruptcy of DB London.

•	If we enter into a merger or similar business combination transaction with an unaffiliated third party, all outstanding loans will terminate immediately prior to the consummation of that transaction.

      In addition, to the extent that shares of common stock are issued upon the conversion of the notes, an equal number of shares of common stock simultaneously must be returned. Except in certain limited circumstances, any borrowed shares returned to us cannot be reborrowed.

      Any shares that we loan to DB London will be issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, DB London has agreed:

•	to pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

      Under the share lending agreement, DB London has agreed to post and maintain with DB, acting as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high-grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of DB London to return the borrowed shares of common stock to us when required under the terms of the share lending agreement. In certain limited circumstances, primarily if DB London is prohibited by law or court order from returning the borrowed shares, we may elect to receive a distribution of the posted collateral in lieu of the delivery of the shares.

      In view of the contractual undertakings of DB in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

      The existence of the share lending agreement and the short positions established in connection with the sale of the notes could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. However, our board of directors has determined that the entry into the share lending agreement is in our best interests as it is a means to facilitate the offer and sale of the notes on terms more favorable to us than we could have otherwise obtained.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the notes and the shares of common stock into which the notes are convertible (the “securities”). Unless otherwise specified, this summary deals only with U.S. holders that purchase the notes from the underwriter for cash at the price set forth on the cover page of this prospectus supplement and who hold the securities as capital assets. The discussion regarding United States federal income tax laws assumes that the notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture. This summary supercedes the summary contained in “Material United States Federal Income Tax Consequences” in the accompanying prospectus.

      As used herein, “U.S. holders” are any beneficial owners of the securities, that are, for United States federal income tax purposes, (1) citizens or residents of the United States, (2) corporations (or other entities taxable as corporations for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. holders prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the securities, other than partnerships, that are not U.S. holders as defined above. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the securities.

      This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss securities held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary also does not address the tax consequences to (i) U.S. holders that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders, partners or beneficiaries of a holder of the securities. Further, it does not include any description of any estate, gift or alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

      You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the ownership and disposition of the securities.

Taxation of U.S. Holders

Interest Income and Original Issue Discount

      Because the notes are being offered at a discount, the notes will be issued with original issue discount (“OID”). Accordingly, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the notes as it accrues using a constant yield method based on the compounding of interest and irrespective of such holder’s general method of tax accounting.

      The amount of OID with respect to a note is equal to the excess of its stated redemption price at maturity over its issue price. Generally, the issue price of a note will be the first price at which a substantial amount of notes in the same issue is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, i.e. the price set forth on the cover page of this prospectus supplement. A note’s stated redemption price at maturity is the total of all payments on the note that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate. None of the payments on the notes will be qualified stated interest. Accordingly, interest paid in cash will be included in a note’s stated redemption price at maturity and taken into account under the OID rules and will not again be separately included in income of the holder when paid or accrued.

      A U.S. holder of a note must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of a taxable year in which such holder holds the note (“accrued OID”). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of the OID allocable to that accrual period, which will be equal to the adjusted issue price of the note at the beginning of the accrual period multiplied by the yield to maturity of the note. The adjusted issue price of the note at the start of any accrual period is the issue price of the note increased by the accrued OID for each prior accrual period and decreased by the amount of any payments (including payments of cash interest) previously made with respect to the note.

      In certain circumstances we may be required to repurchase the notes for their accreted principal amount. See “Description of the Notes— Change of Control.” Because we are obligated to make such payments under certain circumstances, the notes may be subject to special rules under Treasury regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingencies are either “remote” or “incidental.” Calpine believes that (and this discussion assumes) such payments are remote or incidental contingencies. Based on the foregoing, holders will include OID in income in accordance with the rules described above. Calpine’s determination that such payments are remote or incidental contingencies for these purposes is binding on each holder, unless such holder discloses in the proper manner to the Internal Revenue Service that it is taking a different position. The Internal Revenue Service, however, will not be bound by this determination and may assert the notes are subject to the rules applicable to contingent payment debt instruments, including the mandatory accrual of interest in accordance with those rules and the possible characterization of any gain realized on the taxable disposition of a note as ordinary income rather than capital gain.

Conversion of Notes

      If a U.S. holder converts a note and we deliver a combination of shares of common stock and cash, the tax treatment to the holder is uncertain. A holder may be required to recognize gain (but not loss) in an amount equal to the excess of the sum of the fair market value of the common shares and cash received (other than cash received in lieu of a fractional share) over such holder’s adjusted tax basis in the note (excluding the portion of the tax basis attributable to a fractional share), but only to the extent such gain does not exceed the amount of cash received (other than cash received in lieu of a fractional share). In such case, a holder’s basis in the common stock received in the conversion (including any basis allocable to a fractional share) would be equal to such holder’s adjusted tax basis in the note, reduced by any cash received in the conversion (other than cash received in lieu of a fractional share) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). Alternatively, the cash payment may be treated as proceeds from a sale of a portion of the note, as described below under “—Sale, Exchange or Redemption of Notes.” In such case, a holder’s basis in the note would be allocated between the portion of the note that is treated as exchanged for common stock and the portion of the note that is treated as sold for cash (including any fractional share treated as received).

      If cash is received in lieu of a fractional share, the holder will be treated as having received the fractional share and as having immediately sold it for an amount equal to such cash. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share. A holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common shares received (including the fractional share deemed received) between the common shares actually received on conversion and the fractional share deemed received, in accordance with their respective fair market values. The holding period for any common stock received in a conversion (including any fractional share treated as received) will include the holding period for the note. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion of the notes.

      If a U.S. holder converts a note and we deliver solely cash in satisfaction of our obligation, such cash payment will generally be treated as received from a sale of the note by the U.S. holder as described below under “—Sale, Exchange or Redemption of Notes.”

Adjustment of Conversion Rate

      If at any time we make a distribution of property to shareholders that would be taxable as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to a U.S. holder of the notes to the extent of our current or accumulated earnings and profits. If the conversion rate is increased at our discretion or in certain other circumstances, including upon a change of control, such increase also may be deemed to be the payment of a taxable dividend to the U.S. holder. In certain circumstances, failure to make an adjustment to the conversion rate will be deemed to be a payment of a taxable dividend to a holder of the stock.

Repurchase of Notes at the Option of Holder

      If a U.S. holder requires us to repurchase a note as described under “Description of the Notes— Change of Control,” such holder will generally recognize gain or loss as described below under “—Sale, Exchange or Redemption of Notes.”

Sale, Exchange or Redemption of Notes

      If we elect to redeem notes tendered for conversion for a combination of shares of common stock and cash, a U.S. holder will generally be taxed as set forth under “—Conversion of Notes” above. Otherwise, except as set forth under “—Conversion of Notes” above, a U.S. holder (including a holder who receives solely cash upon conversion or redemption of a note) will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note and the holder’s adjusted tax basis in such note. A holder’s adjusted tax basis in the note generally will be the holder’s purchase price for such note increased by any accrued OID previously included in income with respect to the note and reduced by any payments previously received with respect to the note (including payments of cash interest). In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Distributions on Common Stock

      The amount of any distribution we make in respect of the common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below in “—Sale or Exchange of Common Stock”. In general, a dividend distribution to a corporate holder will qualify for the dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations.

      Dividends received by an individual taxpayer during taxable years before 2009 will be taxed at rates applicable to long-term capital gains, provided the taxpayer held the stock for more than 60 days during a specified period of time and certain other requirements are met. Under current law, dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.

Sale or Exchange of Common Stock

      Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in the common stock. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder’s holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to the accrual of OID, payments on the notes (including payments with respect to OID), payments of dividends on the common stock and payments of the proceeds of the sale of the notes or common stock. A backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non-U.S. Holders

      The rules governing United States federal income taxation of a non-U.S. holder of notes or common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as treaties, with regard to an investment in the securities, including any reporting requirements.

Interest Income and Original Issue Discount

      Generally, interest income (including OID) of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income (including OID) earned on a note by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (3) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest (including OID) in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income (including OID) received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Conversion of Notes

      In general, a non-U.S. holder will not recognize gain upon conversion of a note to the extent such holder receives common stock. To the extent a non-U.S. holder receives cash upon conversion of a note, such cash may give rise to gain that would be subject to the rules described under “—Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock” and “—Information Reporting and Backup Withholding” below.

Adjustment of Conversion Rate

      Certain adjustments in the conversion rate of the notes may be treated as a taxable dividend to a non-U.S. holder. See “Taxation of U.S. Holders— Adjustment of Conversion Rate” above and “—Distributions on Common Stock” below.

Repurchase of Notes at the Option of Holder

      If a non-U.S. holder requires us to repurchase a note as described under “Description of the Notes— Change of Control”, such repurchase may give rise to gain that would be subject to the rules described under “—Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock” below.

Distributions on Common Stock

      Distributions we make with respect to the common stock that are treated as dividends paid, as described above under “Taxation of U.S. Holders— Distributions on Common Stock,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock

      If we elect to redeem notes tendered for conversion for a combination of shares of common stock and cash, a non-U.S. holder will generally be taxed as set forth under “—Conversion of Notes” above. Otherwise, a non-U.S. holder (including a non-U.S. holder who receives solely cash upon conversion of redemption of a note) generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note or the sale or exchange of common stock unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a “tax home” in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (3) in the event that we are characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under “Foreign Investment in Real Property Tax Act”).

      Except to the extent that an applicable income tax treaty otherwise provides, (A) if an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (B) if an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of notes or common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

      Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of OID accrued and the amount of interest and dividends paid to such holder (including payments with respect to OID) and the tax withheld with respect to those payments (if any). Copies of the information returns reporting such OID accruals and interest and dividend payments (including payments with respect to OID) and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to payments to a non-U.S. holder if the requirements described in clause (4) under “—Interest Income and Original Issue Discount” above are satisfied with respect to the holder unless the payor has actual knowledge or reason to know that the holder is a United States person.

      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of notes or common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting (but not backup withholding), unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner provides the statement described in clause (4) of “—Interest Income and Original Issue Discount” above and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Foreign Investment in Real Property Tax Act

      Under the Foreign Investment in Real Property Tax Act, any person who acquires a “United States real property interest” (as described below) from a non-U.S. holder must deduct and withhold a tax equal to 10% of the amount realized by the non-U.S. holder. In addition, a non-U.S. holder who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A “United States real property interest” generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the shorter of the period during which the holder held such interest and the prior five-year period) a “United States real property holding corporation.” We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as our common stock is regularly traded on an established securities market, an exemption should apply to the notes and the common stock except (i) in the case of notes, if the notes are or become regularly traded, with respect to a non-U.S. holder that owns more than 5% of the notes, and (ii) otherwise, and in the case of the common stock, with respect to a non-U.S. holder whose beneficial and/or constructive ownership of the notes or the common stock, as the case may be, exceeds 5% of the total fair market value of the common stock.

      Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of a note or common stock may be required to inform its transferee whether such note or common stock constitutes a United States real property interest.

Notes Acquired through Exercise of Over-allotment Option

      In addition to the $600 million of notes being offered (the “Original Notes”), Deutsche Bank Securities Inc., the underwriter, has an option to purchase up to an additional $90 million in principal amount of notes (the “Additional Notes”) within 30 days of the date of this prospectus supplement. If the Additional Notes are issued within a period of thirteen days beginning with the date of the issuance of the Original Notes, for United States federal income tax purposes, the Additional Notes will be treated as part of the same issue as the Original Notes, and, accordingly, will be subject to the same United States federal income tax treatment as the Original Notes, as described above. If the initial purchaser does not consummate the closing in respect of the Additional Notes within such period, the Additional Notes and the Original Notes may be treated as part of the same issue for United States federal income tax purposes only if certain conditions are satisfied. If the conditions for treating the Original Notes and the Additional Notes as part of the same issue are not satisfied, we will obtain a CUSIP number for the Additional Notes that is different from the CUSIP number of the Original Notes and a holder of Additional Notes may have United States federal income tax consequences that differ from those described above. Holders should consult their tax advisors regarding United States federal, state, local and other tax consequences of the ownership and disposition of Additional Notes.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

UNDERWRITING

      Under the terms and subject to the conditions set forth in an underwriting agreement, dated as of September ●, 2004, we have agreed to sell to Deutsche Bank Securities Inc., or DB, and DB, has agreed to purchase, $600,000,000 principal amount at maturity of notes.

      After the initial offering of the notes, the offering price and other selling terms of the notes may from time to time be varied by the underwriter.

      The following table shows the per note and total underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional notes.

	Without Over-	With Over-
	allotment	allotment
	Exercise	Exercise

Per note	$ ●	$ ●
Total	$ ●	$ ●

      In connection with certain market activities of DB relating to other securities of the Company, including the 4.75% Contingent Convertible Senior Notes due 2023 and our concurrent offering of 89 million shares of common stock (see “Summary— Concurrent Transactions— Concurrent Offering of Shares of Our Common Stock and Share Lending Agreement”), DB, or one or more of its affiliates may purchase a portion of the aggregate principal amount of the notes.

      We have been advised by the underwriter that it proposes to offer and sell the notes to investors at the public offering price set forth on the cover page hereto. Pursuant to the underwriting agreement, we have granted to DB, the underwriter, an option, exercisable by DB, to purchase, within a 30-calendar day period commencing on the date of the first issuance of the notes, solely to cover over-allotments, up to $90 million aggregate principal amount at maturity of additional notes on the same terms and conditions as the original $600 million aggregate principal amount at maturity of notes that are being purchased.

      The underwriting agreement provides that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

      To make the purchase of the notes more attractive to prospective investors, we have entered into a share lending agreement with DB, as agent for Deutsche Bank AG (London), an affiliate of DB. Under the share lending agreement, we have agreed to loan up to 89 million shares of our common stock to facilitate the completion of this notes offering, which includes facilitating hedging transactions by the purchasers of these convertible notes. The shares of common stock loaned under the share lending agreement are being offered under a separate prospectus concurrently with the offering of the notes, and DB will receive all of the proceeds from such common stock offering and lending transaction. DB is acting as the underwriter of the common stock offering.

      The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or automated dealer quotation system.

      We have agreed that for a period from the date of the underwriting agreement to 90 days after the first issuance of the notes, we will not sell or cause to be offered, sold or contracted to sell, or otherwise dispose of any shares of our common stock or securities that are convertible into shares of our stock without the prior written consent of DB, except for:

•	grants of employee stock options or other stock awards pursuant to the terms of our option plans and issuances of shares of stock pursuant to the exercise of such options;

•	issuances of shares of stock pursuant to the terms of our employee stock purchase plan;

•	issuances of shares of stock pursuant to the exercise of any other employee stock options outstanding as of the date of the purchase agreement;

•	issuances of shares of stock upon the conversion or exchange of convertible or exchangeable securities currently outstanding; and

•	issuances of shares of stock upon the conversion of the notes.

      In addition, in the period beginning on the date of the first issuance of the notes and ending on the date that is 90 days after such date, we may issue shares of stock for the purpose of purchasing our HIGH TIDES III in transactions in accordance with Section 3(a)(9) of the Securities Act; provided that during the first 30 days of such period, such issuances shall be limited to an aggregate of 10 million shares of stock.

      In addition, our directors and certain of our officers have agreed not to sell or cause to be offered, sold or contracted for sale, or to otherwise dispose of any shares of our common stock, for a period of 90 days from the date of the purchase agreement, without the prior written consent of DB, subject to certain exceptions, including pursuant to plans under Rule 10b5-1 of the Securities Exchange Act.

      In connection with this offering, the underwriter may engage in short sales, stabilizing transactions and covering transactions under the Securities Exchange Act with respect to the notes and our common stock:

•	Short sales involve sales in excess of the offering size, which creates a short position for the underwriter;

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum; and

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

      These stabilizing transactions and covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

      The underwriter and its affiliates may be lender to, engage in transactions with, and perform services for, us in the ordinary course of business.

      In the ordinary course of their business, the underwriter and certain of its affiliates have in the past and may in the future engage in investment banking or other transactions of a financial nature with Calpine, including the provision of certain advisory services for which they have received customary compensation. In addition, to the extent DB of any of its affiliates lend shares of our common stock in connection with this offering of notes to investors, or enter into privately negotiated derivative transactions with investors it will receive customary fees from third parties for lending such shares in connection with any such borrowing. We have agreed, following the completion of this offering, to purchase from DB our outstanding 4.75% Contingent Convertible Senior Notes held by it in the ordinary course of its business. Any such purchase will be at negotiated prices.

LEGAL MATTERS

      Certain legal matters in connection with the offering of the notes will be passed upon for us by Covington & Burling, New York, New York. Certain legal matters with respect to the notes will be passed upon for the underwriter by Davis Polk & Wardwell, New York, New York, and Latham & Watkins LLP, New York, New York. Latham & Watkins LLP has in the past performed, and may from time to time in the future perform, work for Calpine and related entities. In particular, Latham & Watkins LLP acted as independent counsel to the audit committee of Calpine’s board of directors in connection with the restatement of Calpine’s 2001 and 2002 financial statements and the related amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated financial statements of Calpine Corporation as of and for the year ended December 31, 2003, incorporated in this prospectus supplement and the accompanying prospectus by reference to Calpine Corporation’s Annual Report on Form 10-K/ A for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The 2002 and 2001 consolidated financial statements and related financial statement schedules of Calpine Corporation incorporated by reference in this prospectus from Calpine Corporation’s Annual Report on Form 10-K/ A Amendment No. 2 for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes emphasis relating to the adoption of new accounting standards in 2002 and 2001 and divestitures), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US AND THIS OFFERING

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or through Calpine’s Web site at www.calpine.com. However, the information on these web sites does not constitute a part of this prospectus supplement.

      If at any time we are not subject to the information requirements of Section 13 or 15(d) of the Securities Exchange Act, we will furnish to holders of notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of the notes.

Incorporation by Reference

      The SEC permits us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information. In addition to the documents incorporated by reference in the prospectus, listed on page 8 in the prospectus under “Where You Can Find More Information; Documents Incorporated by Reference,” we incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities being registered or until this offering is otherwise terminated.

      If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies either by writing to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, General Counsel, or by telephoning (408) 995-5115.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Copies of documents described herein are available free of charge upon request as provided in the preceding paragraph.

PROSPECTUS

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Purchase Contracts
Units
Warrants
Calpine Canada Energy Finance ULC
Calpine Canada Energy Finance II ULC

Debt Securities Fully and Unconditionally

Guaranteed by Calpine Corporation
Warrants

Calpine Capital Trust IV

Calpine Capital Trust V

Trust Preferred Securities

Fully and Unconditionally Guaranteed,
as Described Herein, by Calpine Corporation

      We may offer any combination of the securities described in this prospectus in different series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $2,500,000,000.

      We urge you to read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

      Calpine Corporation’s common stock is traded on The New York Stock Exchange under the symbol “CPN.” Unless we state otherwise in a prospectus supplement, we will not list any other of these securities on any securities exchange or on the Nasdaq Stock Market.

      Investing in these securities involves certain risks. See “Risk Factors” on page 8.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated September 23, 2004

      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made under this prospectus or accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus supplement accompanying this prospectus or that the information contained or incorporated by reference in this prospectus or accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a joint registration statement that Calpine Corporation, Calpine Canada Energy Finance ULC, Calpine Canada Energy Finance II ULC, Calpine Capital Trust IV and Calpine Capital Trust V filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf process, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000, which amount includes over-allotment options with regard to certain securities.

      Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we are not required to include in this prospectus separate financial statements of Calpine Canada Energy Finance ULC, which we refer to as “Energy Finance,” Calpine Canada Energy Finance II ULC, which we refer to as “Energy Finance II,” Calpine Capital Trust IV, which we refer to as “Trust IV,” or Calpine Capital Trust V, which we refer to as “Trust V,” because:

•	in the case of Energy Finance and Energy Finance II, all of each of their respective voting rights are owned by Calpine Corporation (which we refer to as “Calpine”), either directly or indirectly;

•	in the case of Trust IV and Trust V, the sum of all of each of their respective interests are owned by Calpine, either directly or through wholly-owned subsidiaries of Calpine, other than (i) securities that are guaranteed by Calpine and, if applicable, other 100%-owned subsidiaries of Calpine and (ii) securities that guarantee securities issued by Calpine and, if applicable, other 100% owned subsidiaries of Calpine;

•	Calpine files periodic and other reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	none of Energy Finance, Energy Finance II, Trust IV or Trust V has operations other than the investment of funds in Calpine or its subsidiaries; and

•	Calpine will fully and unconditionally guarantee the obligations of Energy Finance, Energy Finance II, Trust IV and Trust V, and the rights of holders of their securities, and no subsidiary of Calpine will guarantee those obligations.

      Because Energy Finance, Energy Finance II, Trust IV and Trust V are permitted to omit financial statements, pursuant to Rule 12h-5 under the Securities Exchange Act, they are not subject to the information reporting requirements of that Act.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered, including any guarantees, and if we sell securities through agents, underwriters or dealers, the names of such agents, underwriters or dealers and any fees, discounts and commissions to be paid to them. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information; Documents Incorporated by Reference.”

      The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information; Documents Incorporated by Reference.” Additional documents that contain the specific terms of certain securities we may offer may subsequently be filed as exhibits to this registration statement or incorporated into the prospectus or prospectus supplement by reference to documents we file with the SEC.

      The prospectus also incorporates business and financial information about us that is not included or delivered with this document. You may request and obtain this information free of charge by writing to us at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, or by telephoning us at (408) 995-5115.

      You should rely only on the information provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference.

      Unless we have indicated otherwise, in this prospectus references to “Calpine” are to Calpine Corporation, references to “Energy Finance” are to Calpine Canada Energy Finance ULC, references to “Energy Finance II” are to Calpine Canada Energy Finance II ULC, references to “Trust IV” are to Calpine Capital Trust IV, references to “Trust V” are to Calpine Capital Trust V, references to “the trusts” are, collectively, to Trust IV and Trust V, and references to “we,” “us” and “our” or similar terms are, collectively, to Calpine Corporation and its consolidated subsidiaries. Unless otherwise indicated, references in this prospectus to “$” or “dollar” are to the lawful currency of the United States.

CALPINE CORPORATION

      We are a San Jose, California based power company engaged in the development, construction, ownership and operation of power generation facilities and the sale of electricity, predominantly in the United States, but also in Canada and the United Kingdom. We were established as a corporation in 1984. We focus on two efficient and clean types of power generation technologies: natural gas-fired combustion turbine and geothermal. We currently lease and operate a significant fleet of geothermal power plants at The Geysers, and have increased our operating portfolio of clean burning natural gas power plants by 17,502 megawatts, or MW, over the past three years.

      Power Plants. Currently, we own interests in 91 power plants having a net capacity of 26,206 MW. We also have 12 gas-fired projects currently under construction having a net capacity of 5,751 MW. The completion of these new projects would give us interests in 103 power plants located in 23 states, three Canadian provinces, Mexico and the United Kingdom, having a net capacity of 31,957 MW. Of this total generating capacity, 98% will be attributable to gas-fired facilities and 2% will be attributable to geothermal facilities.

      Natural Gas Assets. We have in place an experienced gas production management team that manages nearly 472 billion cubic feet equivalent, or Bcfe, of proved gas reserves, after giving effect to our recent sales of certain of our gas reserves. These reserves are located in California, South Texas and Gulf Coast regions, all of which are major oil and gas producing regions in North America. Approximately 96% of our North American proved reserves are natural gas. In addition to our ability to produce over 120 million cubic feet equivalent, or MMcfe, of natural gas per day, we own or control approximately 257,000 net undeveloped acres that are available for future exploration or drilling activity. For more information about our recent sales of certain of our gas reserves see “— Recent Developments.”

      Calpine Energy Services L.P. Our wholly-owned subsidiary, Calpine Energy Services L.P., or CES, provides the trading and risk management services needed to schedule our power sales and to make sure fuel is delivered to our power plants on time to meet delivery requirements and to optimize the value of our power and gas assets.

      Complementing CES’s activities, we have recently reorganized our sales and marketing organization to better meet the needs of our growing list of wholesale and large retail customers. We focus our sales activities on load serving entities such as local utilities, municipalities and cooperatives, as well as on large-scale end users such as industrial and commercial companies. As a general goal, we seek to have 65% of our available capacity sold under long-term contracts or hedged by our risk management group.

      Power Contract Portfolio. As of June 30, 2004, our contractual portfolio consisted of 152 contracts covering 105 customers with a weighted average investment grade credit rating. The weighted average life of the contracts in the portfolio is approximately seven years. As of June 30, 2004, we had approximately 46% of our available capacity sold for 2005.

The Market

      The electric power industry represents one of the largest industries in the United States and impacts nearly every aspect of our economy, with an estimated end-user market of nearly $260 billion of electricity sales in 2003 based on information published by the Energy Information Administration of the Department of Energy. Historically, the power generation industry has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. However, industry trends and regulatory initiatives have transformed some markets into more competitive grounds where load-serving entities and end-users may purchase electricity from a variety of suppliers, including independent power producers, power marketers, regulated public utilities and others. For the past decade, the power industry has been deregulated at the wholesale level allowing generators to sell directly to the load-serving entities, such as public utilities, municipalities and electric cooperatives. Although industry trends and regulatory initiatives aimed at further deregulation have slowed, the power industry continues to transform into a more competitive market.

      The North American Electric Reliability Council estimates that in the United States, peak (summer) electric demand in 2003 totaled approximately 720,000 MW, while summer generating capacity in 2003 totaled approximately 912,000 MW, creating a peak summer reserve margin of 192,000 MW, or 26.7%. Historically, utility reserve margins have been targeted to be 15% above peak demand to provide for load forecasting errors, scheduled and unscheduled plant outages and local area grid protection. The United States market consists of regional electric markets not all of which are effectively interconnected, so reserve margins vary from region to region. Some regions have margins well in excess of the 15% target range, while other regions remain short of ideal reserve margins. The estimated 192,000 MW of reserve margin in 2003 compares to an estimated 120,000 MW in 2002. The increase is due in large part to the start-up of new low-cost, clean-burning, gas-fired power plants.

      Even though most new power plants are fueled by natural gas, the majority of power generated in the U.S. is still produced by coal and nuclear power plants. The Energy Information Administration has estimated that approximately 51% of the electricity currently generated in the U.S. is fueled by coal, 20% by nuclear sources, 17% by natural gas, 7% by hydro, and 5% from fuel oil and other sources. As regulations continue to evolve, many of the current coal plants will likely be faced with installing a significant amount of costly emission control devices. This activity could cause some of the oldest and dirtiest coal plants to be retired, thereby allowing a greater proportion of power to be produced by cleaner natural gas-fired generation.

      Due primarily to the completion of gas-fired combustion turbine projects, we have seen increased power supplies and higher reserve margins in the last two years accompanied by a decrease in liquidity in the energy trading markets and a general lessening of enthusiasm for investing in energy companies. In 2003, while electricity prices generally increased, the cost of natural gas grew at an even greater rate, further depressing spark spreads (the margin between the value of the electricity sold and the cost of fuel to generate that electricity) from the low levels in 2002.

      Based on strength in residential and commercial demand, overall consumption of electricity was estimated to have grown by approximately 2.9% in 2004 through February compared to the same period in 2003, according to Edison Electric Institute published data. The growth rate for calendar year 2003 was 1.8%. The growth rate in supply is diminishing with many developers canceling, or delaying completion of their projects as a result of current market conditions. The supply and demand balance in the natural gas industry continues to be strained with gas prices rising to over $6.40 per million British thermal units, or MMbtu, in the first quarter of 2004, compared to an average of approximately $5.50 per MMbtu in 2003 and $3.00 per MMbtu in 2002. Overall, we expect the market to continue to work through the current oversupply of power in several regions within the next few years. As the supply-demand dynamics improve, we expect to see spark spreads improve.

Recent Developments

      In addition to the recent developments described below, please see the recent developments described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference in this prospectus.

      $360 Million Preferred Equity Offering. On September 17, 2004, we announced that Calpine (Jersey) Limited, a new company being formed as our indirect, wholly owned subsidiary, intends to commence an offering of $360 million of two-year redeemable preferred shares in a private placement transaction under Regulation D and Regulation S of the Securities Act. The offering is subject to the receipt of certain regulatory approvals. We intend to initially loan the proceeds of the offering to our 1,200 MW Saltend cogeneration power plant located in Hull, Yorkshire, England, and the payments of principal and interest on the loan will fund payments on the redeemable preferred shares. The net proceeds of the offering will ultimately be used as permitted by the terms of our outstanding debt securities.

      Sale of Certain Natural Gas Reserves and Petroleum Assets; Repayment and Reduction of Commitments Under Senior Secured Credit Facility. On September 1, 2004, we completed the sale of all of our right, title and interest in our oil and gas properties and associated assets in New Mexico and Colorado (except for the Kitzmiller property of Calpine Natural Gas L.P. located in the northwest part of Colorado, which was retained), including our leases, minerals, overrides, easements, wells, contracts, and personal property. These New Mexico and Colorado properties were sold, effective July 1, 2004, to two U.S. gas companies for approximately $140 million and approximately $83 million, respectively, subject, in each case, to certain post-closing adjustments, including for certain title defects claimed by the purchasers. Such properties and assets represent approximately 120 Bcfe of proved reserves, producing approximately 16.3 MMcfe of net gas per day.

      On September 2, 2004, we completed the sale, effective as of July 1, 2004, of all of our Canadian natural gas reserves and petroleum assets, together with certain units of the Calpine Natural Gas Trust, for a total purchase price of approximately $625 million, less adjustments to reflect the September 2, 2004 closing date. (The purchase price takes into account a foreign exchange hedge established in connection with this transaction.) As of September 2, 2004, these assets represented approximately 221 Bcfe of proved reserves, producing approximately 61 MMcfe of net gas per day. Also included in this sale was our 25% interest in approximately 80 Bcfe of proved reserves (net of royalties) and 32 net MMcfe per day owned by the Calpine Natural Gas Trust.

      All of the proceeds from the U.S. gas asset sales and a portion of the proceeds from the Canadian gas sales were used to repay all amounts outstanding under our existing senior secured credit facility and to terminate the revolving commitments thereunder. A portion of the proceeds from the Canadian gas asset sale was also used to cash collateralize $144.8 million of letters of credit outstanding under that agreement. Remaining proceeds from the Canadian gas asset sale will be used in accordance with the asset sale provisions of our existing bond indentures. Following the repayment of our existing secured credit facility, we expect to issue new secured first priority lien debt that will rank senior to our other outstanding secured debt.

      Letter of Credit Facility of Calpine Energy Management L.P. On August 5, 2004, our indirect wholly-owned subsidiary, Calpine Energy Management L.P., entered into a $250.0 million letter of credit facility with Deutsche Bank (rated Aa3/AA-) that expires in October 2005. Deutsche Bank will guarantee Calpine Energy Management L.P.’s power and gas obligations by issuing letters of credit under the facility. Receivables generated through power sales will serve as collateral to support the letters of credit. Calpine Energy Management L.P. was created to facilitate short-term gas and power purchases and sales transactions ranging from the hourly market up to one month forward.

Principal Executive Offices

      Calpine’s principal executive offices are located at 50 West San Fernando Street, San Jose, California 95113. Our telephone number is (408) 995-5115, and our home page on the world wide web is at http://www.calpine.com. The contents of our website are not part of this prospectus.

CALPINE CANADA ENERGY FINANCE ULC AND

CALPINE CANADA ENERGY FINANCE II ULC

      Energy Finance is an unlimited liability company organized in March 2001 under the laws of Nova Scotia, Canada. Energy Finance II is an unlimited liability company organized in July 2001 under the laws of Nova Scotia, Canada. Energy Finance’s direct parent company is Quintana Canada Holdings, LLC, a Delaware limited liability company. Energy Finance II’s direct parent company is Calpine Canada Resources Ltd., an Alberta, Canada corporation.

      Energy Finance and Energy Finance II are both indirect, wholly-owned special purpose finance subsidiaries of Calpine that engage in financing activities to raise funds for the business operations of Calpine and its subsidiaries. They will each issue debt securities and warrants to purchase debt securities. Their debt securities will be fully and unconditionally guaranteed by Calpine.

      For the reasons set forth under the caption “About this Prospectus,” we are not required to include separate financial statements of Energy Finance or Energy Finance II in this prospectus and neither entity is subject to the information reporting requirements of the Securities Exchange Act.

      The registered office of each of Energy Finance and Energy Finance II is Suite 800, Purdy’s Wharf, Tower 1, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 3N2, and their telephone number at that address is (902) 420-3335.

CALPINE CAPITAL TRUST IV AND CALPINE CAPITAL TRUST V

      Each of Trust IV and Trust V is a Delaware business trust created under the Delaware Business Trust Act. Each of the trusts will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of each trust and Calpine. Each declaration will be qualified under the Trust Indenture Act of 1939.

      For the reasons set forth under the caption “About this Prospectus,” we are not required to include separate financial statements of Trust IV or Trust V in this prospectus and neither entity is subject to the information reporting requirements of the Securities Exchange Act.

      Each of the trusts will exist primarily for the purposes of (i) issuing its trust preferred and trust common securities; (ii) investing the proceeds from the sale of its securities in Calpine’s debt securities; and (iii) engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Calpine’s debt securities.

      When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Calpine will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of each trust of at least 3%. Wilmington Trust Company, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee issued by Calpine, which will be separately qualified under the Trust Indenture Act of 1939.

      Each of the trusts will initially have three trustees. One of the trustees will be an individual who is an officer or employee of Calpine. The second trustee will be Wilmington Trust Company, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The third trustee will be Wilmington Trust Company, which will serve as Delaware trustee and has its principal place of business in the State of Delaware.

      Unless otherwise provided in the applicable prospectus supplement, because Calpine will own all of the trust common securities of each trust, Calpine will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The term of a trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

      The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of trust of that trust (as it may be amended and restated from time to time), the Delaware Business Trust Act and the Trust Indenture Act of 1939.

      The address of each trust is 50 West San Fernando Street, San Jose, California 95113, and the telephone number of each trust at that address is (408) 995-5115.

RISK FACTORS

      Investing in our securities involves risk. Please see the risk factors described in the Second Amendment to our Annual Report on Form 10-K/ A for the year ended December 31, 2003, filed with the SEC on September 22, 2004 (referred to herein as our Annual Report on Form 10-K/A for the year ended December 31, 2003) which is incorporated by reference in this prospectus. Any of such risks could materially adversely affect our business, financial condition or results of operations. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. You could lose all or part of your investment if any of the risks and uncertainties described actually occur.

WHERE YOU CAN FIND MORE INFORMATION;

DOCUMENTS INCORPORATED BY REFERENCE

      Calpine files annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC’s public reference room in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov.

      None of Energy Finance, Energy Finance II, Trust IV or Trust V is currently subject to the information reporting requirements of the Securities Exchange Act, for the reasons set forth under the caption “About this Prospectus.”

      The SEC permits us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference:

•	the Second Amendment to our Annual Report on Form 10-K/ A for the year ended December 31, 2003;

•	our Quarterly Report on Form 10-Q/ A for the quarter ended March 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

•	our Current Reports on Form 8-K filed with the SEC on January 6, 2004, January 9, 2004, January 9, 2004, January 20, 2004, January 29, 2004, February 3, 2004, February 4, 2004, February 9, 2004, February 24, 2004, February 24, 2004, March 10, 2004, March 12, 2004, March 16, 2004, March 23, 2004, April 19, 2004, April 28, 2004, May 27, 2004, June 9, 2004, June 15, 2004, June 29, 2004, August 18, 2004, August 20, 2004, September 8, 2004, September 21, 2004 and September 21, 2004;

•	our Current Report on Form 8-K/A filed with the SEC on September 14, 2004;

•	the description of Calpine’s common stock contained in Calpine’s Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on August 20, 1996; and

•	the description of rights relating to our common stock contained in our Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on June 17, 1997, and the amendments to that Registration Statement filed on June 18, 1997, June 24, 1997 and September 28, 2001.

      This prospectus also incorporates by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities being registered or until this offering is otherwise terminated.

      If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies either by writing to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, or by telephoning (408) 995-5115.

      We have filed with the SEC a joint registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Copies of documents described herein are available free of charge upon request as provided in the preceding paragraph.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management’s intents, beliefs or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

      Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following:

•	the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto;

•	the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity and the impact of related derivatives transactions;

•	supply of and demand for power in the markets served by our power generation facilities, including the potential effects of unseasonable weather patterns that result in reduced demand for power and unscheduled outages of our power generation facilities;

•	economic slowdowns, which can adversely affect consumption of power by businesses and consumers;

•	the inability to commence commercial operation of new facilities, whether as a result of failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations, inability to obtain project financing on acceptable terms or otherwise;

•	our ability to accurately estimate future costs;

•	development of lower-cost power plants or of a lower-cost means of operating a fleet of power plants by our competitors;

•	our ability to market and sell power from power plants in the evolving energy market;

•	the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves, and legal title, regulatory, gas administration, marketing and operational factors relating to the extraction of natural gas;

•	our ability to accurately estimate oil and gas reserves;

•	reduced liquidity in the trading and power industry;

•	our ability to access the capital markets on attractive terms or at all;

•	our ability to accurately estimate sources and uses of cash, which estimates are based on current expectations;

•	the direct or indirect effects on our business of a lowering of our credit rating (or actions we may take in response to changing credit rating criteria), including increased collateral requirements, refusal by our current or potential counterparties to enter into transactions with us and our inability to obtain credit or capital in desired amounts or on favorable terms;

•	possible future claims, litigation and enforcement actions pertaining to the foregoing;

•	effects of the application of regulations, including changes in regulations or the interpretation thereof;

•	other risks identified in this prospectus; and.

•	other risks identified from time to time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K/ A for the year ended December 31, 2003, which is incorporated by reference in this prospectus.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CALPINE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth Calpine’s consolidated ratio of earnings to fixed charges for each of the last five years and for the six months ended June 30, 2004.

										(Unaudited)
										Six Months
										Ended
Year Ended December 31,										June 30,

1999		2000		2001		2002		2003		2004

1.81	x	1.89	x	1.40	x	—	(1)	—	(2)	— (3)

      For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income before adjustment for minority interests in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees, reduced by interest capitalized, the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges and distributions on our company-obligated Remarketable Term Income Deferrable Equity Securities (“HIGH TIDES”). Fixed charges consist of interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness), an estimate of the interest within rental expense and the distributions on the HIGH TIDES.

(1)	For the year ended December 31, 2002, Calpine had an earnings-to-fixed-charges coverage deficiency of approximately $587.1 million, primarily as a result of (a) a pre-tax charge to earnings of $404.7 million for equipment cancellation and asset impairment, (b) increased interest costs due to recent debt financings to support our growth, and (c) a significant decrease in electricity prices, gas prices and spark spreads, primarily as a result of weak market fundamentals as compared to the year ended December 31, 2001.

(2)	For the year ended December 31, 2003, we had an earnings-to-fixed-charges coverage deficiency of approximately $269.8 million, primarily as a result of (a) a pre-tax charge to earnings of $64.4 million for equipment cancellation and asset impairment and $16.4 million for long-term service agreement cancellation charges, (b) increased interest costs due to recent debt financings to support our growth, and (c) a decrease in average spark spreads per megawatt-hour and higher fuel expense in 2003 as compared with the same period in 2002.

(3)	For the six months ended June 30, 2004, we had an earnings-to-fixed charges coverage deficiency of approximately $442.2 million, primarily as a result of (a) a decrease in gross profit of $152.5 million from the same period in the previous year, which is a result of lower per megawatt-hour spark spreads realized during the six months ended June 30, 2004, and additional costs associated with new power plants coming on line, and (b) a pre-tax charge to earnings of $534.4 million for increased interest costs due to recent debt financings to support our growth.

USE OF PROCEEDS

      Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use, directly or indirectly, for financing power projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time. The net proceeds from the sale of debt securities by Energy Finance or Energy Finance II to which this prospectus relates will be lent to us or our affiliates by Energy Finance or Energy Finance II, as applicable, pursuant to one or more intercompany loans. The net proceeds from the sale of trust preferred securities and trust common securities by Trust IV and Trust V to which this prospectus relates will be used to purchase our debt securities, and, unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of such debt securities to our general funds, which we will use, directly or indirectly, for financing power projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell the securities offered through this prospectus in and outside the United States (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

      If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

      We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

      If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

      Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

      Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

      Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

      We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

At-the-Market Offerings

      Subject to the limitations under Rule 415(a)(4)(ii) under the Securities Act, we may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers who may participate in any at-the-market offerings include Deutsche Bank Securities Inc.

General Information

      Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by Calpine and, if applicable, Energy Finance, Energy Finance II, Trust IV or Trust V, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 2,000,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and by-laws, which have been included or incorporated by reference as exhibits to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference to this prospectus.

Common Stock

      As of June 30, 2004, there were 439,326,249 shares of our common stock outstanding. In addition, as of June 30, 2004, there were 24,020,742 shares of our common stock underlying vested stock options eligible for sale and there were an additional 35,997,981 shares of our common stock issuable upon conversion of our outstanding convertible securities (including the HIGH TIDES). The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. See “— Dividend Policy,” below. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Pursuant to a rights agreement entered into in June 1997, as amended, our shares of common stock outstanding prior to the occurrence of events specified in the rights agreement have certain preferred share purchase rights, which are set forth in more detail in the rights agreement incorporated by reference as an exhibit to Calpine’s Annual Report on Form 10-K/ A for the year ended December 31, 2003, which is incorporated by reference in this prospectus. See “— Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law — Rights Plan,” below.

Dividend Policy

      We have not declared any cash dividends on our common stock during the past two fiscal years. We do not anticipate paying any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under certain of our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

Preferred Stock

      As of September 10, 2004, there were no shares of our preferred stock outstanding. Our board of directors has the authority, without further vote or action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, including without limitation dividend rights, if any, voting rights, if any, and liquidation and conversion rights, if any. Our board of directors has the authority to fix the number of shares constituting any series and the designations of such series without any further vote or action by the stockholders. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Calpine, or could delay or prevent a transaction that might otherwise give our stockholders an opportunity to realize a premium over the then prevailing market price of the common stock.

      Our board of directors has authorized the issuance of up to 1,000,000 shares of Series A Participating Preferred Stock, par value $.001 per share, pursuant to a rights plan adopted by our board of directors on June 5, 1997, which was amended on September 19, 2001. As of September 10, 2004, no shares of our participating preferred stock were outstanding. A description of the rights plan and the participating preferred stock is set forth under “— Anti-Takeover Effects of Provisions of Certificate of Incorporation, Bylaws and Delaware Law — Rights Plan,” below.

      In connection with the business combination with Encal, a series of our preferred stock, consisting of one share, was designated as special voting preferred stock, having a par value of $.001 and a liquidation preference of $.001. The one share of special voting preferred stock has been redeemed and cancelled.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

     Certificate of Incorporation and Bylaws

      Our amended and restated certificate of incorporation and bylaws provide that our board of directors is classified into three classes of directors serving staggered, three-year terms. The certificate of incorporation also provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the certificate of incorporation provides that any business combination (as therein defined) requires the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a written consent. Our certificate of incorporation provides that a special meeting of stockholders may be called only by the chairman of our board of directors, or by the chairman or secretary upon the written request of a majority of the total number of directors we would have if there were no vacancies on our board of directors. The provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Calpine. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Calpine. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

     Rights Plan

      On June 5, 1997, we adopted a stockholders’ rights plan to strengthen our ability to protect our stockholders. The rights plan was amended on September 19, 2001. The rights plan is designed to protect against abusive or coercive takeover tactics that are not in the best interests of Calpine or its stockholders. To implement the rights plan, we declared a dividend of one preferred share purchase right for each outstanding share of our common stock held on record as of June 18, 1997, and directed the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share, called a “unit,” of our Series A Participating Preferred Stock, par value $.001 per share, at a price of $140.00 per unit, subject to adjustment. The rights will become exercisable and trade independently from our common stock upon the public announcement of the acquisition by a person or group of 15% or more of our common stock, or ten days after commencement of a tender or exchange offer that would result in the acquisition of 15% or more of our common stock. Each unit purchased upon exercise of the rights will be entitled to a dividend equal to any dividend declared per share of common stock and will have one vote, voting together with the common stock. In the event of our liquidation, each unit purchased upon exercise of the rights will be entitled to any payment made per share of common stock.

      If we are acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of our common stock, each right will entitle its holder to purchase at the right’s exercise price a number of the acquiring company’s shares of common stock having a market value of twice the right’s exercise price. In addition, if a person or group acquires 15% or more of our common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right’s exercise price, a number of fractional shares of our participating preferred stock or shares of our common stock having a market value of twice the right’s exercise price.

      The rights remain exercisable for up to 90 days following a triggering event (such as a person acquiring 15% or more of our common stock). The rights expire on June 18, 2007, unless redeemed earlier by us. We can redeem the rights at a price of $.01 per right at any time before the rights become exercisable, and thereafter only in limited circumstances.

     Delaware Anti-Takeover Statute

      We are subject to Section 203 of the General Corporation Law of the State of Delaware (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines the term business combination to include: (1) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation or any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (4) any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefit provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF DEPOSITARY SHARES

      The following is a general description of the depositary shares to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those depositary shares.

      The following description of the depositary shares is subject to the detailed provisions of the depositary receipts and the deposit agreement relating to the applicable series of preferred stock, the form of each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of the depositary receipts or deposit agreement, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the depositary receipts and the depositary agreement because they, and not this description, describe every detail of the terms of the depositary shares. The summary below of the general terms of the depositary shares will be supplemented by the more specific terms in a prospectus supplement.

General

      Calpine may, at its option, elect to have shares of its preferred stock represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company of our choosing. The prospectus supplement relating to a series of depositary shares will give the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock underlying the depositary share in proportion to the applicable interest in the preferred stock underlying the depositary share.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Each depositary share will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

      Unless otherwise provided in the applicable prospectus supplement, upon surrender of depositary shares at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary shares will be entitled to the number of whole shares of the related series of preferred stock evidenced by the surrendered depositary shares.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

      If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

      The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

      If any preferred stock underlying depositary shares is convertible or exchangeable, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares in the manner provided in the deposit agreement and described in the applicable prospectus supplement.

Redemption by Calpine

      If the preferred stock underlying depositary shares is subject to redemption at our option, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that we redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

      After the date fixed for redemption of the underlying preferred stock, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds Calpine deposits with the depositary for any depositary shares that the holders fail to redeem will be returned to us after two years from the date the funds are deposited.

Voting

      Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary deems necessary to enable the depositary to do so.

Amendment

      The depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Calpine and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges that are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Termination of Deposit Agreement

      The depositary may terminate, or we may direct the depositary to terminate, the deposit agreement if:

•	we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

      Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends, and will not give any further notices (other than notice of the termination) or perform any further acts under the deposit agreement. However, the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of property, in exchange for depositary receipts surrendered. At our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the deposit agreement.

Miscellaneous

      We, or at our option, the depositary, will make available to the holders of depositary shares all reports and communications that we are required to furnish to the holders of preferred stock.

      Neither Calpine nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of their respective duties under the deposit agreement. Neither Calpine nor the depositary will be obligated to prosecute or defend any legal proceeding regarding any depositary share or preferred stock unless satisfactory indemnity has been furnished. Calpine and the depositary may rely upon written advice of counsel or accountants. Calpine and the depositary may also rely upon information provided to them by persons presenting preferred stock for deposit, holders of depositary shares or other persons Calpine or the depositary believe to be competent. Calpine and the depositary may also rely upon documents they believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

      The following is a general description of the debt securities to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those debt securities. Unless otherwise stated, the senior debt securities and the subordinated debt securities are together referred to as the “debt securities.”

General

      Calpine may issue from time to time one or more series of debt securities under one or more separate indentures between Calpine and Wilmington Trust Company, as trustee; Energy Finance may issue from time to time one or more series of debt securities under one or more indentures between Energy Finance and Wilmington Trust Company, as trustee; and Energy Finance II may issue from time to time one or more series of debt securities under one or more indentures between Energy Finance II and Wilmington Trust Company, as trustee.

      For purposes of this section, references to the “issuer” are to Calpine, in the case of debt securities issued by Calpine, to Energy Finance, in the case of debt securities issued by Energy Finance, and to Energy Finance II, in the case of debt securities issued by Energy Finance II, and references to the “guarantor” are to Calpine with respect to debt securities issued by Energy Finance or Energy Finance II. Additionally, in the case of debt securities issued by Energy Finance or Energy Finance II, the term “indenture” includes the guarantee agreement pursuant to which Calpine guarantees the debt securities.

      The debt securities will be direct, unsecured obligations of the issuer. The senior debt securities will rank equally with all other senior debt of the issuer. The indentures will not limit the amount of debt securities that the issuer may issue. The subordination provisions of any subordinated debt securities will be described in an applicable prospectus supplement.

      Almost all of Calpine’s operations are conducted through Calpine’s subsidiaries and other affiliates. As a result, Calpine depends almost entirely upon their earnings and cash flow to service Calpine’s indebtedness, including Calpine’s ability to pay the interest on and principal of Calpine’s debt securities, and on the debt securities of Energy Finance and Energy Finance II under the guarantees, if the guarantees are enforced. The non-recourse project financing agreements of certain of Calpine’s subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to Calpine prior to the payment of other obligations, including operating expenses, debt service and reserves. Each of Energy Finance and Energy Finance II is a special purpose financing subsidiary formed solely as a financing vehicle for Calpine and its subsidiaries. Therefore, the ability of Energy Finance and Energy Finance II to pay their obligations under the debt securities is dependent upon the receipt by them of payments from Calpine and its subsidiaries to which they have made loans or otherwise under agreements with them in connection with their respective financing activities. In addition, under Canadian law, the respective direct parent companies of Energy Finance and Energy Finance II will be liable for their subsidiary’s indebtedness, including any debt securities issued by such subsidiary, upon a winding-up of that subsidiary. While each of Energy Finance and Energy Finance II believes that payments made to it in connection with its financing activities will be sufficient to pay the principal of, and interest on, any debt securities it issues, if the responsible parties were not able to make such payments for any reason, the holders of such debt securities would have to rely on the enforcement of Calpine’s guarantee described below.

      Calpine’s subsidiaries and other affiliates are separate and distinct legal entities and will have no obligation to pay any amounts due on the debt securities issued by Calpine hereunder, and will not guarantee the payment of interest on or principal of the debt securities issued by Calpine hereunder. Calpine’s subsidiaries and other affiliates (other than Energy Finance (in the case of debt securities issued by Energy Finance) and Energy Finance II (in the case of debt securities issued by Energy Finance II) and their direct parent companies, respectively, in the case of the winding-up of its subsidiary) will not have any obligation to pay any amounts due on the debt securities issued by Energy Finance or Energy Finance II hereunder and none of Calpine’s subsidiaries or other affiliates will guarantee the payment of interest on or principal of the debt securities issued by Energy Finance or Energy Finance II hereunder. The right of Calpine’s debt security holders to receive any assets of any of Calpine’s subsidiaries or other affiliates upon Calpine’s liquidation or reorganization will be subordinated to the claims of any subsidiaries’ or other affiliates’ creditors (including trade creditors and holders of debt issued by Calpine’s subsidiaries or affiliates, including Energy Finance and Energy Finance II). Similarly, the right of holders of Energy Finance’s or Energy Finance II’s debt securities to receive any assets of any of Calpine’s subsidiaries or other affiliates upon Calpine’s liquidation or reorganization will be subordinated to the claims of any subsidiaries’ or other affiliates’ creditors (including trade creditors and holders of debt issued by Calpine’s subsidiaries or affiliates). As of June 30, 2004, Calpine’s subsidiaries had approximately $13.0 billion of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities, which will be effectively senior to the debt securities and the guarantees.

      The following description of the debt securities is subject to the detailed provisions of each indenture, a copy of each of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of any indenture or terms defined therein are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the forms of indentures because they, and not this description, describe every detail of the terms of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description will apply to both senior and subordinated debt securities.

Terms Applicable to Debt Securities

      The prospectus supplement for a particular series of debt securities will specify the terms of the series of debt securities, including:

•	the classification of the offered debt securities as senior or subordinated debt securities;

•	the specific designation, the aggregate principal amount, the purchase price and the authorized denominations, if other than $1,000 and integral multiples of $1,000 of the offered debt securities;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date or date on which the debt securities will mature;

•	the currency, currencies or currency units in which payments on the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

•	the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, the issuer may or must repay, repurchase or redeem the debt securities;

•	any right to convert the debt securities into, or exchange the debt securities for, shares of Calpine common stock or other securities or property;

•	any sinking fund obligation with respect to the debt securities;

•	if applicable, any additional material United States, and, in the case of debt securities issued by Energy Finance or Energy Finance II, Canadian, federal income tax consequences;

•	the exchanges, if any, on which the debt securities may be listed; and

•	any other material terms of the debt securities consistent with the provisions of the indenture.

      Unless otherwise specified in the prospectus supplement, the issuer will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

      Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any special consequences applicable to discounted debt securities.

      The indentures governing the senior debt do not contain any provisions that:

•	limit the issuer’s ability to incur indebtedness; or

•	provide protection in the event the issuer chooses to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Issuance of Debt Securities in Connection with Trust Preferred Securities

      As described under “Description of Trust Preferred Securities,” below, Calpine may issue debt securities to Trust IV or Trust V in connection with the issuance of trust preferred or trust common securities by a trust. If Calpine issues debt securities to either of the trusts, it will issue only one series of debt securities to that trust and those debt securities subsequently may be distributed to the holders of trust preferred and trust common securities either upon dissolution of the trust or upon the occurrence of events that will be described in the applicable prospectus supplement. An event of default under the applicable indenture for a series of debt securities issued to a trust will constitute a trust enforcement event under the declaration of trust for the applicable trust preferred securities. A holder of trust preferred securities may directly institute a proceeding against us for enforcement of payment to that holder of its pro rata share of principal, premium, interest or any additional amounts if:

•	an event of default under the applicable declaration of trust has occurred and is continuing; and

•	that event of default is attributable to our failure to pay principal, any premium, interest or additional amounts on the applicable series of debt securities when due.

      Except as described in the preceding sentences or in the prospectus supplement, the holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the applicable series of debt securities.

Conversion and Exchange

      Calpine may issue debt securities that are convertible into or exchangeable for, and Energy Finance and Energy Finance II may issue debt securities that are exchangeable for, common stock or preferred stock, property or cash, or a combination of any of the foregoing. The terms, if any, on which debt securities of any series will be convertible or exchangeable will be summarized in the prospectus supplement relating thereto. Such terms may include provisions, as applicable, for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the issuer’s option, in which case the number of shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will also summarize certain of the material United States federal income tax consequences applicable to any such convertible or exchangeable debt securities.

Reopening of Issue

      The issuer may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

Ranking

      Any senior debt securities issued by Calpine will be unsecured and will be effectively subordinated to all of Calpine’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness, including indebtedness under Calpine’s secured term loans, senior secured credit facility and various series of secured senior notes. As of June 30, 2004, Calpine had $10.4 billion of secured indebtedness that would be effectively senior to the senior debt securities.

      Calpine currently conducts substantially all its operations through its subsidiaries, and its subsidiaries generate substantially all of Calpine’s operating income and cash flow. As a result, distributions or advances from its subsidiaries are the principal source of funds necessary to meet Calpine’s debt service obligations. Contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit Calpine’s ability to obtain cash from its subsidiaries that Calpine requires to pay its debt service obligations, including payments on any senior debt securities issued by Calpine. In addition, holders of any senior debt securities issued by Calpine will have a junior position to the claims of creditors of Calpine’s subsidiaries on the assets and earnings of such subsidiaries. As of June 30, 2004, Calpine’s subsidiaries had approximately $13.0 billion of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities, to which any senior debt securities issued by Calpine would be structurally subordinated.

      Unless otherwise provided in the prospectus supplement relating to such securities, any senior debt securities issued by Calpine will rank equal in right of payment with (a) all of Calpine’s existing and future unsecured and unsubordinated indebtedness, including, without limitation, Calpine’s obligations under its outstanding senior debt securities, including Calpine’s 7 5/8% Senior Notes Due 2006, Calpine’s 7 3/4% Senior Notes Due 2009, Calpine’s 7 7/8% Senior Notes Due 2008, Calpine’s 8 3/4% Senior Notes Due 2007, Calpine’s 10 1/2% Senior Notes Due 2006, Calpine’s 8 1/4% Senior Notes Due 2005, Calpine’s 8 5/8% Senior Notes Due 2010, Calpine’s 8 1/2% Senior Notes Due 2011, Calpine’s 4% Convertible Senior Notes Due 2006 and Calpine’s 4 3/4% Contingent Convertible Senior Notes Due 2023 and (b) indebtedness of its subsidiaries guaranteed by Calpine, including the 8 1/2% Senior Notes Due 2008 and the 8 3/4% Senior Notes Due 2007 issued by Energy Finance, and the 8 7/8% Senior Notes Due 2011 and 8 3/8% Senior Notes Due 2008 issued by Energy Finance II. As of June 30, 2004, Calpine had approximately $14.5 billion of indebtedness outstanding, of which $10.4 billion was secured.

      Unless otherwise provided in the prospectus supplement relating to such securities, debt securities issued by Energy Finance or Energy Finance II will be:

•	senior unsecured obligations of Energy Finance or Energy Finance II, as applicable, and will rank equally and ratably with all of its other unsecured and unsubordinated indebtedness; and

•	guaranteed on a senior unsecured basis by Calpine, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Calpine, including Calpine’s indebtedness described above including the other indebtedness of its subsidiaries guaranteed by Calpine.

      The subordinated debt securities issued by Calpine will be subordinate and junior in right of payment to all of Calpine’s senior indebtedness, including any guarantee by Calpine of senior debt securities of Energy Finance and Energy Finance II. The subordinated debt securities of Energy Finance and Energy Finance II will be subordinate and junior in right of payment to all of their respective senior indebtedness.

Guarantees

      Calpine will fully and unconditionally guarantee to each holder of a debt security issued by Energy Finance or Energy Finance II and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the related indenture. The claims of holders under the guarantee by Calpine will be effectively subordinated to the claims of creditors of Calpine’s subsidiaries other than Energy Finance or Energy Finance II, as applicable.

      Under its guarantee agreement, Calpine will:

•	agree that, if an event of default occurs under the debt securities, its obligations under the guarantees will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the related indenture or any supplement thereto, and

•	waive its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against Energy Finance or Energy Finance II before exercising their rights under the guarantees.

Covenants

      The indentures and the guarantee shall provide that, except as otherwise set forth under “— Defeasance,” below, for so long as any debt securities remain outstanding or any amount remains unpaid on any of the debt securities, the issuer and the guarantor, if any, will comply with the applicable terms of the covenants contained in the indentures or the guarantee, as applicable, including the following:

     Payment of Securities

      The issuer will duly and punctually pay the principal of and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

     Maintenance of Office or Agency

      The issuer will maintain in the Borough of Manhattan, the City of New York, and such other locations as may be required or specified in any supplement, an office or agency where the debt securities may be paid and notices and demands to or upon the issuer in respect of the debt securities and the indentures may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. The issuer will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time the issuer shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

     Further Assurances

      The issuer, the guarantor, if any, and the trustee will execute and deliver all documents, instruments and agreements, and do all other acts and things as may be reasonably required, to enable the trustee to exercise and enforce its rights under the indentures and under the documents, instruments and agreements required under the indentures and to carry out the intent of the indentures.

     Limitation on Sale/ Leaseback Transactions

      Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless:

(a) the issuer or the guarantor, as the case may be, or the Restricted Subsidiary would be entitled to create a Lien on the property or asset subject to the Sale/ Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt with respect to that transaction without equally and ratably securing the debt securities pursuant to the covenant entitled “Limitation on Liens”; or

(b) the net proceeds of the sale are at least equal to the fair value (as determined by board of directors of the issuer or the guarantor, as the case may be) of the property or asset subject to the Sale/ Leaseback Transaction and the issuer or the guarantor, as the case may be, or the Restricted Subsidiary applies or causes to be applied, within 180 days of the effective date of the Sale/ Leaseback Transaction, an amount in cash equal to the net proceeds of the sale to the retirement of Indebtedness of the issuer or the guarantor, as the case may be, or of the Restricted Subsidiary.

      In addition to the transactions permitted pursuant to the above clauses (a) and (b), the issuer and the guarantor, if any, or any of their respective Restricted Subsidiaries may enter into a Sale/ Leaseback Transaction as long as the sum of:

•	the Attributable Debt with respect to that Sale/ Leaseback Transaction and all other Sale/ Leaseback Transactions entered into pursuant to this provision; plus

•	the amount of outstanding Indebtedness secured by Liens incurred pursuant to the final provision to the covenant described under “— Limitation on Liens,” below;

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine’s consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available. In addition, any Restricted Subsidiary of the issuer or the guarantor, if any, may enter into a Sale/ Leaseback Transaction with respect to property or assets owned by that Restricted Subsidiary, so long as the proceeds of that Sale/ Leaseback Transaction are used to explore, drill, develop, construct, purchase, repair, improve or add to property and assets of any Restricted Subsidiary or to repay (within 365 days of the commencement of full commercial operation of any such property or assets) Indebtedness incurred to explore, drill, develop, construct, purchase, repair, improve or add to property or assets of any Restricted Subsidiary.

      As used in the indentures, the following terms are defined as follows:

      “Attributable Debt,” in respect of a Sale/ Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate of interest set forth or implicit in terms of the lease (or, if not practicable to determine that rate, the weighted average rate of interest borne by the debt securities outstanding hereunder (calculated, in the event of the issuance of any original issue discount debt securities, based on the computed interest rate with respect thereto)), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

      “Capitalized Lease Obligations” of a person means the rental obligations under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of that person as lessee, in conformity with generally accepted accounting principals, is required to be capitalized on the balance sheet of that person; the stated maturity of any such lease shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of consolidated liabilities of Calpine and Calpine’s consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between Calpine and its subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

      “Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of Calpine’s consolidated assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) under generally accepted accounting principles which would appear on Calpine’s consolidated balance sheet, determined in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

(a) Consolidated Current Liabilities;

(b) minority interests in Calpine’s consolidated subsidiaries held by persons other than Calpine or any of its Restricted Subsidiaries;

(c) excess of cost over fair value of assets of businesses acquired, as determined in good faith by Calpine’s board of directors;

(d) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

(e) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(f) treasury stock; and

(g) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

      “Indebtedness” of any person means, without duplication:

(a) the principal of and premium (if any premium is then due and owing) in respect of indebtedness of that person for money borrowed;

(b) all Capitalized Lease Obligations of that person;

(c) all obligations of that person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) and (b) above) entered into in the ordinary course of business of that person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, that drawing is reimbursed no later than the tenth business day following receipt by that person of a demand for reimbursement following payment on the letter of credit;

(d) all obligations of the type referred to in clauses (a) through (c) above of other persons and all dividends of other persons for the payment of which, in either case, that person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

(e) all obligations of the type referred to in clauses (a) through (d) above of other persons secured by any Lien on any property or asset of that person (whether or not such obligation is assumed by that person), the amount of the obligation on any date of determination being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured.

      The amount of Indebtedness of any person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by that person’s board of directors, in good faith, as in light of the facts and circumstances existing at the time, reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.

      “Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

      “Preferred Stock,” as applied to the capital stock of any corporation, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

      “Restricted Subsidiary” means any subsidiary of a person that is not designated an Unrestricted Subsidiary by that person’s board of directors.

      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or later acquired whereby a person or one of such person’s subsidiaries transfers that property to another person and then leases it back from that person, other than leases for a term of not more than 36 months or leases between such person and a wholly owned subsidiary of such person or between such person’s wholly owned subsidiaries.

      “Senior Indebtedness” means all indebtedness incurred, assumed or guaranteed by a person, whether or not represented by bonds, debentures, notes or other securities, for money borrowed, and any deferrals, renewals or extensions or refunding of any such indebtedness, unless in the instrument creating or evidencing any such indebtedness or pursuant to which the same is outstanding it is specifically stated, at or prior to the time such person becomes liable in respect thereof, that any such indebtedness or such deferral, renewal, extension or refunding thereof is not Senior Indebtedness.

      “Subordinated Security” means any security issued under an Indenture which is designated as a Subordinated Debt Security.

      “Unrestricted Subsidiary” means (i) any subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by a person’s board of directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. A person’s board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any capital stock of, or owns or holds any Lien on any property of, that person or any other subsidiary of that person that is not a subsidiary of the subsidiary to be so designated, so long as the subsidiary to be designated an Unrestricted Subsidiary and all other subsidiaries previously so designated at the time of any determination hereunder shall, in the aggregate, have total assets not greater than 5% of Consolidated Net Tangible Assets as determined based on Calpine’s consolidated balance sheet as of the end of the most recent financial quarter for which financial statements are available. A person’s board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to that designation no Default or Event of Default under the indentures shall have occurred and be continuing. Any such designation by a person’s board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and a certificate signed by two of that person’s officers certifying that the designation complied with these provisions. However, the failure to file the resolution and/or certificate with the trustee shall not impair or affect the validity of the designation.

     Limitation on Liens

      Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, incur any Lien upon any properties or assets (including capital stock) whether owned at the date of issuance of the debt securities or thereafter acquired, in each case to secure Indebtedness of Calpine or any Restricted Subsidiary, without effectively providing that the outstanding debt securities shall be secured equally and ratably with (or prior to) that Indebtedness, so long as that Indebtedness shall be so secured. The above restriction on Liens will not, however, apply to:

(a)(1) Liens securing Indebtedness incurred by Calpine or any Restricted Subsidiary to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets, which Liens may include Liens on the capital stock of a Restricted Subsidiary or (2) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such Lien under this clause (2) any operating properties or assets securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens may include Liens on the capital stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or assets being so financed;

(b) Liens existing on the date of issuance of a series of debt securities, other than Liens relating to Indebtedness or other obligations being repaid or Liens that are otherwise extinguished with the proceeds of any offering of debt securities pursuant to the indenture;

(c) Liens on property, assets or shares of stock of a person at the time that person becomes a subsidiary of the issuer or the guarantor, as applicable; provided, however, that any such Lien may not extend to any other property or assets owned by such issuer or guarantor or any of its Restricted Subsidiaries;

(d) Liens on property or assets existing at the time that the issuer or the guarantor, as the case may be, or one of its subsidiaries, acquires the property or asset, including any acquisition by means of a merger or consolidation with or into the issuer or the guarantor, as applicable, or one of its subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, that merger or consolidation and provided, further, that the Lien may not extend to any other property or asset owned by the issuer or the guarantor, as applicable, or any of its Restricted Subsidiaries;

(e) Liens securing Indebtedness or other obligations of one of the subsidiaries of the issuer or the guarantor, as the case may be, that is owing to such issuer or guarantor or any of its Restricted Subsidiaries, or Liens securing Indebtedness of the issuer or the guarantor, as the case may be, or other obligations that are owing to one of the subsidiaries of such issuer or guarantor;

(f) Liens incurred on assets that are the subject of a Capitalized Lease Obligation to which the issuer or the guarantor, as the case may be, or any of its subsidiaries is a party, which shall include Liens on the stock or other ownership interest in one or more Restricted Subsidiaries of such issuer or guarantor, leasing such assets;

(g) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (b), (c), (d) and (f) above, provided, however, that (1) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to that property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning that property or assets) and (2) the amount of Indebtedness secured by such Lien at such time (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) is not increased, other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of the Indebtedness; and

(h) Liens by which the debt securities are secured equally and ratably with other Indebtedness pursuant to this covenant.

      However, the issuer and the guarantor, if any, and any one or more of their respective Restricted Subsidiaries may incur other Liens to secure Indebtedness as long as the sum of:

•	the lesser of (1) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this provision (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) and (2) the fair market value of the property securing that item of Indebtedness; plus

•	the Attributable Debt with respect to all Sale/ Leaseback Transactions entered into pursuant to clause (a) described under the covenant “Limitation on Sale/ Leaseback Transactions”;

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine’s consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available.

     Merger, Consolidation, Sale or Lease

      Nothing in the indentures shall prevent the issuer and the guarantor, if any, from consolidating with or merging into another corporation or conveying, transferring or leasing their respective properties and assets substantially as an entirety to any person, provided that (a) the successor entity assumes the obligations of the issuer or the guarantor, as the case may be, on each series of debt securities outstanding and (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SEC Reports

      Calpine is subject to the informational reporting requirements of Sections 13 and 15(d) under the Securities Exchange Act and, in accordance with those requirements, files certain reports and other information with the SEC. See “Where You Can Find More Information; Documents Incorporated by Reference,” above. In addition, if Sections 13 and 15(d) cease to apply to Calpine, Calpine will covenant in the indentures to file those reports and information with the trustee, and to mail such reports and information to holders of the debt securities at their registered addresses, for so long as any debt securities remain outstanding.

Compliance Certificates

      The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any “Default,” which is defined in the indentures as any event which is, or after notice or passage of time or both would be, an Event of Default, by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants under the indentures and the status of any such Default. The issuer and the guarantor, if any, also must give the trustee written notice within 30 days of the occurrence of certain Defaults under the indentures that could mature into Events of Default, as described under the caption “— Events of Default,” below.

Events of Default

      “Events of Default” are defined in the indentures with respect to any series of debt securities as any of the following:

(a) default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

(b) default in payment of principal or premium, if any, when due on the debt securities of such series;

(c) default in the making of any sinking fund payment or analogous obligation on the debt securities of such series;

(d) material default in performance by the issuer or the guarantor, if any, of any other covenants or agreements in respect of the debt securities of such series contained in the applicable indenture or the debt securities for 60 days after written notice to the issuer and the guarantor, if any, or to the issuer, the guarantor, if any, and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding;

(e) there shall have occurred a default in the payment of the principal or premium, if any, of any bond, debenture, note or other evidence of indebtedness of the issuer or the guarantor, if any, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the issuer or the guarantor, if any, for money borrowed (including any other series of debt securities issued under the indenture), which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

(f) certain events of bankruptcy, insolvency and reorganization with respect to the issuer or guarantor, if any; and

(g) the guarantee, if any, ceases to be in full force and effect (other than in accordance with terms of the guarantee agreement) or the guarantor denies or disaffirms its obligations under the guarantee.

      An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities.

      The indentures provide that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities, may declare the principal amount of those debt securities and any accrued and unpaid interest on those debt securities to be due and payable immediately. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to those debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

      The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any Default by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants that has occurred under the indentures and its status. See “— Covenants — Compliance Certificates,” above. The issuer and the guarantor, if any, must give the trustee written notice within 30 days of any Default under the indentures that could mature into an Event of Default described in clause (d), (e) or (f).

      The trustee will be entitled under the indentures, subject to the duty of the trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indentures at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indentures will also provide that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or such indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

      The indentures will provide that while the trustee generally must mail notice of a Default or Event of Default to the registered holders of the debt securities of any series issued under any indenture within 90 days of occurrence, the trustee may withhold notice of any Default or Event of Default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification of the Indentures

      The issuer, the guarantor, if any, and the trustee may amend or supplement the indentures, including any guarantee agreement, if the holders of a majority in principal amount of the outstanding debt securities of each series of debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

•	reduce the amount of principal the issuer has to repay or change the date of maturity;

•	reduce the rate or change the time of payment of interest;

•	change the currency of payment;

•	modify any redemption or repurchase right to the detriment of the holder;

•	reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment or supplement;

•	change the provisions of the indentures relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or the provisions relating to amendments of the indentures that require the consent of registered holders of each affected series; or

•	release the guarantee, if any, except in compliance with the terms of the guarantee agreement and related indenture.

Actions by Holders

      A holder of any series of debt securities may not pursue any remedy with respect to the indentures or the debt securities of such series (except a registered holder of a series of debt securities may bring an action for payment of overdue principal, premium, if any, or interest on that series), unless:

•	the registered holder has given notice to the trustee of such series of a continuing Event of Default;

•	registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy;

•	such registered holder or holders have offered the trustee of such series security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

•	the trustee of such series has not complied with such request within 60 days of such request and offer; and

•	the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series an inconsistent direction during that 60-day period.

Defeasance, Discharge and Termination

Defeasance and Discharge

      Unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities, and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest), on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms, will provide money, or a combination thereof, in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of that indenture and those debt securities. Such a trust may only be established if, among other things,

(a) the issuer has delivered to the trustee either:

•	an opinion of counsel (who may not be an employee of ours) to the effect that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of that indenture; or

•	a ruling of the Internal Revenue Service to such effect; and

(b) no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound.

      “U.S. Government Obligations” are defined under the indentures as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

Defeasance of Covenants and Certain Events of Default

      In addition, unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, with respect to a series of debt securities issued under an indenture, the provisions of that indenture described under “— Covenants — Limitation on Liens,” above, and “— Covenants — Limitation on Sale/ Leaseback Transactions,” above, will no longer be in effect, clauses (c) (with respect to such covenants) and (d) under “— Events of Default,” above, shall be deemed not to be Events of Default under that indenture, and the provisions described herein under “— Ranking,” above, shall not apply, upon the deposit with the trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities when due in accordance with the terms of that indenture. Such a trust may only be established if, among other things, the provisions described in clause (b) of the immediately preceding paragraph have been satisfied and the issuer has delivered to the trustee an opinion of counsel (who may not be an employee of ours) to the effect that the registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance, and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

      In the event the issuer exercises its option not to comply, or to discharge the guarantor, if any, from compliance, with the covenants and certain other provisions of an indenture with respect to a series of debt securities as described in the immediately preceding paragraph, and that series of debt securities are declared due and payable because of the occurrence of an Event of Default that remains applicable, while the amount of money or U.S. Government Obligations on deposit with the trustee will be sufficient to pay principal of and interest on that series on the respective dates on which such amounts are due, they may not be sufficient to pay amounts due on that series at the time of the acceleration resulting from such Event of Default. However, the issuer and the guarantor, if any, shall remain liable for such payments.

Termination of Obligations in Certain Circumstances

      Unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except to the extent provided under “— Defeasance and Discharge,” above) if that series of debt securities mature within one year and the issuer deposits with the trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due in accordance with the terms of that indenture and the debt securities. Such a trust may only be established if, among other things,

•	no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit;

•	such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound; and

•	the issuer has delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

      Pursuant to this provision, the issuer is not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

Unclaimed Money

      Subject to any applicable abandoned property law, the indentures will provide that the trustee will pay to the issuer upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to the issuer, registered holders of debt securities entitled to such money must look to the issuer for payment as general creditors.

Concerning the Trustee and Paying Agent

      Wilmington Trust Company will initially act as Trustee and paying agent for the debt securities. Wilmington Trust Company currently acts as trustee under:

•	an indenture with Calpine and Calpine’s subsidiary, Calpine Capital Trust III, dated as of August 9, 2000;

•	an indenture with Calpine, dated as of August 10, 2000, as supplemented by the First Supplemental Indenture, dated as of September 28, 2000;

•	an indenture with Calpine, dated as of April 30, 2001;

•	three indentures with Calpine, dated as of July 16, 2003;

•	an indenture with Calpine, dated as of November 18, 2003, as amended and restated on March 12, 2004;

•	an indenture with Energy Finance, dated as of April 25, 2001, as amended and restated on October 16, 2001;

•	an indenture with Energy Finance II, dated as of October 18, 2001, as supplemented by the First Supplemental Indenture, dated as of October 18, 2001;

•	an indenture with Power Contract Financing L.L.C., a Calpine subsidiary, dated as of June 13, 2003;

•	an indenture with Power Contract Financing III, LLC, a Calpine subsidiary, dated as of June 2, 2004;

•	an indenture with Calpine Construction Finance Company, L.P. and CCFC Finance Corp., both Calpine subsidiaries, and each of Calpine Hermiston, LLC, CPN Hermiston, LLC and Hermiston Power Partnership, each a Calpine subsidiary, as guarantors, dated as of August 14, 2003, as supplemented by the Supplemental Indenture, dated as of September 18, 2003, the Second Supplemental Indenture, dated as of January 14, 2004, and the Third Supplemental Indenture, dated as of March 5, 2004;

•	an indenture with Gilroy Energy Center, LLC, a Calpine subsidiary, and Creed Energy Center, LLC and Goose Haven Energy Center, both Calpine subsidiaries, as guarantors, dated September 30, 2003; and

•	first priority, second priority and third priority indentures, each dated as of March 23, 2004, with Calpine Generating Company, LLC and CalGen Finance Corp, both Calpine subsidiaries.

      We may have in the future other relationships with Wilmington Trust Company.

      We will describe in the prospectus supplement any material business and other relationships (including additional trusteeships), other than the trusteeship under the indentures, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indentures, on the other hand.

      The holders of a majority in principal amount of the outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense and then only to the extent required by the terms of the indenture.

      The registered office of the trustee is Rodney Square North, 1100 North Market Street, Wilmington, Delaware.

Governing Law

      The laws of the State of New York will govern the indentures and each series of debt securities.

Book-Entry System

      Unless otherwise specified in the prospectus supplement, each series of debt securities will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary. Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of persons who have accounts with DTC. Each account initially will be designated by or on behalf of the underwriters, dealer or agents. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and transfers of their ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). DTC currently limits the maximum denomination of any single global note to $400,000,000.

      So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global notes for all purposes under the applicable indenture and the debt securities. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

      Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell debt securities to persons in states which require delivery of certificated notes or to pledge their debt securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

      DTC has advised us that it will take any action permitted to be taken by a holder of a series of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes relating to such series is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under a series of debt securities, DTC will exchange the global notes relating to such series for certificated notes which it will distribute to its participants.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to “indirect participants” such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

      If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, or if the issuer otherwise chooses to issue definitive debt securities, the issuer will issue certificated notes in exchange for the global notes. In either instance, an owner of a beneficial interest in a global note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons. The issuer will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of your debt securities, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Same-Day Settlement in Respect of Global Notes

      Global notes held by DTC will trade in DTC’s Same-Day Funds Settlement System until maturity and secondary market trading activity in the debt securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the debt securities.

DESCRIPTION OF PURCHASE CONTRACTS

      Calpine may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities issued by third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

      Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies.

      The purchase contracts may require Calpine to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a manner specified in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

      The applicable prospectus supplement will describe the terms of the purchase contracts, including the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts, and any other applicable documents or instruments relating to the purchase contracts. Any such purchase contract, and any other document or instrument relevant to a purchase contract, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering thereof. Material United States federal income tax considerations applicable to the purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

      We may issue units comprised of one or more shares of common stock, shares of preferred stock, debt securities, warrants, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, in any combination. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	certain material United States federal income tax considerations applicable to the units; and

•	the terms of any unit agreement governing the units.

      The description in the prospectus supplement will not necessarily be complete, and reference will be made to any unit, collateral or depositary agreements relating to the units. Any such agreements, and any other document or instrument relevant to the units, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering thereof.

DESCRIPTION OF WARRANTS

      The following is a general description of the warrants to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those securities warrants.

      Calpine may issue warrants for the purchase of Calpine’s common stock, preferred stock, debt securities, purchase contracts, units or any combination thereof, as well as other types of warrants. Energy Finance and Energy Finance II may each issue warrants for the purchase of their respective debt securities. For purposes of this section, references to the “issuer” are to Calpine, in the case of warrants issued by Calpine, to Energy Finance, in the case of warrants issued by Energy Finance, and to Energy Finance II, in the case of warrants issued by Energy Finance II.

      Warrants may be issued independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that the issuer will enter into with a bank or trust company that the issuer selects as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of the issuer in connection with the warrants and will not assume any obligation, or agency or trust relationship, with the holders of the warrants. The warrant agreements, including the forms of warrant certificates, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part. You should refer to the provisions of the warrant agreements for more specific information. Until you exercise your warrants, you will not have any rights as a holder of the underlying securities by virtue of your ownership of those warrants.

      The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The following is a general description of the trust preferred securities and related guarantee to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the trust preferred securities and guarantee offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those trust preferred securities.

      Each of Trust IV and Trust V may issue from time to time trust preferred securities representing undivided beneficial interests in the assets of the trust under its declaration of trust, as it may be amended and restated from time to time. Such trust preferred securities will be fully and unconditionally guaranteed by Calpine. Each trust will use the proceeds from the sale of its trust preferred securities to purchase debt securities from Calpine, which may be distributed to holders of the trust preferred and trust common securities either upon dissolution of the trust or upon the occurrence of events that will be described in the applicable prospectus supplement. When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Calpine will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of the trust of at least 3%.

      The following description of trust preferred securities and related guarantees is subject to the detailed provisions of the applicable declaration of trust (as it may be amended and restated from time to time) and guarantee. A copy of the applicable declaration of trust will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering of securities pursuant thereto. The form of the guarantee has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of a declaration of trust or guarantee, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the declaration of trust and the guarantee because they, and not this description, describe every detail of the terms of the trust preferred securities and related guarantees.

The Trust Preferred Securities

      The prospectus supplement relating to the issuance of trust preferred securities by a trust will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

•	any repurchase, redemption or exchange provisions;

•	any preference or subordination rights upon a default or liquidation of the trust;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      The administrative trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

      Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. Calpine will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

      The applicable prospectus supplement will also describe certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities.

The Trust Preferred Securities Guarantee

General

      Calpine will fully and unconditionally guarantee payments on the trust preferred securities of each of the trusts, as described in this section. The guarantee covers the following payments:

•	periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

•	payments on dissolution of the trust; and

•	payments on redemption of trust preferred securities of the trust.

      Wilmington Trust Company, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

      Selected provisions of the guarantee are summarized below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Calpine will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by a trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Calpine has made corresponding payments on the debt securities to the property trustee of the trust;

•	payments upon the dissolution of the trust equal to the lesser of: (a) the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and (b) the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

      Calpine will not be required to make these liquidation payments if:

•	the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

      Calpine may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing applicable trust to make the payment to them.

      Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT CALPINE HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF CALPINE DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE APPLICABLE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND CALPINE WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

      Calpine’s obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

     Covenants of Calpine

      In each guarantee, Calpine will agree that, as long as trust preferred securities issued by any trust are outstanding, it will:

•	remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

•	permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust; and

•	use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

     Amendments and Assignments

      Calpine and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, Calpine and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

      Calpine may assign its obligations under the guarantees only in connection with a consolidation, merger or asset sale involving Calpine that is permitted under the indenture governing the debt securities.

     Termination of the Guarantee

      A guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the applicable trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

•	full payment of the amounts payable upon liquidation of that trust.

      Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

     Status of the Guarantee

      Calpine’s obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of each guarantee with respect to Calpine’s capital stock and other liabilities, including other guarantees.

      Each guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

      Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Calpine to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      If the guarantee trustee fails to enforce the guarantee or Calpine fails to make a guarantee payment, you may institute a legal proceeding directly against Calpine to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

     Periodic Reports Under the Guarantee

      Calpine will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

     Duties of Guarantee Trustee

      The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantees do not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

     Governing Law

      New York law will govern the guarantees.

Relationship Among the Trust Preferred Securities, the Debt Securities and the Trust Preferred Securities Guarantee

      To the extent set forth in the guarantee and to the extent funds are available, Calpine will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the declaration of trust for each trust, the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the trust’s obligations under the trust securities.

     Sufficiency of Payments

      As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities of a trust because of the following factors:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	Calpine, as issuer of the debt securities, will pay, and the trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the trust (other than with respect to the trust securities); and

•	the declaration of trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

      Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

      The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder’s pro rata share. If a holder brings such a direct action, we will be entitled to that holder’s rights under the applicable declaration of trust to the extent of any payment made by us to that holder.

      If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

Limited Purpose of Trust

      The trust preferred securities evidence undivided beneficial ownership interests in the assets of the trust, and the trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the trust (or from us under the guarantee) only if and to the extent the trust has funds available for the payment of such distributions and other payments.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution of the trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the trust, subject to the rights of creditors of the trust, if any, the liquidation distribution in cash. Because Calpine is the guarantor under the guarantee and, as issuer of the debt securities, Calpine has agreed to pay for all costs, expenses and liabilities of the trust (other than the trust’s obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Calpine would be substantially the same.

Accounting Treatment Relating to Trust Securities

      The financial statements of any trust issuing securities will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Calpine-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Calpine debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the ownership and disposition of our common stock, preferred stock and debt securities and of the debt securities of Energy Finance and Energy Finance II offered hereunder. A summary of the material United States federal income tax consequences of the ownership and disposition of the other securities offered hereunder will be provided in the applicable prospectus supplement, as will any information that updates or changes the information provided below.

      Unless otherwise stated, this summary deals only with common stock, preferred stock or debt securities purchased for cash and held as capital assets by U.S. holders. As used herein, “U.S. holders” are any beneficial owners of the common stock, preferred stock or debt securities, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the common stock, preferred stock or debt securities, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of the common stock, preferred stock or debt securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the common stock, preferred stock or debt securities.

      This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss stock or debt securities held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) U.S. holders who are resident or who carry on a trade or business in Canada, (iii) certain U.S. expatriates or (iv) stockholders, partners or beneficiaries of a holder of the common stock, preferred stock or debt securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the common stock, preferred stock and debt securities.

      This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

      You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the ownership and disposition of the common stock, preferred stock or debt securities.

Taxation of Common Stock of Calpine

      This subsection describes certain of the material United States federal income tax consequences of owning and disposing of the common stock that Calpine may offer.

U.S. Holders of Common Stock

Distributions

      The amount of any distribution Calpine makes in respect of its common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of Calpine’s current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such stock as described below.

      In general, a dividend distribution to a corporate holder will qualify for the dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations (see “— Taxation of Preferred Stock — U.S. Holders of Preferred Stock — Dividends to Corporate Holders,” below).

      Dividends received by an individual taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer held the stock for more than 60 days during a specified period of time and certain other requirements are met. Dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.

Sale or Exchange of Common Stock

      Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder’s adjusted tax basis in the common stock. A holder’s basis in the common stock is generally equal to its initial purchase price. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder’s holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Common Stock

      The rules governing United States federal income taxation of a non-U.S. holder of common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the common stock, including any reporting requirements.

Distributions

      Distributions by Calpine with respect to common stock that are treated as dividends paid, as described above under “Distributions,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

      A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Common Stock

      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (iii) in the event that Calpine is characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under “Foreign Investment in Real Property Tax Act”).

      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of common stock are urged to consult their tax advisors as to the tax consequences of such disposition. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

      Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to those payments, if any. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to such payments if certain certification requirements are satisfied.

      United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the common stock satisfies certain certification requirements.

Foreign Investment in Real Property Tax Act

      Under the Foreign Investment in Real Property Tax Act, any person who acquires a “United States real property interest” (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A “United States real property interest” generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a “United States real property holding corporation.” We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as our common stock is regularly traded on an established securities market, an exemption should apply with respect to any non-U.S. holder whose beneficial and/or constructive ownership of common stock is 5% or less of the total fair market value of the common stock.

      Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of common stock may be required to inform its transferee whether such common stock constitutes a United States real property interest.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Taxation of Preferred Stock of Calpine

      This subsection describes certain of the material United States federal income tax consequences of owning and disposing of the preferred stock that Calpine may offer.

U.S. Holders of Preferred Stock

Distributions

      The amount of any distribution Calpine makes in respect of its preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property (including common stock) distributed. Generally, distributions will be treated as a dividend, to the extent of Calpine’s current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder’s tax basis in the preferred stock and thereafter as gain from the sale or exchange of such stock as described below.

Dividends to Individual Holders

      Dividends received by an individual taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer satisfies certain holding period and other requirements. Dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.

Dividends to Corporate Holders

      A dividend distribution to a corporate holder will generally qualify for the dividends-received deduction. In determining entitlement to the dividends-received deduction, corporate holders should also consider the provisions of Sections 246(c), 246A and 1059 of the Internal Revenue Code, as well as Treasury regulations and Internal Revenue Service rulings and administrative pronouncements relating to such provisions. Under current law, Section 246(c) of the Internal Revenue Code disallows the dividends-received deduction in its entirety if the holder does not satisfy the applicable holding period requirement for the dividend-paying stock for a period beginning before and ending after such holder becomes entitled to receive each dividend on the stock. Section 246(c)(4) of the Internal Revenue Code provides that a holder may not count toward this minimum holding period any period in which the holder (1) has an option to sell, is under a contractual obligation to sell, or has made (and not closed) a short sale of, substantially identical stock or securities, or (2) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Under certain circumstances, Section 1059 of the Internal Revenue Code (A) reduces the tax basis of stock by a portion of any “extraordinary dividends” that are eligible for the dividends-received deduction and (B) to the extent that the basis reduction would otherwise reduce the tax basis of the stock below zero, requires immediate recognition of gain, which is treated as gain from the sale or exchange of the stock. An “extraordinary dividend” includes any amount treated as a dividend with respect to a redemption that is not pro rata to all stockholders (or meets certain other requirements), without regard to either the relative amount of the dividend or the holder’s holding period for the stock. Section 246A of the Internal Revenue Code contains the “debt-financed” portfolio stock rules, under which the dividends-received deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in the stock.

Receipt of Common Stock Upon Conversion of the Preferred Stock

      If the preferred stock is convertible into common stock of Calpine, gain or loss will not be recognized by a holder upon the conversion of such preferred stock into common stock if no cash is received. A holder who receives cash in lieu of a fractional share of common stock will in general be treated as having received such fractional share and having exchanged it for cash in a redemption, which would be treated in the manner described under “Sale, Exchange or Redemption of Preferred Stock,” below. As discussed therein, a holder who cannot qualify for sale or exchange treatment under the rules applicable to redemptions will generally be taxable on the cash received in lieu of a fractional share as a distribution described in “— Distributions,” above.

      A holder’s tax basis in the common stock received upon conversion will generally be equal to the holder’s tax basis in the preferred stock less the tax basis allocated to any fractional share for which cash is received, and a holder’s holding period in the common stock received upon conversion generally will include the period during which the preferred stock was held by such holder.

Adjustments of Conversion Price in Respect of Preferred Stock

      If the preferred stock is convertible into common stock of Calpine, adjustments to the conversion price ratio to take into account a stock dividend or stock split generally will not be taxable. However, an adjustment to the conversion price ratio to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock (an “Adjustment”) may result in constructive distributions to the holders of the preferred stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of common stock which, if actually distributed to holders of preferred stock, would produce the same increase in the proportionate interests of such holders in the assets or earnings and profits of Calpine as that produced by the Adjustment. The distribution would be treated in the manner described above under “Distributions.”

Excessive Redemption Price of Preferred Stock

      Under Section 305 of the Internal Revenue Code and the applicable Treasury regulations, if preferred stock with a mandatory redemption date or preferred stock subject to certain redemption rights on the part of either Calpine or the holder of such stock has a redemption price that exceeds its issue price (i.e., its fair market value at its date of original issuance) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distribution described above under “Distributions.” A holder of such preferred stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield.

Accrued Dividends on the Preferred Stock

      The tax treatment of accrued dividends that are payable upon a redemption of the preferred stock will be addressed in the applicable prospectus supplement.

Sale, Exchange or Redemption of Preferred Stock

      Upon the sale or exchange of preferred stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder’s adjusted tax basis in the stock. A holder’s basis in the preferred stock is generally equal to its initial purchase price. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder’s holding period for the preferred stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

      Gain or loss recognized by a holder on a redemption of the preferred stock will be treated as a sale or exchange and therefore qualify for the treatment described above if certain requirements are satisfied. Generally, these requirements are satisfied if either (1) the holder’s interest in the stock of Calpine is completely terminated as a result of such redemption, (2) such holder’s percentage ownership of Calpine’s voting stock immediately after the redemption is less than 80% of such holder’s percentage ownership immediately before the redemption or (3) the redemption is “not essentially equivalent to a dividend.” The attribution rules of Section 318 of the Internal Revenue Code treat a person as owning stock owned by certain related parties or certain entities in which the person owns an interest and stock that a person could acquire through exercise of an option. For this purpose, an option would include any conversion right under the preferred stock. Whether a redemption is “not essentially equivalent to a dividend” depends on each holder’s facts and circumstances, but in any event requires a “meaningful reduction” in such holder’s equity interest in Calpine. A holder of the preferred stock who sells some or all of the stock of Calpine owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of stock of Calpine may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

      If none of the above requirements for sale or exchange treatment is satisfied, the entire amount of the cash (or property) received on a redemption will be treated as a distribution (without offset by the holder’s tax basis in the redeemed shares), which will be treated in the same manner as distributions described above under “Distributions.” In such case, the holder’s basis in the redeemed preferred stock would be transferred to the holder’s remaining shares of Calpine stock (if any). If the holder does not retain any shares of Calpine’s stock but dividend treatment arises because of the constructive ownership rules, such basis may be entirely lost to the holder. The Internal Revenue Service has issued proposed regulations that would change the treatment of the basis of redeemed stock when a distribution in redemption of such stock is characterized as a dividend. The regulations are proposed to be effective for transactions occurring after the date on which the proposed regulations are made final and are subject to change prior to their adoption in final form. Holders should consult their tax advisors regarding the potential effects of the regulations.

Other Preferred Stock

      Special tax rules may apply to certain types of preferred stock. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such preferred stock.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of dividends on the preferred stock and payments of the proceeds of the sale of the preferred stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Preferred Stock

      The rules governing United States federal income taxation of a non-U.S. holder of preferred stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the preferred stock, including any reporting requirements.

Distributions

      Distributions by Calpine with respect to the preferred stock that are treated as dividends paid (or deemed paid), as described above under “Distributions” and “Sale, Exchange or Redemption of Preferred Stock,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

      A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Receipt of Common Stock Upon Conversion of the Preferred Stock

      In general, no United States federal income tax or withholding tax will be imposed upon the conversion of preferred stock into common stock by a non-U.S. holder (except with respect to the non-U.S. holder’s receipt of cash in lieu of fractional shares where one of the conditions described below under “Sale, Exchange or Redemption of Preferred Stock” is satisfied).

Sale, Exchange or Redemption of Preferred Stock

      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of preferred stock unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (iii) in the event that Calpine is characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under “Foreign Investment in Real Property Tax Act”).

      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of preferred stock are urged to consult their tax advisors as to the tax consequences of such disposition. If a non-U.S. holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

      Gain or loss realized by a non-U.S. holder on a redemption of the preferred stock will be treated as a sale or exchange and qualify for the treatment described in this section if certain requirements are satisfied. For a description of these requirements, see “— U.S. Holders — Sale, Exchange or Redemption of Preferred Stock,” above. If such requirements are not satisfied, then the entire amount of the cash (or property) received on a redemption (without offset by the holder’s tax basis in the redeemed shares) will generally be treated in the same manner as distributions described above under “Distributions” and the holder’s basis in the redeemed preferred stock will be transferred to the holder’s remaining shares of our stock (if any). If the holder does not retain any shares of our stock but dividend treatment arises because of the constructive ownership rules described in “— U.S. Holders — Sale, Exchange or Redemption of Preferred Stock,” such basis may be entirely lost to the holder. The Internal Revenue Service has issued proposed regulations that would change the treatment of the basis of redeemed stock when a distribution in redemption of such stock is characterized as a dividend. The regulations are proposed to be effective for transactions occurring after the date on which the proposed regulations are made final and are subject to change prior to their adoption in final form. Holders should consult their tax advisors regarding the potential effects of the regulations.

Information Reporting and Backup Withholding Tax

      Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to those payments, if any. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to such payments if certain certification requirements are satisfied.

      United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of preferred stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the preferred stock satisfies certain certification requirements.

Foreign Investment in Real Property Tax Act

      Under the Foreign Investment in Real Property Tax Act, any person who acquires a “United States real property interest” (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A “United States real property interest” generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a “United States real property holding corporation.” We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as the preferred stock is regularly traded on an established securities market, an exemption should apply with respect to any non-U.S. holder whose beneficial and/or constructive ownership of preferred stock is 5% or less of the total fair market value of the preferred stock. In addition, if the preferred stock is not regularly traded on an established securities market, but our common stock continues to be so regularly traded, an exemption should apply if the fair market value of the non-U.S. holder’s interest in the preferred stock is 5% or less of the total fair market value of the common stock.

      Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of preferred stock may be required to inform its transferee whether such preferred stock constitutes a United States real property interest.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the preferred stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Taxation of Debt Securities of Calpine and Energy Finance

      This subsection describes certain of the material United States federal income tax consequences of owning and disposing of the debt securities offered by Calpine or Energy Finance, as the case may be. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.

U.S. Holders of Debt Securities

Interest Income

      Subject to the original issue discount rules described below, payments of interest on the debt securities (including, in the case of debt securities issued by Energy Finance, the amount of Canadian tax withheld, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

      A debt security will be treated as issued with original issue discount (“OID”) if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

      A debt security is not treated as issued with OID if the OID (i.e., the excess of the stated redemption price at maturity over the issue price) is de minimis. For this purpose the amount of OID is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) as stated principal payments are made.

      If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder’s general method of tax accounting. In particular, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security (“accrued OID”). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

Source of Income and Foreign Tax Credits With Respect to Debt Securities of Energy Finance

      If Canadian withholding taxes are imposed on payments on the debt securities issued by Energy Finance, the eligibility of a U.S. holder for a United States foreign tax credit with respect to such taxes may be limited because, for United States foreign tax credit purposes, such payments would constitute income from sources within the United States. Interest on the debt securities will generally constitute “passive income” for United States foreign tax credit purposes. Moreover, if such Canadian withholding taxes are imposed on interest payments at a rate that equals or exceeds 5%, such interest income would constitute “high withholding tax interest” for United States foreign tax credit purposes. A U.S. holder that does not claim a foreign tax credit may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes. For a discussion of the Canadian income tax considerations, see “Certain Canadian Federal Income Tax Considerations,” below.

Debt Securities Purchased at a Market Discount

      A holder will be considered to have purchased a debt security at a “market discount” if the holder’s adjusted basis in the debt security immediately after purchase is less than the debt security’s stated redemption price at maturity, or in the case of a debt security issued at a discount, its revised issue price (which has the same meaning as “adjusted issue price” as defined above). A debt security is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity or revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date. If the debt security has de minims market discount, a holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

      If a debt security is treated as having market discount, any gain recognized upon the receipt of any principal payment on, or upon the disposition of, the debt security will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the debt security that has not been previously included in income. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

      A holder will be considered to have purchased a debt security at a premium if the holder’s adjusted basis in the debt security immediately after the purchase (which does not include any amount paid in respect of accrued interest on the debt security) is greater than the amount payable on maturity. A holder may elect to treat such premium as “amortizable bond premium,” in which case the amount of interest required to be included in the holder’s income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder’s yield to maturity) to such year with a corresponding decrease in the holder’s tax basis in the debt security. Any election to amortize bond premium is applicable to all debt securities (other than tax-exempt debt securities) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

      A holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder’s adjusted tax basis in such debt security, except that ordinary income will be recognized to the extent that a portion of the amount realized is attributable to market discount or accrued interest not previously included in income. A holder’s adjusted tax basis in the debt security generally will be the initial purchase price paid therefor, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium and any payments previously received with respect to the debt security other than qualified stated interest. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder’s holding period for such debt security exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

      Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Debt Securities

      The rules governing United States federal income taxation of a non-U.S. holder of debt securities are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the debt securities, including any reporting requirements.

      This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of the issuer or a related party.

Interest Income

      Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a debt security by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of the issuer’s stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to the issuer or Calpine through stock ownership; (3) the non-U.S. holder is not a bank which acquired the debt security in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. If a non-U.S. holder holds the debt security through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale or Exchange of Debt Securities

      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a debt security unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States.

      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or other disposition of a debt security are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

      Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of interest paid to such holder and the tax withheld with respect to those payments, if any. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to such payments if the statement described in clause (4) under “Interest Income” above is duly provided by such holder, provided that the payor does not have actual knowledge or reason to know that the holder is a United States person.

      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of debt securities effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge that the payee is a United States person), unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the debt securities provides the statement described in clause (4) of “Interest Income” or otherwise establishes an exemption.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the debt securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Taxation of Debt Securities of Energy Finance II

      This subsection describes certain of the material United States federal income tax consequences of owning and disposing of the debt securities offered by Energy Finance II. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws, including the statements regarding the U.S.-Canada double taxation convention relating to income and capital gains (the “Tax Treaty”), assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.

U.S. Holders of Debt Securities

Interest Income

      Subject to the original issue discount rules described below, payments of interest on the debt securities (including the amount of Canadian tax withheld, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

      A debt security will be treated as issued with original issue discount (“OID”) if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

      A debt security is not treated as issued with OID if the OID (i.e., the excess of the stated redemption price at maturity over the issue price) is de minimis. For this purpose the amount of OID is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) as stated principal payments are made.

      If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder’s general method of tax accounting. In particular, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security (“accrued OID”). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

Source of Income and Foreign Tax Credits With Respect to Debt Securities of Energy Finance II

      If Canadian withholding taxes are imposed on payments on the debt securities issued by Energy Finance II, a U.S. holder may be eligible for a United States foreign tax credit with respect to such taxes. The interest payments will be foreign source income and will generally constitute “passive income” for foreign tax credit purposes. Moreover, if Canadian withholding taxes are imposed on the interest payments at a rate that equals or exceeds 5%, such interest income would constitute “high withholding tax interest” for United States foreign tax credit purposes. A U.S. holder who is entitled under the Tax Treaty to a refund of Canadian tax, if any, withheld on interest on the debt securities will not be entitled to claim a foreign tax credit with respect to such withheld tax. A U.S. holder that does not claim a foreign tax credit may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes. For a discussion of the Canadian income tax considerations, see “Certain Canadian Federal Income Tax Considerations,” below.

Debt Securities Purchased at a Market Discount

      A holder will be considered to have purchased a debt security at a “market discount” if the holder’s adjusted basis in the debt security immediately after purchase is less than the debt security’s stated redemption price at maturity, or in the case of a debt security issued at a discount, its revised issue price (which has the same meaning as “adjusted issue price” as defined above). A debt security is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity or revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date. If the debt security has de minims market discount, a holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

      If a debt security is treated as having market discount, any gain recognized upon the receipt of any principal payment on, or upon the disposition of, the debt security will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the debt security that has not been previously included in income. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

      A holder will be considered to have purchased the debt security at a premium if the holder’s adjusted basis in the debt security immediately after the purchase (which does not include any amount paid in respect of accrued interest on the debt security) is greater than the amount payable on maturity. A holder may elect to treat such premium as “amortizable bond premium,” in which case the amount of interest required to be included in the holder’s income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder’s yield to maturity) to such year with a corresponding decrease in the holder’s tax basis in the debt security. Any election to amortize bond premium is applicable to all debt securities (other than tax-exempt debt securities) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

      A holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder’s adjusted tax basis in such debt security, except that ordinary income will be recognized to the extent that a portion of the amount realized is attributable to market discount or accrued interest not previously included in income. A holder’s adjusted tax basis in the debt security generally will be the initial purchase price paid therefor, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium and any payments previously received with respect to the debt security other than qualified stated interest. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder’s holding period for such debt security exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

      Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements and backup withholding will not apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities if all actions necessary to effect such payments are completed outside the United States. If any such actions are effected within the United States or if payments are made by transfer to an account maintained by the payee in the United States or by mail to a United States address, information reporting and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the debt securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      The discussion below is intended to be a general description only of certain Canadian federal income tax considerations applicable to the ownership and disposition of debt securities of Energy Finance or Energy Finance II acquired pursuant to this offering, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Purchaser (as defined below). Accordingly, prospective Purchasers (as defined below) are urged to consult their own tax advisors with respect to the Canadian federal and provincial tax consequences of an investment in the debt securities.

      In the opinion of McCarthy Tétrault LLP, Canadian tax counsel to Energy Finance and Energy Finance II, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to a person (a “Purchaser”) who acquires beneficial ownership of debt securities of Energy Finance or Energy Finance II pursuant to this offering and who for purposes of the Tax Act, and at all relevant times, is not resident or deemed to be resident in Canada, deals at arm’s length with the issuer of the debt securities, and does not use or hold, and is not deemed to use or hold, the debt securities in carrying on business in Canada. For purposes of the Tax Act, related persons (as defined therein) are deemed not to deal at arm’s length, and it is a question of fact whether persons not related to each other deal at arm’s length.

      This summary is based on the current provisions of the Tax Act and the Regulations thereunder (the “Regulations”) in force on the date hereof, specific proposals (the “Tax Proposals”) to amend the Tax Act or the Regulations publicly announced by the Minister of Finance prior to the date hereof, and counsel’s understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the “CRA”). This summary is not exhaustive of all possible Canadian income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law or changes in the administrative and assessing practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada. No assurance can be given that the Tax Proposals will become law in their present form or at all.

      The summary assumes that no interest payable on the debt securities will be contingent or dependent on the use of or production from property in Canada or computed by reference to revenue, profit, cash flow, commodity price or any other similar criteria or by reference to dividends paid or payable to stockholders of any class of shares of the capital stock of a corporation.

      The payment of interest, premium, if any, and principal by Energy Finance or Energy Finance II on the debt securities of a particular series to such a Purchaser will be exempt from Canadian non-resident withholding tax under the Tax Act, provided that the terms of the debt securities of that particular series do not require the issuer thereof to repay more than 25% of the principal amount payable thereunder before the fifth anniversary of the date of issue of that particular series of debt securities. If the terms of the debt securities of a particular series do require the issuer to repay more than 25% of the principal amount thereof before the fifth anniversary of the date of issue thereof, or if a Purchaser thereof does not deal at arm’s length with the issuer, the payment of interest thereon will be subject to Canadian non-resident withholding tax under the Tax Act at a rate of 25% thereof (or, if applicable, such lower rate as is specified by a tax treaty between Canada and the Purchaser’s country of residence).

      No other tax on income (including capital gains) will be payable under the Tax Act in respect of the holding, repayment, redemption or disposition of the debt securities, or the receipt of interest, premium, if any, or principal thereon by a Purchaser, except that in certain circumstances a non-resident insurer carrying on business in Canada and elsewhere in respect of which the debt securities are designated insurance property for purposes of the Tax Act, may be subject to such taxes.

LEGAL MATTERS

      The validity of the securities offered hereby by Calpine, including the guarantees of Calpine issued in connection with the issuance of debt securities by Energy Finance and Energy Finance II and in connection with the issuance of the trust preferred securities by Trust IV and Trust V, will be passed upon for us by Covington & Burling, New York, New York. The validity of the debt securities and warrants of Energy Finance and Energy Finance II offered hereby will be passed upon for us by Covington & Burling, New York, New York and by Stewart McKelvey Stirling Scales, Halifax, Nova Scotia, Canada. The validity of the trust preferred securities to be issued by Trust IV and Trust V, the enforceability of the declarations of trust and the creation of Trust IV and Trust V will be passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware. Any underwriters will be represented by Latham & Watkins LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated financial statements of Calpine Corporation as of and for the year ended December 31, 2003, incorporated in this prospectus by reference to Calpine Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The 2002 and 2001 consolidated financial statements and related financial statement schedules of Calpine Corporation incorporated by reference from Calpine Corporation’s Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes emphasis relating to the adoption of new accounting standards in 2002 and 2001 and divestitures), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$600,000,000

Contingent Convertible

Notes due 2014

Deutsche Bank Securities

Sole Book-Running Manager

Prospectus Supplement dated September ●, 2004